Exhibit 10.2

TELEFLEX INCORPORATED
RETIREMENT INCOME PLAN
(As Amended and Restated Effective January 1, 2002)

ARTICLE I. DEFINITIONS	4

ARTICLE II. PARTICIPATION	23

2.1 Participation	23

2.2 Ineligible Employees	23

2.3 Time of Participation — Excluded Employees	24

2.4 Reemployed Individuals	24

ARTICLE III. AMOUNT OF RETIREMENT BENEFITS	25

3.1 Normal Retirement Benefits	25

3.2 Late Retirement Benefits	29

3.3 Early Retirement Benefit	29

3.4 Disability Retirement Benefit	30

3.5 Vested Deferred Retirement Benefit	31

3.6 Return of Accumulated Contributions	32

3.7 Restoration of Accrued Pension Benefit	32

3.8 Minimum Benefit	33

3.9 Medicare Part B Reimbursement	33

3.10 Transfer of Employment	34

3.11 Preservation of Accrued Benefit	34

ARTICLE IV. VESTING	35

4.1 Rate of Vesting — General Rule	35

4.2 Full Vesting in Accumulated Contributions	35

ARTICLE V. DEATH BENEFITS	36

5.1 Death of Vested Participant Before Annuity Starting Date	36

5.2 Amount and Time of Payment of Vested Terminated Participant’s Death Benefit	36

5.3 Death of Participant On or After Retirement Date	36

5.4 No Other Death Benefits	37

5.5 Military Death Benefits	37

ARTICLE VI. PAYMENT OF RETIREMENT BENEFITS	38

6.1 Annuity Payment Date	38

6.2 Normal Form of Retirement Benefit — Unmarried Salaried Participants	38

6.3 Normal Form of Retirement Benefit — Married Salaried Participants	38

6.4 Optional Forms of Retirement Benefit Payment	38

6.5 Special Optional Form of Retirement Benefit Payments for TRIP Plan Participants	39

6.6 Election of Benefits — Notice and Election Procedures	39

6.7 Payment of Small Benefits	41

6.8 Continued Employment After Normal Retirement Date; Reemployed Participants	42

6.9 Required Distributions — Code Section 401(a)(9)	43

6.10 Eligible Rollover Distributions	49

ARTICLE VII. CONTRIBUTIONS	52

7.1 Employer Contributions	52

7.2 Funding Policy	52

7.3 Determination of Contributions	52

7.4 Time of Payment of Employer Contributions	52

7.5 Return of Employer Contributions	52

7.6 Forfeitures	53

7.7 Irrevocability	53

7.8 Employee Contributions	53

7.9 Funding Notice	53

7.10 Funding-Based Limits on Benefits and Benefit Accruals	53

ARTICLE VIII. ADMINISTRATION	54

8.1 Fiduciary Responsibility	54

8.2 Appointment and Removal of Committee	54

8.3 Compensation and Expenses of Committee and Administrative Committee	54

8.4 Committee an Administrative Committee Procedures	54

8.5 Plan Interpretation	55

8.6 Fiduciary Duties	55

8.7 Consultants	55

8.8 Method of Handling Plan Funds	55

8.9 Delegation and Allocation of Responsibility	55

8.10 Other Committee, Administrative Committee and Benefits Group Powers and Duties	56

8.11 Records and Reports	57

8.12 Application and Forms for Benefits	57

8.13 Authorization of Benefit Payments	57

8.14 Unclaimed Accrued Benefit — Procedure	57

8.15 Individual Statement	58

8.16 Parties to Litigation	58

8.17 Use of Alternative Media	58

8.18 Personal Data to Benefits Group	58

8.19 Address for Notification	59

8.20 Notice of Change in Terms	59

8.21 Assignment or Alienation	59

8.22 Litigation Against the Plan	59

8.23 Information Available	59

8.24 Presenting Claims for Benefits	59

8.25 Claims Review Procedure	60

8.26 Disputed Benefits	61

8.27 Claims Involving Benefits Related to Disability	61

ARTICLE IX. EXCLUSIVE BENEFIT, AMENDMENT, TERMINATION AND MERGER	63

9.1 Exclusive Benefit	63

9.2 Amendment of the Plan	63

9.3 Amendment to Vesting Provisions	63

9.4 Merger/Direct Transfers and Elective Transfers	64

9.5 Termination of the Plan	65

9.6 Full Vesting on Termination	65

9.7 Partial Termination	65

9.8 Allocation of Assets Upon Termination of Trust Fund	66

9.9 Manner of Distribution	67

9.10 Overfunding	67

ARTICLE X. WITHDRAWAL OF PARTICIPATING EMPLOYER	68

10.1 Withdrawal	68

10.2 Notice of Withdrawal	68

10.3 Withdrawal at Request of Board of Directors	68

10.4 Continuation of Plan	68

ARTICLE XI. LIMITATIONS ON BENEFITS	69

11.1 Limitation on Annual Benefits	69

11.2 Benefit Limitations — Rules for Certain Highly Compensated Employees	86

ARTICLE XII. PROVISIONS RELATING TO TOP-HEAVY PLAN	87

12.1 Top-Heavy Requirement	87

12.2 Minimum Vesting Requirement	87

12.3 Minimum Benefit Requirement	88

12.4 Change in Top-Heavy Status	89

ARTICLE XIII. VETERANS’ REEMPLOYMENT RIGHTS	90

13.1 USERRA	90

13.2 Crediting Service	90

13.3 Compensation	90

13.4 Qualified Military Service	91

13.5 Earnings and Forfeitures	91

ARTICLE XIV. MISCELLANEOUS	92

14.1 Limited Purpose of Plan	92

14.2 Non-alienation	92

14.3 Facility of Payment	92

14.4 Effect of Return of Benefit Checks	92

14.5 Impossibility of Diversion	92

14.6 Unclaimed Benefits	93

14.7 Construction	93

14.8 Governing Law	93

14.9 Contingent Effectiveness of Plan Amendment and Restatement	93

APPENDIX A PARTICIPATING EMPLOYERS	A-1

APPENDIX B ACTUARIAL ASSUMPTIONS	B-1

APPENDIX C APPROPRIATE INTEGRATION LEVEL FOR PRE-1998 EMPLOYEES	C-1

APPENDIX D APPROPRIATE INTEGRATION LEVEL FOR PARTICIPANTS OTHER THAN PRE-1998 EMPLOYEES	D-1

APPENDIX E TELEFLEX INCORPORATED HOURLY EMPLOYEES’ PENSION PLAN	E-1

APPENDIX F RETIREMENT PLAN FOR SALARIED EMPLOYEES OF ARROW INTERNATIONAL, INC.	F-1

APPENDIX G RETIREMENT PLAN FOR HOURLY-RATED EMPLOYEES OF ARROW INTERNATIONAL, INC.	G-1

APPENDIX H RETIREMENT PLAN FOR HOURLY RATED EMPLOYEES AT THE BERKS COUNTY, PA LOCATIONS OF ARROW INTERNATIONAL, INC.	H-1

TELEFLEX INCORPORATED
RETIREMENT INCOME PLAN
(As Amended and Restated Effective January 1, 2002)
Teleflex Incorporated (the “Sponsor”) hereby amends and restates in its entirety the Teleflex Incorporated Retirement Income Plan, formerly known as the Teleflex Incorporated Salaried Employees’ Pension Plan (the “Plan”).
The Sponsor previously amended and restated the Teleflex Incorporated Hourly Employees’ Pension Plan and merged it with and into the Plan effective as of December 31, 2008. The Sponsor also previously merged the Retirement Plan for Hourly Rated Employees at the Berks County, PA Locations of Arrow International, Inc., the Retirement Plan for Salaried Employees of Arrow International, Inc., and the Retirement Plan for Hourly-Rated Employees of Arrow International, Inc. with and into the Plan effective as of August 31, 2008. Except as otherwise provided in an applicable Appendix or as required by applicable law, no additional benefits shall be accrued under the Plan after December 31, 2008.
It is intended that this Plan, as amended and restated effective January 1, 2002, together with the Trust Agreement, will comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), the requirements reflected in IRS Notice 2008-108 (the “2008 Cumulative List”), the Pension Protection Act of 2006, as subsequently amended by the Worker, Retiree, and Employer Recovery Act of 2008, the Heroes Earnings Assistance and Relief Tax Act of 2008, and the other applicable requirements of Section 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.
The provisions of this amended and restated Plan shall apply solely to an Employee who incurs a Severance from Employment with the Employer on or after the Effective Date. All former Employees, Participants who incurred a Severance from Employment or whose active participation in the Plan, the Teleflex Incorporated Hourly Employees’ Pension Plan, the Retirement Plan for Hourly Rated Employees at the Berks County, PA Locations of Arrow International, Inc., the Retirement Plan for Salaried Employees of Arrow International, Inc., or the Retirement Plan for Hourly-Rated Employees of Arrow International, Inc., as applicable, (collectively the “Plans”) ceased prior to January 1, 2002, their Spouses, Beneficiaries, and anyone else claiming through them, shall, except as otherwise expressly provided to the contrary herein or in any prior document for the Plans, have the amount of their Accrued Benefit, and their right, if any, to receive such benefit, determined pursuant to the terms and conditions of the Plans as in effect at the time of Severance from Employment or cessation of active participation. Further, if benefit payments commenced to any such individual prior to January 1, 2002, the time and manner of payment of such benefits shall, except as otherwise expressly provided to the contrary herein or in any prior document for the Plans, be determined pursuant to the terms and conditions of the Plans as in effect at the time benefits commenced.
All former employees and participants in a plan that is merged with and into the Plan (“Merged Plan”) whose employment or active participation in the Merged Plan terminated prior to the date of such plan’s merger into this Plan, their Spouses, Beneficiaries, and anyone else claiming through them shall, except as otherwise expressly provided to the contrary herein or in any prior Merged Plan document, have the amount of their Accrued Benefit, and their right, if any, to receive such benefit determined pursuant to the terms and conditions of the applicable Merged Plan as in effect at the time of Severance from Employment or cessation of active participation. If benefit payments commenced to any such individual prior to the date such plan merged with and into this Plan, the time and manner of payment of such benefits shall, except as otherwise expressly provided to the contrary herein or in any prior Merged Plan document, be determined pursuant to the terms and conditions of the applicable Merged Plan as in effect at the time benefits commenced.
BACKGROUND INFORMATION
The Teleflex Incorporated Salaried Employees’ Pension Plan was originally effective as of July 1, 1966. Effective as of January 1, 1998, the Teleflex Incorporated Retirement Income Plan was merged with and into the Plan and the name of the Plan was changed to the Teleflex Incorporated Retirement Income Plan. The Plan has been amended from time to time and was most recently amended and restated effective January 1, 2002 to comply with the requirements reflected in IRS Notice 2007-94 (the “2007 Cumulative List”). Prior to the amendment and restatement effective January 1, 2002, the Plan was last amended and restated effective January 1, 1998 to conform to the Internal Revenue Code of 1986, as amended by the General Agreement on Tariffs and Trade, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the IRS Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (collectively referred to as “GUST”). Following the amendment and restatement of the Plan to comply with GUST, the Plan was subsequently amended from time to time to be in good faith compliance with the changes made to the law by the EGTRRA, to conform to regulations and guidance issued by the Department of Labor (“DOL”) and Internal Revenue Service (“IRS”), to comply with changes made to the required interest rate assumption used for adjusting distribution calculations as provided in the Pension Funding Equity Act of 2004 (“PFEA”), and to reflect design and administrative changes, including an amendment whereby an Employee first hired by the Employer on or after January 1, 2006 may not become a Participant in the Plan or accrue benefits under the Plan.
The Sponsor established the Teleflex Incorporated Hourly Employees’ Pension Plan (“Hourly Employees’ Plan”) effective as of January 1, 1985. The Hourly Employees’ Plan was amended from time to time and was amended and restated effective as of June 30, 2001 to comply with GUST. Following the amendment and restatement of the Hourly Employees’ Plan to comply with GUST, the Hourly Employees’ Plan was subsequently amended from time to time to be in good faith compliance with the changes made to the law by EGTRRA, to conform to regulations and guidance issued by the DOL and IRS, to comply with changes made to the required interest rate assumption used for adjusting distribution calculations as provided in PFEA, and to reflect design and administrative changes, including an amendment whereby an Employee, other than an Employee who is a member of UAW Local 644 (Marine — Limerick, PA) and who is covered by a collective bargaining agreement between the Employer and UAW Local 644, first hired by the Employer on or after January 1, 2006 may not become a Participant in the Plan or accrue benefits under the Plan. The Hourly Employees’ Plan was also previously amended to provide that, an Employee who is a member of UAW Local 644 (Marine - Limerick, PA) and who is covered by a collective bargaining agreement between the Employer and UAW Local 644, that is first hired by the Employer on or after July 1, 2006 may not become a Participant in the Plan or accrue benefits under the Plan. The Hourly Employees’ Plan was merged with and into the Plan effective as of December 31, 2008.
Arrow International, Inc. (“Arrow”) adopted the Retirement Plan for Salaried Employees (“Arrow Salaried Plan”) effective as of September 1, 1978. The Arrow Salaried Plan was amended from time to time and was most recently amended and restated effective as of September 1, 2002 to comply with EGTRRA and the requirements reflected in IRS Notice 2005-101 (the “2005

Cumulative List”). The Arrow Salaried Plan was subsequently amended to comply with changes made to the required interest rate assumption used for adjusting distribution calculations as provided in PFEA, to revise the governance structure of the Plan (in a manner consistent with the Sponsor’s acquisition of Arrow on October 1, 2007), and to close participation so that no Employee whose initial date of hire is on or after October 1, 2007 is eligible to become a Participant in the Arrow Salaried Plan. The Arrow Salaried Plan was merged with and into the Plan effective as of August 31, 2008.
Arrow adopted the Retirement Plan for Hourly-Rated Employees of the North Carolina and New Jersey Plants of Arrow International, Inc. (“Arrow Hourly Plan”), effective as of September 1, 1976. Effective as of September 1, 1997, the name of the Arrow Hourly Plan was changed to the Retirement Plan for Hourly-Rated Employees of Arrow International, Inc. The Arrow Hourly Plan was amended from time to time and was most recently amended and restated effective as of September 1, 2002 to comply with EGTRRA and the 2005 Cumulative List. The Arrow Hourly Plan was subsequently amended to comply with changes made to the required interest rate assumption used for adjusting distribution calculations as provided in PFEA, to revise the governance structure of the Plan (in a manner consistent with the Sponsor’s acquisition of Arrow on October 1, 2007), and to close participation so that no Employee whose initial date of hire is on or after October 1, 2007 is eligible to become a Participant in the Arrow Hourly Plan. The Arrow Hourly Plan was merged with and into the Plan effective as of August 31, 2008.
Arrow adopted the Retirement Plan for Hourly Rated Employees of at the Berks County, PA Locations of Arrow International, Inc. (“Arrow Berks Plan”), effective as of September 1, 1975. The Arrow Berks Plan was amended from time to time and was most recently amended and restated effective as of September 1, 2002 to comply with EGTRRA and the 2005 Cumulative List. The Arrow Berks Plan was subsequently amended to comply with changes made to the required interest rate assumption used for adjusting distribution calculations as provided in PFEA, and to revise the governance structure of the Plan (in a manner consistent with the Sponsor’s acquisition of Arrow on October 1, 2007). The Arrow Berks Plan was merged with and into the Plan effective as of August 31, 2008.

ARTICLE I. DEFINITIONS.
The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:
     1.1 “Accrued Benefit” means:
          1.1.1 The accrued benefit of a Salaried Participant expressed in terms of a monthly single life annuity (or a single life annuity with payments guaranteed for five years for a Pre-1998 Employee) beginning at his Normal Retirement Date determined under Section 3.1, or his Late Retirement Date determined under Section 3.2, on the basis of the Participant’s Credited Service as a Participant to the date as of which the computation is made.
          1.1.2 The accrued benefit of an Hourly Participant is the retirement benefit that a Participant would receive at his Normal Retirement Date based on the benefit formula set forth in the applicable Schedule to Appendix E.
          1.1.3 The accrued benefit of an Arrow Salaried Participant as of any date is the amount of annual Benefit (as defined in Appendix F) earned to such date, payable as a single life annuity beginning at the Participant’s Normal Retirement Date (or immediately, if the Participant has passed his Normal Retirement Date), calculated in accordance with Section 5.1 of Appendix F.
          1.1.4 The accrued benefit of an Arrow Hourly Participant as of any date is the amount of annual Benefit (as defined in Appendix G) earned to such date, payable as a single life annuity beginning at the Participant’s Normal Retirement Date (or immediately, if the Participant has passed his Normal Retirement Date), calculated in accordance with Section 5.1 of Appendix G.
          1.1.5 The accrued benefit of an Arrow Berks Participant as of any date is the amount of annual Benefit earned to such date, payable as a single life annuity beginning at the Participant’s Normal Retirement Date (or immediately, if the Participant has passed his Normal Retirement Date), calculated in accordance with Section 5.1 of Appendix H.
For purposes of determining whether the Plan is a Top-Heavy Plan, the Accrued Benefit of a current Employee shall be determined as if he had a Severance from Employment on the Determination Date. The actuarial assumptions used to determine the present value of Accrued Benefits for the purpose of the Top-Heavy test shall be those set forth in Appendix B for Salaried Participants and those set forth in Appendix E, F, G, or H, as applicable, for other Participants.
Notwithstanding any provision of the Plan to the contrary, except as otherwise provided in an Appendix or as required by applicable law, no Participant shall accrue any additional benefit under the Plan after December 31, 2008.
     1.2 “Accumulated Contributions” means the sum of a Salaried Participant’s contributions made under the Plan before July 1, 1982, or repaid pursuant to Section 3.7, and interest credited thereon up to the date benefit payments begin under the Plan. The rates of interest credited upon such contributions shall be determined by the Committee, provided that the rate of interest shall not be less than 7%, compounded annually, for each Plan Year prior to January 1, 1988 and for each Plan Year thereafter, 120% of the Federal mid-term rate as in effect under Section 1274 of the Code for January of the relevant Plan Year, compounded annually.
     1.3 “Actuarial Definitions”
     1.3.1 “Actuarial Equivalent” or “Actuarially Equivalent”:
     1.3.1.1 For Salaried Participants, shall mean the equivalent actuarial value of the normal form of benefit for unmarried Participants, as described in Section 6.2, determined based upon the advice of the Plan’s enrolled actuary using the factors and assumptions listed in Appendix B, attached hereto and made a part hereof;
     1.3.1.2 For Hourly Participants, shall have the meaning set forth in Appendix E, attached hereto and made a part hereof;
     1.3.1.3 For Arrow Salaried Participants, shall have the meaning set forth in Appendix F, attached hereto and made a part hereof;
     1.3.1.4 For Arrow Hourly Participants, shall have the meaning set forth in Appendix G, attached hereto and made a part hereof; and
     1.3.1.5 For Arrow Berks Participants, shall have the meaning set forth in Appendix H, attached hereto and made a part hereof.
          1.3.2 For purposes of determining the amount of a Participant’s lump sum distribution or the present value of a Participant’s Accrued Benefit, the “Actuarial Equivalent” of such benefit shall be calculated using the “Applicable Interest Rate” and the “Applicable Mortality Table.”
     1.3.2.1 For Plan Years beginning on or after January 1, 2008, or the date determined by applying the rules of transition under Code Section 417(e) and Treasury Regulation Section 1.417(e)-1, the “Applicable Interest Rate” is the adjusted first, second and third segment rates applied under rules similar to the rules of Code Section 430(h)(2)(C) (determined without regard to the 24-month averaging provided under Code Section 430(h)(2)(D)(i)) for the November preceding the first day of the Plan Year in which the date of the distribution occurs or such other time as the Secretary of the Treasury may by regulations prescribe. The use of the segment rates as the Applicable Interest Rate shall be phased in over five years in accordance with Code Section 417(e)(3)(D)(ii). Effective January 1, 2000 and prior to January 1, 2008, or the date determined by applying the rules of transition under Code Section 417(e) and Treasury Regulation Section 1.417(e)-1, the “Applicable Interest Rate” shall be the average annual rate of interest on 30-year Treasury securities as specified by the Internal Revenue Service determined each Plan Year using the interest rate in effect for the November of the Plan Year immediately preceding the first day of the Plan Year.
     1.3.2.2 For Plan Years beginning on or after January 1, 2008, the “Applicable Mortality Table” shall be the applicable Code Section 417(e)(3) mortality table. For Plan Years beginning prior to January 1, 2008, the

“Applicable Mortality Table” shall be the mortality table prescribed by the Internal Revenue Service, which shall be based on the prevailing commissioner’s standard table (described in Code §807(d)((5)(A)) used to determine reserves for group annuity contracts issued on the date as of which a present value is determined (without regard to any other subparagraph of Code §807(d)(5)) as specified by the Internal Revenue Service. For distributions with an Annuity Starting Date on or after December 31, 2002, such “Applicable Mortality Table” is the mortality table prescribed in IRS Revenue Ruling 2001-62 (commonly known as the “94 GAR” table). For distributions with an Annuity Starting Date prior to such date, the “Applicable Mortality Table” is the mortality table prescribed in IRS Revenue Ruling 95-6 (commonly known as “83 GAM” table).
     1.4 “Administrative Committee” means, effective January 1, 2008, the Financial Benefit Plans Committee or such other committee appointed by the Committee or the Board of Directors to oversee the administration of the Plan in accordance with its authority under the benefit plan governance structure approved by the Compensation Committee of the Board of Directors, as amended from time to time, or any successor thereto. The Vice President, Global Human Resources (effective May 1, 2009; prior to May 1, 2009, Vice President of Human Resource Operations) and employees of the Corporate Benefits Department of the Sponsor (collectively the “Benefits Group”) have been appointed to assist in the day-to-day administration of the Plan in accordance with their authority under the benefit plan governance structure approved by the Compensation Committee of the Board of Directors, as amended from time to time.
     1.5 “Aggregation Group” means:
     1.5.1 A Required Aggregation Group, or
     1.5.2 A Permissive Aggregation Group.
     1.6 “Annuity Starting Date” means for:
          1.6.1 A Salaried Participant electing an Early, Normal, Late or Disability Retirement Benefit, the first day of the first month for which the retiring Salaried Participant receives an annuity payment,
          1.6.2 The surviving Spouse or other Beneficiary of a deceased Salaried Participant who died having met the requirements for an Early, Normal, Late or Disability Retirement Benefit but who had not reached his Annuity Starting Date, the first day of the month following the date of the Salaried Participant’s death, or
          1.6.3 The surviving Spouse of a deceased Salaried Participant who died before having reached his “Earliest Retirement Age,” as defined under Section 417 of the Code, but who had a vested interest in his Accrued Benefit under Section 4.1, the Salaried Participant’s Earliest Retirement Age.
          The Annuity Starting Date for a Participant other than a Salaried Participant shall have the meaning set forth in the Appendix applicable to the Participant.
          1.7 “Arrow Berks Participant” means a Participant, as defined in Appendix H, who was a Participant in the Retirement Plan for Hourly Rated Employees at the Berks County, PA

Locations of Arrow International, Inc. (“Arrow Berks Plan”) prior to the merger of the Arrow Berks Plan with and into the Plan effective as of August 31, 2008 and/or who is eligible to participate in the Plan pursuant to Appendix H hereto. The Plan benefit to which an Arrow Berks Participant is entitled shall be determined in accordance with the Plan and Appendix H hereto. An individual who is an Arrow Berks Participant and who ceases to be an Employee shall nonetheless remain an Arrow Berks Participant for purposes of benefit payments only, until all amounts due him from the Plan have been paid.
     1.8 “Arrow Hourly Participant” means a Participant who was a Participant in the Retirement Plan for Hourly-Rated Employees of Arrow International, Inc. (“Arrow Hourly Plan”) prior to the merger of the Arrow Hourly Plan with and into the Plan effective as of August 31, 2008 and/or who is eligible to participate in the Plan pursuant to Appendix G hereto. The Plan benefit to which an Arrow Hourly Participant is entitled shall be determined in accordance with the Plan and Appendix G hereto. An individual who is an Arrow Hourly Participant and who ceases to be an Employee shall nonetheless remain a Arrow Hourly Participant for purposes of benefit payments only, until all amounts due him from the Plan have been paid. Notwithstanding any other provision of the Plan to the contrary, no Employee whose initial date of hire by a Participating Company described in Appendix G hereto is on or after October 1, 2007, may become an Arrow Hourly Participant or accrue benefits under the Arrow Hourly Plan or Plan.
     1.9 “Arrow Salaried Participant” means a Participant who was a participant in the Retirement Plan for Salaried Employees of Arrow International, Inc. (“Arrow Salaried Plan”) prior to the merger of the Arrow Salaried with and into the Plan effective as of August 31, 2008 and/or who is eligible to participate in the Plan pursuant to Appendix F hereto. The Plan benefit to which an Arrow Salaried Participant is entitled shall be determined in accordance with the Plan and Appendix F. hereto. An individual who is an Arrow Salaried Participant and who ceases to be an Employee shall nonetheless remain a Arrow Salaried Participant for purposes of benefit payments only, until all amounts due him from the Plan have been paid. Notwithstanding any other provision of the Plan to the contrary, no Employee whose initial date of hire by a Participating Company described in Appendix F hereto is on or after October 1, 2007, may become an Arrow Salaried Participant or accrue benefits under the Arrow Salaried Plan or Plan.
     1.10 “Average Monthly Compensation” means the Monthly Compensation of a Salaried Participant who participated in the TRIP Plan before its merger into the Plan, averaged over the 60 consecutive months that produce the highest average during the 120 month period, or the number of months as an Employee if less than 120, ending prior to the Salaried Participant’s retirement date, date of Severance from Employment, date of death, or December 31, 2008, whichever is applicable. As used in this Section 1.10, “Monthly Compensation” means the Compensation (determined under Section 1.16.1.1) paid to a Salaried Participant in a Plan Year for services rendered to the Employer divided by the number of full months that the Salaried Participant was employed during the Plan Year by the Employer, subject to the limits of Code Section 401(a)(17).
Subject to Article XIII, a Salaried Participant on an approved leave of absence shall be deemed to have received remuneration during his period of absence equal to his basic rate of pay in effect immediately prior to such absence.

     1.11 “Beneficiary” means:
          1.11.1 The Participant’s Spouse,
          1.11.2 The person, persons or trust designated by the Participant, with the consent of the Participant’s Spouse if the Participant is married, as direct or contingent beneficiary in a manner prescribed by the Benefits Group, or
          1.11.3 If the Participant has no Spouse and has made no effective Beneficiary designation:
     1.11.3.1 The Participant’s estate; and
     1.11.3.2 Prior to January 1, 2009, an Hourly Participant’s children, parents, brothers or sisters, in that order, and, if none, the Hourly Participant’s estate.
A married Participant may designate a person, persons or trust other than his Spouse as Beneficiary, provided that such Spouse consents in writing in a manner prescribed by the Administrative Committee. The Spouse’s consent must be witnessed by a notary public or Administrative Committee representative and must be limited to and acknowledge the specific non-Spouse Beneficiary(ies) (including any class of Beneficiaries) designated by the Participant. If the Participant wishes to subsequently change Beneficiary(ies), the consent of the Spouse must be obtained again. Spousal consent shall not be required if the Participant establishes to the satisfaction of the Administrative Committee that the consent cannot be obtained because the Spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe by regulations. A subsequent Spouse of a Participant shall not be bound by a consent executed by any previous Spouse of the Participant.
Any prior designation of a Beneficiary shall be revocable at the election of the Participant at any time in the manner and form prescribed by the Administrative Committee until the payment commencement date. The number of revocations shall not be limited. If more than one Beneficiary is designated by the Participant, such Beneficiaries who survive the Participant shall share equally in any death benefit unless the Participant indicates to the contrary, in writing. If a Beneficiary predeceases the Participant, such deceased Beneficiary shall not share in any death benefit and those Beneficiaries who survive the Participant shall share in any death benefit equally, or, if different, in the proportions designated by the Participant. A Beneficiary’s right to information or data concerning the Plan does not arise until the Beneficiary first becomes entitled to receive a benefit under the Plan.
The entry of a decree of divorce shall not automatically revoke a prior written election of a Participant naming such divorced Spouse as a Beneficiary. Except as provided to the contrary under a qualified domestic relations order: (i) a Participant may, subsequent to a divorce, designate someone other than his former Spouse as Beneficiary; and (ii) if a divorced Participant remarries, the new Spouse shall have all of the rights of a Spouse as set forth herein and any prior written Beneficiary designation by the Participant shall be automatically revoked and subject to the rights of the subsequent Spouse. If an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), should die before payment of the benefit assigned to the alternate payee occurs, the portion of the Accrued Benefit assigned to the alternate payee shall revert to the Participant unless the qualified domestic relations order permits the alternate payee to designate a Beneficiary and a Beneficiary has in fact been designated to whom the benefit may be paid.
     1.12 “Board of Directors” means the Board of Directors of the Sponsor. Effective January 1, 2008, “Board of Directors” means the Board of Directors of the Sponsor or any committee thereof.
     1.13 “Break-in-Service” means, with respect to Salaried Participants:
          1.13.1 For the purpose of Article II, relating to eligibility to participate in the Plan, a 12 consecutive month period, measured from the date an Employee is first credited with an Hour of Service or any anniversary thereof (or his reemployment commencement date or any anniversary thereof), within which the Employee is not credited with more than 500 Hours of Service; and
          1.13.2 For the purpose of Article IV, relating to vesting, a Plan Year within which an individual is not credited with more than 500 Hours of Service; provided that any Break-in-Service occurring during the July 1, 1997 to December 31, 1997 Plan Year shall be disregarded.
“Break-in-Service” with respect to a Participant other than a Salaried Participant shall have the meaning set forth in Appendix E, F, G, or H, as applicable to that Participant.
     1.14 “Code” means the Internal Revenue Code of 1986, as amended.
     1.15 “Committee” means the Committee appointed to administer the Plan. Effective January 1, 2008, the Committee is the Teleflex Incorporated Benefits Policy Committee or any successor thereto. Effective January 1, 2008, the Committee shall be the Plan Administrator and Named Fiduciary of the Plan. Prior to January 1, 2008, the Sponsor shall be the Plan Administrator and Named Fiduciary of the Plan.
     1.16 “Compensation”
          1.16.1 General Rule.
     1.16.1.1 Salaried Participants. Compensation means, except as otherwise provided in this Section 1.16.1.1, remuneration paid to a Salaried Participant for services rendered to the Employer. Such remuneration shall include regular or base pay, bonuses, commissions, overtime pay, shift differentials, double-time pay, adjustments, amounts paid for time missed due to holidays, vacations, personal days, jury duty, sick leave and funeral leave, short-term disability pay, payments made as a result of opting out of medical coverage, amounts deferred under a nonqualified deferred compensation plan, and “Elective Contributions” made by the Employer on the Salaried Participant’s behalf. Elective Contributions are amounts excludible from the Salaried Participant’s gross income under Code Section 402(e)(3) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan), Code Section 403(b) (relating to a tax-sheltered annuity), and Code Section 132(f)(4) (relating to a qualified transportation fringe benefit plan). Effective January 1, 2009, if Salaried Participants’ Compensation under the Plan was not frozen effective for Plan Years beginning after 2008, Compensation would also include any differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer, as required by Code Section 414(u)(12), as amended by the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”). Compensation does not include employer contributions to benefit plans, fringe benefits, severance pay, expense reimbursements, tuition reimbursements, relocation expenses, the taxable portion of life insurance coverage, car allowances, personal use of employer aircraft, income recognized on the exercise of a stock option or the vesting of a restricted stock award, payments received while an Employee from a nonqualified deferred compensation plan and any other special pay arrangements.
For Plan Years beginning on and after January 1, 2002, amounts referenced under Code Section 125 include any amounts not available to a Salaried Participant in cash in lieu of group health coverage because the Salaried Participant is unable to certify that he has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Employer does not request or collect information regarding the Salaried Participant’s other health coverage as part of the enrollment process for the health plan. For any self-employed individual Compensation shall mean earned income, as defined in Code Section 401(c)(2).
For Plan Years beginning on and after January 1, 2008, Compensation shall include Post-Severance Compensation paid by the later of: (i) two and one-half (2 1/2) months (or such other period as extended by subsequent Treasury Regulations or other published guidance) after Severance from Employment with the Employer; or (ii) the end of the Plan Year that includes the date of the Salaried Participant’s Severance from Employment with the Employer. “Post-Severance Compensation” means payments that would have been included in the definition of Compensation if they were paid prior to the Salaried Participant’s Severance from Employment and the payments are: (a) regular Compensation for services during the Salaried Participant’s regular working hours, Compensation for services outside the Salaried Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, if the payments would have been paid to the Salaried Participant if the Salaried Participant had continued in employment with the Employer; (b) for accrued bona fide sick, vacation or other leave, but only if the Salaried Participant would have been able to use the leave if employment had continued; or (c) received by a Salaried Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Salaried Participant at the same time if the Salaried Participant had continued in employment with the Employer and only to the extent the payment is includible in the Salaried Participant’s gross income. Any payments not described in the preceding sentence are not considered Post-Severance Compensation if paid after Severance from Employment, except for payments (1) to an individual who does not currently perform services for the Employer by reason of Qualified Military Service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer; or (2) to any Participant who is permanently and totally disabled for a fixed or determinable period, as determined by the Administrative Committee. For purposes of this Section 1.16.1.1, “permanently and totally disabled” means that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Back pay, within the meaning of Treasury Regulations Section 1.415(c)-2(g)(8), shall be treated as Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents an amount that would otherwise be Compensation.
Salaried Participants’ Compensation for Plan purposes is frozen for Plan Years beginning after December 31, 2008.
     1.16.1.2 Hourly Participants. Compensation means Limitation Compensation, as defined in Appendix E.
     1.16.1.3 Arrow Salaried Participants. Compensation means Average Annual Compensation, as defined in Appendix F.
     1.16.1.4 Arrow Hourly Participants. Compensation means Average Annual Compensation, as defined in Appendix G.
     1.16.1.5 Arrow Berks Participants. Compensation means Average Annual Compensation, as defined in Appendix H.
          1.16.2 Compensation Limitation. In addition to other applicable limits set forth in the Plan, the annual Compensation of each Employee taken into account in determining benefit accruals under the Plan shall not exceed the “Compensation Limitation.” The Compensation Limitation for Plan Years beginning after December 31, 2001 is $200,000 and the Compensation Limitation for Plan Years beginning after December 31, 2008 is $245,000. The Compensation Limitation shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for any period, not exceeding 12 months, over which Compensation is determined (the “Determination Period”) that begins with or within such calendar year. If a Determination Period consists of fewer than 12 months, the Compensation Limitation will be multiplied by a fraction, the numerator of which is the number of months in the Determination Period and the denominator of which is 12. If Compensation in any prior Determination Period is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Compensation for that prior Determination Period is subject to the Compensation Limit in effect for that prior Determination Period. Any increase in the Compensation Limit shall not apply to former Employees.
     1.17 “Continuous Service” means, with respect to Salaried Participants:
          1.17.1 For periods ending before July 1, 1982, a period of employment that was Continuous Service under the terms of the Plan as in effect before July 1, 1982; and
          1.17.2 For periods beginning on or after July 1, 1982, a period of employment with the Employer beginning on the first day of the month in which his date of hire occurs and ending on the date of his Break-in-Service.

          1.17.3 The following rules shall also apply in determining a Salaried Participant’s Continuous Service for all purposes under the Plan, unless indicated otherwise:
     1.17.3.1 If an Employee quits, retires, is discharged, or is placed on permanent layoff, and within 12 months thereafter returns to service and is credited with an Hour of Service, his Continuous Service shall be computed as though his service had not been severed;
     1.17.3.2 If an Employee is absent from service and while so absent quits, retires, is discharged, or is placed on permanent layoff, and within 12 months after the first date upon which he is absent from service, returns to service and is credited with an Hour of Service, his Continuous Service shall be computed as though his service had not been severed;
     1.17.3.3 All of an Employee’s nonsuccessive periods of service, including the period of service after a Break-in-Service if the Salaried Participant was vested in his Accrued Benefit or if the Salaried Participant has not incurred five or more consecutive Breaks in Service, shall be aggregated, and less than full years of service (whether or not consecutive) shall also be aggregated;
     1.17.3.4 An Employee reemployed by the Employer in accordance with Chapter 43 of Title 38 of the United States Code, shall be treated as though he had been actively performing services for the Employer during such Employee’s period of Qualified Military Service (as defined in Section 414(u) (5) of the Code);
     1.17.3.5 For purposes of determining whether or not an Employee is eligible to participate in the Plan, and whether or not benefits under the Plan are vested, years of Continuous Service shall include periods as a Leased Employee, including the one-year period on the basis of which the individual is deemed to be a Leased Employee; and
     1.17.3.6 A Participant shall be not credited with any additional years of Continuous Service after December 31, 2008; provided, however, that, if a Participant experiences a Severance from Employment pursuant to the 2009 Voluntary Early Retirement Plan, the Participant shall be credited with two (2) additional years of Continuous Service.
     1.18 “Covered Compensation” means, with respect to any Salaried Participant, the average (without indexing) of the contribution and benefit bases in effect under Section 230 of the Social Security Act for each calendar year in the 35-year period ending with the calendar year in which the Salaried Participant reaches his Social Security Retirement Age. In determining a Salaried Participant’s Covered Compensation for any Plan Year, the contribution and benefit bases in effect at the beginning of such Plan Year shall be assumed to continue in effect for all subsequent Plan Years.
     1.19 “Credited Service” means, with respect to Salaried Participants:
          1.19.1 For periods ending before July 1, 1982, a period of employment that was a period of Credited Service under the terms of the Plan as in effect before July 1, 1982; and

          1.19.2 For periods beginning on or after July 1, 1982, the period of an Employee’s Continuous Service measured from the date he begins to participate in the Plan; provided that Credited Service shall not include periods of Continuous Service credited under Sections 1.17.3.1 and 1.17.3.2 for a period of time when a Participant was on a layoff.
          1.19.3 Except as provided otherwise in Section 3.1.6, a Salaried Participant’s Credited Service under the TRIP Plan through December 31, 1997 shall count as Credited Service under this Plan.
          1.19.4 Notwithstanding any provision of the Plan to the contrary, the following individuals shall receive no additional Credited Service for benefit accrual purposes for any period of employment after January 31, 2004, provided that service for periods of employment after such date shall continue to be credited for eligibility and vesting purposes:
     1.19.4.1 Employees of Weck Surgical employed at Research Triangle Park, North Carolina;
     1.19.4.2 Salaried Exempt and Salaried Non-Exempt Employees of TFX Medical employed at Jaffrey, New Hampshire; and
     1.19.4.3 Sales Representatives of Pilling Surgical employed at Horsham, Pennsylvania who were hired on or after December 23, 1993 and before March 28, 1997.
          1.19.5 Notwithstanding any provision of the Plan to the contrary, except as otherwise provided in Section 1.17.3.6, no Participant shall receive additional Credited Service for benefit accrual purposes for any period of employment after December 31, 2008.
     1.20 “Defined Benefit Plan” means any employee pension plan maintained by the Employer that is qualified under Section 401(a) of the Code and is not a Defined Contribution Plan.
     1.21 “Defined Contribution Plan” means an employee pension plan maintained by the Employer that is qualified under Section 401(a) of the Code and provides for an individual account for each Participant and for benefits based solely on the amount contributed to the Participant’s account, and any income, expenses, gains and losses, and any forfeitures from accounts of other Participants that may be allocated to such Participant’s account.
     1.22 “Determination Date” means:
          1.22.1 If the Plan is not included in an Aggregation Group, the last day of the preceding Plan Year; or
          1.22.2 If the Plan is included in an Aggregation Group, the Determination Date as determined under Section 1.22.1 that falls within the same calendar year of each other plan included in such Aggregation Group.
     1.23 “Early Retirement Date” means the last day of any month coincident with or following a Salaried Participant’s reaching age 60, but not age 65, and after he has been credited with 10 years of Continuous Service. If a Salaried Participant experiences a Severance from Employment pursuant to the 2009 Voluntary Early Retirement Plan, the Participant shall be credited with two (2) additional years of age and the requirement that the Salaried Participant be credited with 10 years of Continuous Service in order to reach an Early Retirement Date is not applicable. The Early Retirement Date, if applicable, for an Hourly Participant, Arrow Salaried Participant, Arrow Hourly Participant, or an Arrow Berks Participant is set forth in Appendix E, F, G, or H hereto, respectively.
     1.24 “Effective Date” means January 1, 2002, except where otherwise provided herein or as required by applicable legislation. The original effective date of the Plan was July 1, 1966. With respect to any Participating Employer adopting the Plan after the Effective Date, the Effective Date shall be the date of adoption unless another date is specified.
     1.25 “Employee” means, except as otherwise defined in an Appendix hereto:
          1.25.1 An individual who is employed by the Employer and whose earnings are reported on a Form W-2;
          1.25.2 An individual who is not employed by an Employer but is required to be treated as a Leased Employee (as defined in Section 2.2.5); provided that if the total number of Leased Employees constitutes 20% or less of the Employer’s non-highly compensated work force, within the meaning of Section 414(a)(5)(c)(ii) of the Code, the term “Employee” shall not include those Leased Employees covered by a “safe harbor” plan described in Section 414(n)(5)(i) of the Code; and
          1.25.3 When required by context under Section 1.32 for purposes of crediting Hours of Service, a former Employee.
The term “Employee” shall not include any individual providing services to an Employer as an independent contractor. An individual excluded from participation by reason of independent contractor or Leased Employee status, if determined by the Employer, a court, a governmental agency, or in accordance with law to be a common law employee of the Employer, shall be recharacterized as an Employee under the Plan as of the date of such determination, unless an earlier date is necessary to preserve the tax qualified status of the Plan. Notwithstanding such general recharacterization, such person shall not be considered an eligible Employee for purposes of Plan participation, except and to the extent necessary to preserve the tax qualified status of the Plan.
Effective January 1, 2009, to the extent the Plan is not frozen, any individual in Qualified Military Service (as defined in Code Section 414(u)) who is receiving differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer shall be treated as an “Employee” of the Employer solely for purposes of providing contributions, benefits and service credit with respect to such Qualified Military Service, as applicable. Notwithstanding the foregoing, except as otherwise provided in an applicable Appendix or required by applicable law, nothing in this provision shall be interpreted to require any benefit accruals under this Plan after December 31, 2008.
     1.26 “Employer” means the Sponsor and Participating Employers. If the Employer is a member of a group of Related Employers, the term “Employer” includes the Related Employers for purposes of crediting Hours of Service, applying the participation test of Code Section 401(a)(26) and the coverage test of Code Section 410(b), determining Years of Service and Breaks in Service, applying the limitations of Section 11.1, applying the Top Heavy rules of Article XII, the definitions of Employee, Highly Compensated Employee, and Leased Employee,

and for any other purpose as required by the Code or by the Plan. However, only the Sponsor and Participating Employers may contribute to the Plan and only eligible Employees employed by the Sponsor or a Participating Employer are eligible to participate in this Plan. Unless otherwise provided, service with a Related Employer prior to the date that it either adopted the Plan or became a Related Employer shall not be counted for any purpose under the Plan.
     1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.28 “Five-Percent Owner” means any Employee who owns (or is considered as owning within the meaning of Section 318 of the Code) more than 5% of the outstanding stock of the Employer, or stock possessing more than 5% of the total combined voting power of all stock of any Employer. For purposes of this Section 1.28, Section 318(a)(2)(C) of the Code shall be applied by substituting “5%” for “50%” each time it appears therein.
     1.29 “Former Key Employee” means an Employee who is a Non-Key Employee with respect to the Plan for the Plan Year if such Employee was a Key Employee with respect to the Plan for any prior Plan Year.
     1.30 “Fund” means the assets and all income, gains and losses thereon held by the Trustee under the trust agreement for the exclusive benefit of Participants, their surviving Spouses, and their Beneficiaries.
     1.31 “Highly Compensated Employee” means any Employee who:
          1.31.1 Was a Five-Percent Owner at any time during the Plan Year or the preceding Plan Year; or
          1.31.2 For the preceding Plan Year:
     1.31.2.1 Received more than $85,000 ($110,000 for the Plan Year beginning January 1, 2009) in Compensation from the Employer (or such higher amount as adjusted pursuant to Code Section 414(q)(1)); and
     1.31.2.2 If the Employer elects, was in the top-paid group of employees (within the meaning of Code Section 414(q)(4)) for such preceding year.
Highly Compensated Employees also include highly compensated former Employees. A highly compensated former Employee includes any Employee who has had a Severance from Employment (or was deemed to have a Severance from Employment) prior to the current or preceding Plan Year, performs no Service for the Employer during such Plan Year, and was a highly compensated active Employee for either the severance year or any Plan Year ending on or after the Employee’s 55th birthday in accordance with the rules for determining Highly Compensated Employee status in effect for that determination year and in accordance with applicable Treasury Regulations and IRS Notice 97-45.
For purposes of this Section, “Compensation” means Compensation as defined in Section 11.1.1.2, and Related Employers shall be treated as a single employer with the Employer. The determination of who is Highly Compensated shall be made in accordance with Code Section 414(q) and the Treasury Regulations promulgated thereunder.

     1.32 “Hour of Service” means, except as otherwise set forth in an Appendix hereto, with respect to employment with the Employer:
          1.32.1 Each hour for which the Employer, either directly or indirectly, pays an Employee, or for which the Employee is entitled to payment for the performance of duties for the Employer. The Plan shall credit Hours of Service under this Section 1.32.1 to the Employee for the computation period in which the Employee performs the duties, irrespective of when paid;
          1.32.2 Each hour for which the Employer, either directly or indirectly, pays an Employee, or for which the Employee is entitled to payment (irrespectively of whether the employment relationship is terminated), for reasons other than the performance of duties during a computation period, such as leaves of absence, vacation, holiday, sick leave, illness, incapacity (including disability), layoff, jury duty or military duty. There shall be excluded from the foregoing those periods during which payments are made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws. An Hour of Service shall not be credited where an employee is being reimbursed solely for medical or medically related expenses. The Plan shall not credit more than 501 Hours of Service under this Section 1.32.2 to an Employee on account of any single continuous period during which the Employee does not perform any duties (whether or not such period occurs during a single computation period). The Plan shall credit Hours of Service under this Section 1.32.2 in accordance with the rules of paragraphs (b) and (c) of Department of Labor Regulations Section 2530.200b-2, which the Plan, by this reference, specifically incorporates in full within this Section 1.32.2; and
          1.32.3 Each hour for back pay, irrespective of mitigation of damages, to which the Employer has agreed or for which the Employee has received an award. The Plan shall credit Hours of Service under this Section 1.32.3 to the Employee for the computation period(s) to which the award or the agreement pertains rather than for the computation period in which the award, agreement or payment is made.
The Plan shall not credit an Hour of Service under more than one of the above paragraphs. A computation period for purposes of this Section 1.32 is the Plan Year, Continuous Service period, Break-in-Service period or other period, as determined under the Plan provision for which the Plan is measuring an Employee’s Hours of Service. The Benefits Group will resolve any ambiguity with respect to the crediting of an Hour of Service in favor of the Employee.
Except as otherwise provided in an Appendix to the Plan, the Plan shall credit every Employee with Hours of Service on the basis of the “actual” method; provided that with respect to an Employee for whom hours of employment are not normally recorded, the Plan may, in accordance with rules applied in a uniform and nondiscriminatory manner, elect to credit Hours of Service using one or more of the following equivalencies:

Basis upon Which Records	Credit Granted to Individual
Are Maintained	For Period
Shift	actual hours for full shift

Day	10 Hours of Service

Week	45 Hours of Service

Semi-monthly period	95 Hours of Service

Month	190 Hours of Service
For purposes of this Plan, the “actual” method means the determination of Hours of Service from records of hours worked and hours for which the Employer makes payment or for which payment is due from the Employer.
Hours of Service will be credited for employment with other members of a group of Related Employers of which the Employer is a member. Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan to the extent required under Code Sections 414(n) or 414(o) and the Treasury Regulations promulgated thereunder.
Solely for purposes of determining whether the Employee incurs a Break-in-Service under any provision of this Plan, the Plan shall credit Hours of Service during an Employee’s unpaid absence period due to maternity or paternity leave. The Plan shall consider an Employee on maternity or paternity leave if the Employee’s absence is due to the Employee’s pregnancy, the birth of the Employee’s child, the placement with the Employee of an adopted child, or the care of the Employee’s child immediately following the child’s birth or placement. The Plan shall credit only the number (up to five hundred one (501) Hours of Service) necessary to prevent an Employee’s Break-in-Service. The Plan shall credit all Hours of Service described in this paragraph to the computation period in which the absence period begins or, if the Employee does not need these Hours of Service to prevent a Break-in-Service in the computation period in which his absence period begins, the Plan shall credit these Hours of Service to the immediately following computation period. Further, if required by the Family and Medical Leave Act, time on a leave of absence, whether or not paid, shall count in determining service and Hours of Service.
     1.33 “Hourly Participant” means a Participant who was a participant in the Teleflex Incorporated Hourly Employees’ Pension Plan (“Hourly Employees’ Plan”) prior to the merger of the Hourly Employees’ Plan with and into the Plan effective as of December 31, 2008 and/or who is eligible to participate in the Plan pursuant to Appendix E hereto. The Plan benefit to which an Hourly Participant is entitled shall be determined in accordance with the Plan and Appendix E hereto. An individual who is an Hourly Participant and who ceases to be an Employee shall nonetheless remain an Hourly Participant for purposes of benefit payments only, until all amounts due him from the Plan have been paid. Notwithstanding any other provision of the Plan to the contrary, no Employee whose initial date of hire is on or after January 1, 2006 (July 1, 2006 with respect to an Employee who is a member of UAW Local 644 (Marine — Limerick, PA) and who is covered by a collective bargaining agreement between the Employer and UAW Local 644), may become an Hourly Participant or accrue benefits under the Hourly Employees’ Plan or Plan. Except as otherwise provided in Appendix E, no Hourly Participant shall accrue an additional benefit under the Plan after December 31, 2008.

     1.34 “Investment Manager” means person or organization who is appointed to direct the investment of all or part of the Fund, and who is either registered in good standing as an Investment Adviser under the Investment Advisers Act of 1940, a bank (as defined in the Investment Advisers Act of 1940), or an insurance company qualified to perform investment management services under the laws of more than one state of the United States, and who has acknowledged in writing that he or it is a fiduciary with respect to the Plan.
     1.35 “Key Employee” means any Employee or former Employee (whether living or deceased) who, at any time during the Plan Year that includes the Determination Date, is (or was):
          1.35.1 An officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002);
          1.35.2 A Five-Percent Owner; or
          1.35.3 A one-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee shall be made in accordance with Section 416(i)(1) of the Code and applicable Treasury Regulations and other guidance of general applicability issued thereunder.
For purposes of determining ownership in the Employer under this Section, the employer aggregation rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply.
     1.36 “Late Retirement Date” means the actual date of retirement of a Participant who remains employed by an Employer after reaching Normal Retirement Date.
     1.37 “Limitation Year” means the Plan Year.
     1.38 “Monthly Plan Compensation” means, prior to January 1, 1998, a Salaried Participant’s monthly rate of base earnings for each Plan Year effective as of the May 1 preceding the beginning of such Plan Year, including amounts the Salaried Participant elects to have his Employer or an Employer that is not a Related Employer contribute to a cash or deferred arrangement, but excluding overtime pay, bonuses, employer contributions to or payments under this or any other employee benefit plan to which the Employer contributes, and like forms of additional compensation; provided, however, that if a Salaried Participant is compensated at a weekly rate, his monthly rate shall be deemed to be 4-1/3 times his weekly rate. A Salaried Participant’s rate of base earnings on any May 1 during a period of absence that does not interrupt his Continuous Service or Credited Service shall be deemed to be equal to his rate as of the May 1 next preceding the beginning of such period of absence.
Effective January 1, 1998, Monthly Plan Compensation means the Compensation paid to a Salaried Participant in a Plan Year for services rendered to an Employer divided by the number of full months that the Salaried Participant was employed during the Plan Year by the Employer, subject to the limits of Section 401(a)(17) of the Code.
     1.39 “Non-Key Employee” means a Participant in the Plan (including a Beneficiary of such Participant) who is not a Key Employee with respect to the Plan for the Plan Year.

     1.40 “Normal Retirement Age” means, except as otherwise provided in an Appendix hereto, age 65. Notwithstanding the foregoing, the Normal Retirement Age of a Salaried Participant who is employed by an Employer as a pilot shall be age 60. If a Participant experiences a Severance from Employment pursuant to the 2009 Voluntary Early Retirement Plan, the Participant shall be credited with two (2) additional years of age for all Plan purposes.
     1.41 “Normal Retirement Date” means, except as otherwise provided in an Appendix hereto, the last day of the month in which a Participant reaches age 65. Notwithstanding the foregoing, the Normal Retirement Date of a Salaried Participant who is employed by an Employer as a pilot shall be the last day of the month in which the Salaried Participant reaches age 60.
     1.42 “Participant” means a Salaried Participant, Hourly Participant, Arrow Salaried Participant, Arrow Hourly Participant, and an Arrow Berks Participant.
     1.43 “Participating Employer” means any subsidiary or affiliated organization of the Sponsor electing the participate in the Plan with the consent of the Committee. A list of such Participating Employers applicable to Salaried Participants is set forth in Appendix A, attached hereto and made a part hereof, as it may be updated from time to time.
     1.44 “Permissive Aggregation Group” means:
          1.44.1 Each plan of the Employer included in a Required Aggregation Group; and
          1.44.2 Each other plan of the Employer if the group of plans consisting of such plan and the plan or plans described in Section 1.44.1, when considered as a single plan, meets the requirements of Sections 401(a)(4) and 410 of the Code.
     1.45 “Plan” means the Teleflex Incorporated Retirement Income Plan as set forth in this document and the related trust agreement pursuant to which the Trust is maintained.
     1.46 “Plan Year” means the 12-month period ending each December 31.
     1.47 “Pre-1998 Employee” means an individual who was an Employee on December 31, 1997 and was either a Salaried Participant on such date or who was eligible on such date to become a Salaried Participant once the requirements of Section 2.1 were met.
     1.48 “Qualified Joint and Survivor Annuity” means an annuity for the life of the Participant followed immediately thereafter by a survivor annuity for the life of his Spouse. The survivor annuity shall be 50% of the amount of the annuity payable during the joint lives of the Participant and his Spouse. The amount payable under the Qualified Joint and Survivor Annuity shall in any event be the Actuarial Equivalent of the Participant’s Accrued Benefit payable in the normal form of benefit for an unmarried Participant (“normal form” with respect to an Hourly Participant). If, pursuant to a qualified domestic relations order described in Code Section 414(p), more than one individual is a designated Spouse, the amount of the survivor annuity payable under this Section 1.48 shall not exceed the amount that would be paid if there were only one surviving Spouse.
     1.49 “Related Employers” means a controlled group of corporations (as defined in Code Section 414(b)), trades or business (whether or not incorporated) which are under common control (as defined in Code Section 414(c)), or an affiliated service group (as defined in Code Sections 414(m) and (o)).
     1.50 “Required Aggregation Group” means:
          1.50.1 Each plan of the Employer in which a Key Employee participated (regardless of whether such plan has been terminated) during the five Plan Years ending on the Determination Date; and
          1.50.2 Each other plan of the Employer that enables any plan described in Section 1.50.1 to meet the requirements of Section 401(a)(4) or Section 410 of the Code, including any such plan terminated within the five-year period ending on the Determination Date.
     1.51 “Required Beginning Date” means April 1 of the calendar year following the later of:
          1.51.1 The calendar year in which the Participant reaches age 70 1/2; or
          1.51.2 The calendar year in which the Participant has a Severance from Employment; provided, that this Section 1.51.2 shall not apply in the case of a Participant who is a Five-Percent Owner with respect to the Plan Year ending with the calendar year in which the Participant attains age 70 1/2.
     1.52 “Salaried Participant” means an Employee who has met the eligibility requirements of Article II and has begun to participate in the Plan. An individual who is a Salaried Participant and who ceases to be an Employee shall nonetheless remain a Salaried Participant for purposes of benefit payments only, until all amounts due him from the Plan have been paid. Notwithstanding any other provision of the Plan to the contrary, no Employee whose initial date of hire is on or after January 1, 2006, may become a Salaried Participant in the Plan or accrue benefits under the Plan. Further, except as otherwise provided in the Plan, no Salaried Participant shall accrue an additional benefit under the Plan after December 31, 2008.
     1.53 “Severance from Employment” means an Employee’s separation from service with the Employer such that the Employee no longer has an employment relationship with the Employer.
     1.54 “Social Security Retirement Age” means the age used as the retirement age under Section 216(l) of the Social Security Act, except that such Section shall be applied without regard to the age increase factor, and as if the early retirement age under Section 216(l)(2) of such Act were 62.
     1.55 “Sponsor” means Teleflex Incorporated.
     1.56 “Spouse” means, except as otherwise provided in an Appendix hereto, a Participant’s lawful spouse at his Annuity Starting Date or Required Beginning Date or, if earlier, his date of death; provided that a former Spouse shall be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order. To the extent that the Plan treats a former Spouse of a Participant as the Spouse of such Participant for purposes of Sections 401(a)(11) and 417 of the Code pursuant to a qualified domestic relations order, the actual Spouse of such Participant shall not be treated as the Spouse of such Participant for such purposes.
     1.57 “Total and Permanent Disability” means, except as otherwise provided in an Appendix hereto, a medically determinable disability of a permanent nature such that the Participant is entitled to and receiving disability benefits under the Social Security Act or under the Employer’s long-term salary continuation program.
     1.58 “Top-Heavy-Group” means an Aggregation Group in which, as of the Determination Date, the sum of:
          1.58.1 The aggregate of the Account Balances of Key Employees under all Defined Contribution Plans included in such Aggregation Group; and
          1.58.2 The aggregate of the present value of cumulative accrued benefits for Key Employees under all Defined Benefit Plans included in such Aggregation Group, exceeds 60% of the sum of such aggregates determined for all Employees.
     1.59 “Top-Heavy Plan” means, for a Plan Year, the Plan if the Top Heavy ratio as of the Determination Date exceeds sixty percent (60%). The Top Heavy ratio is a fraction, the numerator of which is the sum of the present value of Accrued Benefits of all Key Employees as of the Determination Date and the contributions due as of the Determination Date, and the denominator of which is a similar sum determined for all Employees. The Administrative Committee shall calculate the Top Heavy ratio without regard to the Accrued Benefit of any Non-Key Employee who was formerly a Key Employee. The Administrative Committee shall calculate the Top Heavy ratio by disregarding the Accrued Benefit (including distributions, if any, of the Accrued Benefit) of an individual who has not received credit for at least one Hour of Service with an Employer during the one-year period ending on the Determination Date in such calculation. In addition, the Administrative Committee shall calculate the Top Heavy ratio by including any part of any Accrued Benefit distributed by reason of Severance from Employment, death or Total and Permanent Disability (Disability with respect to Hourly Participants) in the one-year period ending on the Determination Date and, for all other events, the five-year period ending on the Determination Date. The Administrative Committee shall determine the present value of Accrued Benefits as of the most recent valuation date for computing minimum funding costs falling within the twelve month period ending on the Determination Date, whether or not the actuary performs a valuation that year, except as Code Section 416 and the Treasury Regulations require for the first and second Plan Year of the Plan. The Administrative Committee shall calculate the Top Heavy ratio, including the extent to which it must take into account distributions, rollovers, and transfers, in accordance with Code Section 416 and the Treasury Regulations thereunder.
If the Employer maintains other qualified plans (including a simplified employee pension plan), the Plan is Top Heavy only if it is part of the Required Aggregation Group, and the Top Heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group exceeds sixty percent (60%). The Administrative Committee shall calculate the Top Heavy ratio in the same manner as required by the first paragraph of this Section, taking into account all plans within the Aggregation Group. To the extent the Administrative Committee must take into account distributions to a Participant, the Administrative Committee shall include distributions from a terminated plan that would have been part of the Required Aggregation Group if it were in existence on the Determination Date. The Administrative Committee shall calculate the present value of accrued benefits and the other amounts the Administrative Committee must take into account under qualified plans included within the group in accordance with the terms of those plans, Code Section 416 and the Treasury Regulations thereunder. If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Administrative Committee shall value the accrued benefits or accounts in the aggregated plan as of the most recent valuation date falling within the twelve-month period ending on the Determination Date except as required by Code Section 416 and applicable Treasury Regulations. The Administrative Committee shall calculate the Top Heavy ratio with reference to the Determination Dates that fall within the same calendar year.
The accrued benefit of a Participant other than a Key Employee shall be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer; or if there is no such method, then as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).
For purposes of valuing Accrued Benefits under the Plan and accrued benefits under any other defined benefit plan taken into account in the Top Heavy ratio, the Administrative Committee shall use the actuarial assumptions stated in Section 1.3.
     1.60 “TRIP Plan” means the plan formerly known as the “Teleflex Incorporated Retirement Income Plan,” that was merged into the Plan effective January 1, 1998.
     1.61 “Treasury Regulations” means regulations promulgated under the Code by the Secretary of the Treasury.
     1.62 “Trust” means the legal entity created by the trust agreement between the Sponsor and the Trustee, fixing the rights and liabilities with respect to controlling and managing the Fund for the purposes of the Plan.
     1.63 “Trustee” means the trustee or any successor trustee or trustees hereafter designated by the Board of Directors and named in the trust agreement or any amendment thereto.

ARTICLE II. PARTICIPATION.
The provisions of this Article II apply only with respect to Employees of an Employer who are eligible to become Salaried Participants. The eligibility and participation provisions applicable to other Employees are set forth in Appendix E, F, G, or H hereto.
     2.1 Participation.
          2.1.1 Prior to January 1, 2004, except as provided in Section 2.2, each eligible Employee shall become a Salaried Participant in the Plan as of the first day of the Plan Year coincident with or immediately following the day he is first credited with six months of Continuous Service and has reached age 20 1/2.
Except as provided in Section 2.2, each eligible Employee whose initial date of hire is on or after January 1, 2004 but prior to January 1, 2006, shall become a Salaried Participant in the Plan as of the earlier of (i) the first day of January or (ii) the first day of July coincident with or immediately following the day he is first credited with six months of Continuous Service and has reached age 21. In no event will an Employee whose initial date of hire occurs on or after January 1, 2006, become a Salaried Participant in the Plan.
          2.1.2 Notwithstanding any provision of the Plan to the contrary, after January 31, 2004, no Employee of Weck Surgical employed at Research Triangle Park, North Carolina, no Salaried Exempt and no Salaried Non-Exempt Employee of TFX Medical employed at Jaffrey, New Hampshire, and no sales representative of Pilling Surgical employed at Horsham, Pennsylvania shall become a new Salaried Participant in the Plan.
     2.2 Ineligible Employees. The following Employees (individuals effective January 1, 2004) shall be ineligible to become a Salaried Participant in the Plan:
          2.2.1 An Employee who is employed by an entity that is not an Employer;
          2.2.2 An Employee of an Employer who does not work at the locations listed in Appendix A;
          2.2.3 Except as to an Employee at a location listed in Appendix A where hourly paid Employees are eligible to participate, an Employee other than individual who is employed by the Employer on a salaried basis or who is classified as a salaried Employee of the Employer;
          2.2.4 Effective January 1, 2004, an Employee who is a member of a unit of Employees as to which there is evidence that retirement benefits were the subject of good faith collective bargaining, unless a collective bargaining agreement covering those Employees provides for their participation in the Plan;
          2.2.5 An Employee who is a Leased Employees, defined as any person who is not an Employee and who provides services to the Employer if: (i) such services are provided pursuant to an agreement between the Employer and any other person or entity; (ii) such person has performed services for the Employer on a substantially full-time basis for a period of at least one year; and (iii) such services are performed under the primary direction or control of the Employer;

          2.2.6 An Employee who is a non-resident alien and who has no income from sources within the United States;
          2.2.7 An Individual who has been classified by an Employer as an independent contractor, notwithstanding a contrary determination by any court or governmental agency;
          2.2.8 Effective January 1, 2004, an individual who has been classified by an Employer as a per diem employee, intern or special project employee;
          2.2.9 Effective January 1, 2004, an Employee who is a member of a class of Employees who are excluded from participation in the Plan, as specified in Appendix A;
          2.2.10 Effective January 1, 2004, an Employee who has agreed in writing that he is not entitled to participate in the Plan;
          2.2.11 An Employee whose terms and conditions of employment do not provide for participation in or entitlement to benefits under the Plan; and
          2.2.12 An Employee whose initial date of hire is on or after January 1, 2006.
With the exception of the Employees listed in Section 2.2.12, the Benefits Group shall interpret the list of persons who are ineligible to participate in the Plan, as set forth above, to comply with Code Section 410(a)(1).
     2.3 Time of Participation — Excluded Employees. An Employee whose initial date of hire is prior to January 1, 2006, and who otherwise would be eligible to be a Salaried Participant in the Plan, but is excluded because of the application of any provision of Section 2.2 (other than Section 2.2.12), shall become a Salaried Participant as of the first day of the month coincident with or next following the date upon which the applicable provision of Section 2.2 (other than Section 2.2.12) ceases to apply. A Salaried Participant who becomes subject to any provision of Section 2.2 (other than 2.2.12) shall cease to accrue Credited Service as of the last day of the month ending with or within which, any such provision becomes applicable.
     2.4 Reemployed Individuals. A Salaried Participant who is reemployed by an Employer as an eligible Employee under Sections 2.1 and 2.2 following a Break-in-Service shall again become entitled to participate in the Plan and accrue Credited Service (prior to December 31, 2008 or such later date required by applicable law) as of the first day of the month coincident with or next following the date he is reemployed. With respect to Participants other than Salaried Participants, the provisions regarding participation following reemployment are set forth in Appendix E, F, G, or H, as applicable.

ARTICLE III. AMOUNT OF RETIREMENT BENEFITS.
     3.1 Normal Retirement Benefit. A Salaried Participant who retires on his Normal Retirement Date shall be entitled to the greatest of (i) his Accrued Benefit calculated under Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4, (ii) the flat rate benefit calculated under Section 3.1.5, or (iii) the minimum benefit under Section 3.8. Notwithstanding the foregoing, a Salaried Participant who formerly participated in the TRIP Plan and who retires on or after his Normal Retirement Date shall be entitled to his Accrued Benefit as calculated under Section 3.1.6. Such benefit shall be payable in accordance with Article VI. The Normal Retirement Benefit of a Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant. Notwithstanding the preceding, except as otherwise provided in the Plan, an Appendix or required by applicable law, no Participant shall accrue any additional benefit under the Plan after December 31, 2008.
          3.1.1 Participation Before July 1, 1982. The Accrued Benefit for each year of participation before July 1, 1982 shall equal the sum of the amounts determined under Sections 3.1.1.1 and 3.1.1.2 below:
     3.1.1.1 In the case of a Salaried Participant who was a Salaried Participant on July 1, 1979 and who made contributions to the Plan for the month of June 1979, a past service Accrued Benefit equal to the product of Section 3.1.1.1.1 and 3.1.1.1.2 below, where:
     3.1.1.1.1 Is the Salaried Participant’s Credited Service on July 1, 1979, and
     3.1.1.1.2 Is the sum of 3.1.1.1.2.1 and 3.1.1.1.2.2:
     3.1.1.1.2.1 1% of the Salaried Participant’s Monthly Plan Compensation for the Plan Year beginning July 1, 1979, and
     3.1.1.1.2.2 1% of the Salaried Participant’s Monthly Plan Compensation for the Plan Year beginning July 1, 1979 that is in excess of $550, if any; provided, however, that if the Salaried Participant’s Monthly Plan Compensation averaged over the five years immediately preceding the date of his Severance from Employment is less than his Monthly Plan Compensation for the Plan Year beginning July 1, 1979, such average shall be used in determining this portion of the Participant’s Accrued Benefit; and
     3.1.1.2 A monthly pension for each Plan Year beginning with July 1, 1979 and ending on June 30, 1982, where the monthly pension for each such year shall be determined as the product of 3.1.1.2.1 and 3.1.1.2.2 below:
     3.1.1.2.1 4.16667%, and
     3.1.1.2.2 The contributions made by the Salaried Participant for each such Plan Year.

          3.1.2 Participation After June 30, 1982 and Before July 1, 1989. The Accrued Benefit for each year of participation after June 30, 1982 and before July 1, 1989 shall equal the product of 3.1.2.1 and 3.1.2.2 below, where:
     3.1.2.1 Is the Salaried Participant’s Credited Service for each such Plan Year, and
     3.1.2.2 Is the sum of:
     3.1.2.2.1 1% of the Salaried Participant’s Monthly Plan Compensation for each such Plan Year, and
     3.1.2.2.2 1% of the Salaried Participant’s Monthly Plan Compensation for each such Plan Year that is in excess of $550, if any.
          3.1.3 Participation After June 30, 1989 and Before January 1, 1998. The Accrued Benefit for each year of participation after June 30, 1989 and before January 1, 1998 (including the short Plan Year from July 1, 1997 through December 31, 1997) shall equal the amount determined under Section 3.1.3.1 or the amount determined under Section 3.1.3.2 below, whichever is applicable, multiplied by a fraction, the numerator of which is the number of months the Salaried Participant was an Employee eligible to accrue Credited Service and the denominator of which is 12:
     3.1.3.1 In the case of a Salaried Participant whose Credited Service at the beginning of any such Plan Year is less than 35 years, an Accrued Benefit equal to the sum of 3.1.3.1.1 and 3.1.3.1.2 below:
     3.1.3.1.1 1.375% of the Salaried Participant’s Monthly Plan Compensation for the Plan Year up to $880, and
     3.1.3.1.2 2.000% of the Salaried Participant’s Monthly Plan Compensation for the Plan Year in excess of’ $880, if any.
     3.1.3.2 In the case of a Salaried Participant whose Credited Service at the beginning of any such Plan Year is equal to 35 years or more, an Accrued Benefit equal to 1.833% of such Salaried Participant’s Monthly Plan Compensation for the Plan Year.
          3.1.4 Participation After December 31, 1997. The Accrued Benefit of a Salaried Participant for each year of participation beginning after December 31, 1997 shall equal the amount determined under Section 3.1.4.1 or the amount determined under Section 3.1.4.2 below, whichever is applicable, multiplied by a fraction, the numerator of which is the number of months the Salaried Participant was an Employee eligible to accrue Credited Service and the denominator of which is 12:
     3.1.4.1 In the case of a Salaried Participant whose Credited Service at the beginning of any such Plan Year is less than 35 years, an Accrued Benefit equal to the sum of 3.1.4.1.1 and 3.1.4.1.2 below:

     3.1.4.1.1 1.375% of the Salaried Participant’s Monthly Plan Compensation for the prior Plan Year up to one-twelfth of the Appropriate Integration Level, and
     3.1.4.1.2 2.000% of the Salaried Participant’s Monthly Plan Compensation for the prior Plan Year in excess of one-twelfth of the Appropriate Integration Level, if any.
     3.1.4.2 In the case of a Salaried Participant whose Credited Service at the beginning of any such Plan Year is equal to 35 years or more, an Accrued Benefit equal to 1.8333% of such Salaried Participant’s Monthly Plan Compensation for the prior Plan Year.
For purposes of this Section 3.1.4, the Appropriate Integration Level for a Salaried Participant who is a Pre-1998 Employee shall be as set forth in Appendix C. The Appropriate Integration Level for all other Salaried Participants shall be as set forth in Appendix D.
          3.1.5 Flat Rate Benefit. In no event shall the Accrued Benefit of a Salaried Participant who retires at a Normal Retirement Date or a Late Retirement Date be less than $12.00 multiplied by the Salaried Participant’s years of Credited Service on such date.
          3.1.6 TRIP Plan Participants.
     3.1.6.1 The Accrued Benefit of a Salaried Participant who formerly participated in the TRIP Plan and who was employed on December 31, 1997 by Mal Tool & Engineering, Cepco, Inc. or STS/Klock shall be the greatest of (i) the sum of the Salaried Participant’s accrued benefit under the TRIP Plan as of December 31, 1997 and the Salaried Participant’s Accrued Benefit calculated under Section 3.1.4, (ii) the flat rate benefit calculated under Section 3.1.5, or (iii) the TRIP Plan Benefit calculated under Section 3.1.6.3 below. Such a Salaried Participant’s credited service under the TRIP Plan shall not count as Credited Service under this Plan for purposes of Section 3.1.1, Section 3.1.2 or Section 3.1.3.
     3.1.6.2 The Accrued Benefit of a Salaried Participant who formerly participated in the TRIP Plan who was employed on December 31, 1997 by Weck Closure Systems or Pilling-Weck Surgical Instruments shall be the greater of (i) the sum of the Salaried Participant’s accrued benefit under the TRIP Plan as of December 31, 1997 and the Salaried Participant’s accrued benefit calculated under Section 3.1.4, or (ii) the flat rate benefit calculated under Section 3.1.5. Such a Salaried Participant’s credited service under the TRIP Plan shall not count as Credited Service under this Plan for purposes of Section 3.1.1, Section 3.1.2 or Section 3.1.3.

     3.1.6.3 A Salaried Participant’s TRIP Plan Benefit shall equal the sum of the amounts determined under 3.1.6.3.1 and 3.1.6.3.2 below, subject to 3.1.6.3.3 and 3.1.6.3.4 below:
     3.1.6.3.1 1.05% of the lesser of the Salaried Participant’s Average Monthly Compensation or one-twelfth of his Covered Compensation determined on the date of his Severance from Employment, multiplied by his Credited Service to a maximum of 40 years; and
     3.1.6.3.2 1.5% of the excess, if any, of the Salaried Participant’s Average Monthly Compensation over one-twelfth of his Covered Compensation determined on his date of his Severance from Employment, multiplied by his Credited Service to a maximum of 40 years.
     3.1.6.3.3 For a Participant with compensation for a plan year prior to June 30, 1994 in excess of $150,000, in no event shall such Salaried Participant’s benefit determined according to (A) and (B) above be less than the sum of: (i) the Salaried Participant’s accrued benefit on June 30, 1994 frozen in accordance with Treasury Regulations Section 1.401(a)(4)-13; and (ii) the Salaried Participant’s accrued benefit determined using the benefit formula applicable on or after July 1, 1994 with respect to Credited Service earned on or after July 1, 1994.
     3.1.6.3.4 In no event shall a Salaried Participant’s benefit determined according to (A) and (B) above be less than the Salaried Participant’s accrued benefit as of July 31, 1989 (June 30, 1989 for employees who met the description in Code Section 414(q)(1)(B) as of June 30, 1989) under Section 5.1 of the TRIP Plan in effect on July 31, 1989.
          3.1.7 Notwithstanding any provision of the Plan to the contrary, the following individuals shall receive no additional Credited Service for benefit accrual purposes for any period of employment after January 31, 2004:
     3.1.7.1 Employees of Weck Surgical employed at Research Triangle Park, North Carolina;
     3.1.7.2 Salaried Exempt and Salaried Non-Exempt Employees of TFX Medical employed at Jaffrey, New Hampshire; and
     3.1.7.3 Sales Representatives of Pilling Surgical employed at Horsham, Pennsylvania (formerly Fort Washington, Pennsylvania) who were hired after December 23, 1993 and before March 28, 1997.
          3.1.8 Notwithstanding any provision of the Plan to the contrary, except as otherwise provided in an Appendix or required by applicable law, no individuals shall receive additional Credited Service for benefit accrual purposes for any period of employment after December 31, 2008.

     3.2 Late Retirement Benefit. A Salaried Participant who retires after June 30, 1989 on his Late Retirement Date shall be entitled to his Accrued Benefit calculated to his Late Retirement Date, as determined under Section 3.1. The Late Retirement Benefit of a Participant who is not a Salaried Participant, if any, shall be determined pursuant to the Appendix applicable to such Participant.
     3.3 Early Retirement Benefit.
          3.3.1 General Rule. The Early Retirement Benefit payable to a Salaried Participant who retires on an Early Retirement Date shall equal his Accrued Benefit, based on the Salaried Participant’s Credited Service at his Early Retirement Date. At the Salaried Participant’s option such retirement benefit shall be payable either beginning on his Normal Retirement Date without reduction, or beginning as of an Annuity Starting Date coincident with or subsequent to his Early Retirement Date. In the event the Salaried Participant elects to have payments begin before his Normal Retirement Date, the rate of the payments shall be reduced by 5/9 of 1% for each month by which his Annuity Starting Date precedes his Normal Retirement Date. The Early Retirement Benefit of a Participant who is not a Salaried Participant, if any, shall be determined pursuant to the Appendix applicable to such Participant.
          3.3.2 Weck TRIP Plan Participants. Notwithstanding Section 3.3.1, a Salaried Participant who was employed by Weck Closure Systems or Pilling-Weck Surgical Instruments and was a participant in the TRIP Plan on December 31, 1997 and who retires after attaining age 55 and being credited with 10 years of Continuous Service, may irrevocably elect to have his benefit payments begin as of the first day of any month after his retirement date and before attaining age 60. Such benefit payment shall be based on the Salaried Participant’s Accrued Benefit under the TRIP Plan as of December 31, 1997, reduced by .35% for each month that the Salaried Participant’s Annuity Starting Date precedes his Normal Retirement Date. Once a Salaried Participant making such an election attains age 60, his benefit payments will be based on the greater of (a) the amount described in the preceding sentence, and (b) the amount the Salaried Participant would have been entitled to under Section 3.3.1 had his benefit commenced at age 60. If a Salaried Participant entitled to elect the commencement of payments prior to age 60 under this Section 3.3.2 does not make such an election, but does elect to have payments begin between age 60 and his Normal Retirement Date, his benefit payments will be based on the greater of (a) the Salaried Participant’s Accrued Benefit under the TRIP Plan as of December 31, 1997, reduced by .35% for each month that the Salaried Participant’s Annuity Starting Date precedes his Normal Retirement Date, and (b) the amount the Salaried Participant is entitled to under Section 3.3.1.
          3.3.3 Mal Tool TRIP Plan Participants. Notwithstanding Section 3.3.1, a Salaried Participant who was employed by Mal Tool & Engineering, Cepco, Inc. or STS/Klock and was a participant in the TRIP Plan on December 31, 1997 and who retires after attaining age 55 and being credited with 10 Years of Continuous Service, may irrevocably elect to have his benefit payments begin as of the first day of any month after his retirement date and before attaining age 60. Such benefit payments shall be based on the Salaried Participant’s TRIP Plan Benefit, as calculated under Section 3.1.6.3, reduced by .35% for each month that the Salaried Participant’s Annuity Starting Date precedes his Normal Retirement Date. Once a Salaried Participant making such an election attains age 60, his benefit payments will be based on the greater of (a) the amount described in the preceding sentence, or (b) the amount the Salaried Participant would have been entitled to under Section 3.3.1 had his benefit commenced at age 60. If a Salaried Participant entitled to elect the commencement of payments prior to age 60 under this Section 3.3.3 does not make such an election, but does elect to have payments begin between age 60 and his Normal Retirement Date, his benefit payments will be based on the greater of (a) the Salaried Participant’s TRIP Plan Benefit, as calculated under Section 3.1.6.3, reduced by .35% for each month that the Salaried Participant’s Annuity Starting Date precedes his Normal Retirement Date, and (b) the amount the Salaried Participant is entitled to under Section 3.3.1.
     3.4 Disability Retirement Benefit.
          3.4.1 The Disability Retirement Benefit payable to a Salaried Participant who experiences a Severance from Employment due to a Total and Permanent Disability before his Normal Retirement Date, but after he has been credited with two or more years of Credited Service, is a benefit beginning on his Normal Retirement Date equal to the Accrued Benefit the Salaried Participant would have received had he remained employed by the Participating Employer during such time as he is Totally and Permanently Disabled. For purposes of computing a Salaried Participant’s Accrued Benefit under this Section 3.4.1, he shall receive credit for Continuous Service and Credited Service for the period of his Total and Permanent Disability and it shall be assumed that such Salaried Participant’s Monthly Plan Compensation during his period of Total and Permanent Disability is that in effect immediately before the beginning of the Total and Permanent Disability. Such benefit shall be payable in accordance with Article VI. In the event such Salaried Participant (a) ceases to have a Total and Permanent Disability before his Normal Retirement Date and is not thereafter reemployed by the Participating Employer, (b) dies before his Normal Retirement Date, or (c) elects to begin receiving an Early Retirement Benefit, the Salaried Participant’s Continuous Service and Credited Service shall be determined as of the date such Salaried Participant ceases to be disabled, dies or begins to receive his Early Retirement Benefit, and his further benefit entitlement, if any, shall be based upon such Continuous Service and Credited Service. The Disability Retirement Benefit of a Participant who is not a Salaried Participant, if any, shall be determined pursuant to the Appendix applicable to such Participant.
          3.4.2 In lieu of the benefit accrual under Section 3.4.1, a Salaried Participant who experiences a Severance from Employment due to a Total and Permanent Disability before his Normal Retirement Date, but after he has been credited with 10 or more years of Continuous Service, may elect to receive a reduced benefit beginning on the first day of any month following the month in which he reaches age 60, if he is then disabled. For purposes of computing a Salaried Participant’s Accrued Benefit under this Section 3.4.2, he shall receive credit for Continuous Service and Credited Service for the period of his Total and Permanent Disability up to the month payment of the reduced benefit begins, and it shall be assumed that such Salaried Participant’s Monthly Plan Compensation during his period of Total and Permanent Disability is that in effect immediately before the beginning of the Total and Permanent Disability. Such benefit shall be payable in accordance with Article VI. In the event such Salaried Participant ceases to be disabled before his Annuity Starting Date and is not thereafter reemployed by the Employer, or dies or elects to begin receiving an Early Retirement Benefit, the Salaried Participant’s Continuous Service and Credited Service shall be determined as of the date such Salaried Participant ceases to be disabled, dies or begins to receive his Early Retirement Benefit, and his further benefit entitlement, if any, shall be based upon such Continuous Service and Credited Service. If a Salaried Participant receiving benefit payments hereunder ceases to be disabled before his Normal Retirement Date and is not thereafter reemployed by the Employer, such Salaried Participant’s Continuous Service and Credited Service shall be determined as of the one year anniversary of the date of the Salaried Participant’s last benefit payment hereunder. In addition, such Salaried Participant’s benefit payments hereunder shall be discontinued until he again qualifies for a benefit and his retirement benefit, if any, shall be adjusted in accordance with Section 6.8, if he again becomes an eligible Employee.
     3.5 Vested Deferred Retirement Benefit. A Salaried Participant who experiences a Severance from Employment before his Normal Retirement Date for any reason other than early retirement, death or Total and Permanent Disability, and who has not been credited with 10 years of Continuous Service, shall be entitled to begin receiving payment of his Accrued Benefit at his Normal Retirement Date. A Salaried Participant who experiences a Severance from Employment before his Normal Retirement Date for any reason other than early retirement, death or Total and Permanent Disability, and who has been credited with 10 or more years of Continuous Service, shall be entitled to a benefit equal to the amount determined under Section 3.5.1 or Section 3.5.2, as the Salaried Participant shall elect. Vested terminated Salaried Participants who were participants in the TRIP Plan on December 31, 1997 shall also be entitled to elect benefit payments as provided in Section 3.5.3 or 3.5.4, as applicable. Any benefit under this Section 3.5 shall be paid in accordance with Article VI. The Vested Deferred Retirement Benefit of a Participant who is not a Salaried Participant, if any, shall be determined pursuant to the Appendix applicable to such Participant.
          3.5.1 The Salaried Participant’s Accrued Benefit, beginning on the first day of any month following the month in which he reaches age 60, reduced as provided in Section 3.3.1, or
          3.5.2 A lump sum payment equal to the amount of such Salaried Participant’s Accumulated Contributions on the date of his Severance from Employment, plus a net remaining monthly benefit beginning on the first day of any month following the month in which he reaches age 60, as the Salaried Participant elects. The amount of such net remaining monthly benefit shall be the excess, if any, of the amount determined under Section 3.5.2.1 below, over the amount determined under Section 3.5.2.2 below, with such excess multiplied by the percentage determined under Section 3.5.2.3 below:
     3.5.2.1 The Salaried Participant’s Accrued Benefit on the date of his Severance from Employment.
     3.5.2.2 The pension value of the Salaried Participant’s Accumulated Contributions, which shall be the continued product of 3.5.2.2.1, 3.5.2.2.2 and 3.5.2.2.3 below:
     3.5.2.2.1 The Salaried Participant’s Accumulated Contributions as of the last day of the Plan Year in which his Severance from Employment occurs, accrued to the Salaried Participant’s Normal Retirement Date at 5% interest, per year, compounded annually.
     3.5.2.2.2 The interest rate prescribed in Section 1.3.
     3.5.2.2.3 1/12.
     3.5.2.3 100% minus 5/9 of 1% for each month by which the start of the net remaining monthly benefit precedes the Salaried Participant’s Normal Retirement Date.

          3.5.3 Weck TRIP Plan Participants. A vested terminated or retired Salaried Participant who was employed by Weck Closure Systems or Pilling-Weck Surgical Instruments and was a participant in the TRIP Plan on December 31, 1997, may irrevocably elect to have his benefit payments begin as of the first day of any month after he has attained age 55 and before his Normal Retirement Date. Such benefit payment shall be based on the Salaried Participant’s Accrued Benefit under the TRIP Plan as of December 31, 1997, reduced for commencement prior to his Normal Retirement Date in accordance with the actuarial factors used under the TRIP Plan at December 31, 1997, as described in Appendix B. If such a Salaried Participant has been credited with 10 years of Continuous Service and elects to have payments commence before he attains age 60, upon his attainment of age 60 his benefit payments will be based on the greater of (a) the amount described in the preceding sentence, and (b) the amount the Salaried Participant would have been entitled to under Section 3.5.1 or Section 3.5.2 had his benefit commenced at age 60. If such a Salaried Participant has been credited with 10 years of Continuous Service and elects to have payments commence on or after he attains age 60 and before his Normal Retirement Date, his benefit payments will be based on the greater of (a) the Salaried Participant’s Accrued Benefit under the TRIP Plan as of December 31, 1997, reduced for commencement prior to his Normal Retirement Date in accordance with the actuarial factors used under the TRIP Plan at December 31, 1997, as described in Appendix B, and (b) the amount the Salaried Participant is entitled to under Section 3.5.1 or Section 3.5.2.
          3.5.4 Mal Tool TRIP Plan Participants. A vested terminated or retired Salaried Participant who was employed by Mal Tool & Engineering, Cepco, Inc. or STS/Klock and was a participant in the TRIP Plan on December 31, 1997, may irrevocably elect to have his benefit payments begin as of the first day of any month after he has attained age 55 and before his Normal Retirement Date. Such benefit payment shall be based on the Salaried Participant’s TRIP Plan Benefit, as calculated under Section 3.1.6.3, reduced for commencement prior to his Normal Retirement Date in accordance with the actuarial factors used under the TRIP Plan at December 31, 1997, as described in Appendix B. If such a Salaried Participant has been credited with 10 years of Continuous Service and elects to have payments commence before he attains age 60, upon his attainment of age 60 his benefit payments will be based on the greater of (a) the amount described in the preceding sentence, and (b) the amount the Salaried Participant would have been entitled to under Section 3.5.1 or Section 3.5.2 had his benefit commenced at age 60. If such a Salaried Participant has been credited with 10 years of Continuous Service and elects to have payments commence on or after he attains age 60 and before his Normal Retirement Date, his benefit payments will be based on the greater of (a) the Salaried Participant’s TRIP Plan Benefit, as calculated under Section 3.1.6.3, reduced for commencement prior to his Normal Retirement Date in accordance with the actuarial factors used under the TRIP Plan at December 31, 1997, as described in Appendix B, and (b) the amount the Salaried Participant is entitled to under Section 3.5.1 or Section 3.5.2.
     3.6 Return of Accumulated Contributions. An individual who was a Salaried Participant in the Plan on June 30, 1982 and who experiences a Severance from Employment before his Normal Retirement Date for any reason other than death or Total and Permanent Disability before he has been credited with five years of Continuous Service shall be entitled to receive only the amount of his Accumulated Contributions in a lump sum within six months following such Severance from Employment.
     3.7 Restoration of Accrued Pension Benefit. If in connection with his Severance from Employment, a Salaried Participant receives a lump sum distribution of his Accumulated Contributions in accordance with Section 3.6, and such Salaried Participant later returns to employment with the Employer and again becomes eligible to participate in the Plan, he may repay the full amount of the lump sum distribution of his Accumulated Contributions he received at the earlier Severance from Employment, plus an amount equal to the interest rate in effect under the definition of “Accumulated Contributions” in Section 1.2, compounded annually from the date of the distribution to the date of the repayment. The Administrative Committee shall determine the period for repayment; provided that any such period shall not end earlier than the fifth anniversary of the Salaried Participant’s Break-in-Service, as described in Section 1.13. In such event, the Salaried Participant’s Continuous Service, Credited Service and Accrued Benefit, determined at the earlier Severance from Employment, shall be restored.
     3.8 Minimum Benefit. This Section applies to a Salaried Participant who has Accumulated Contributions under the Plan and who becomes eligible to elect an Early Retirement Date or reaches his Normal Retirement Date. Such Salaried Participant’s minimum benefit under the Plan shall be equal to the Salaried Participant’s Accumulated Contributions, minus the sum of amounts paid to such Salaried Participant, his surviving Spouse, or other Beneficiary under all other Sections of this Article III or Article V. The minimum benefit shall be paid to the Salaried Participant’s Beneficiary in accordance with Section 6.4.
     3.9 Medicare Part B Reimbursement. Each Salaried Participant who on or after July 1, 1976 but before January 1, 1993, (a) retires on his Early Retirement Date, Normal Retirement Date or Late Retirement Date, or (b) terminates his employment due to a Total and Permanent Disability, and whose benefit payments have commenced, shall receive reimbursement for the Medicare Part B premium for himself and his spouse for each month in which the Salaried Participant or his spouse is eligible for Medicare Part B coverage beginning with the month in which the Participant or his spouse attains age 65. The maximum monthly Medicare Part B premium which will be reimbursed is $46.10. The retiree will be responsible for any increase in premium over that amount. No benefit shall be paid under this Section 3.9 to a Participant who is only entitled to a vested deferred retirement benefit under 3.5. For each Participant who, on or after January 1, 1993, but before December 31, 2001, (a) retires on his Early Retirement Date, Normal Retirement Date or Late Retirement Date, or (b) terminates his employment due to a Total and Permanent Disability, and whose benefit payments have commenced, shall receive reimbursement for the Medicare Part B premium for himself and his Spouse for each month in which the Salaried Participant or his Spouse is eligible for Medicare Part B coverage beginning with the month in which the Salaried Participant or his spouse attains age 65. This reimbursement is subject to the $46.10 maximum and shall be reduced by the following percentages according to the date of retirement.

For Retirement dates:	Reimbursement shall be reduced by:
1/l/1993 — 12/31/1993	10%
1/l/1994 — 12/31/1994	20%
1/l/1995 — 12/31/1995	30%
1/l/1996 — 12/31/1996	40%
1/l/1997 — 12/31/1997	50%
1/l/1998 — 12/31/1998	60%
1/l/1999 — 12/31/1999	70%
1/l/2000 — 12/31/2000	80%
1/l/2001 — 12/31/2001	90%
     No benefit shall be paid under this Section 3.9 to a Salaried Participant with a retirement date after December 31, 2001, and no benefit shall be paid under this Section 3.9 to a Participant whose participation in the Plan began on January 1, 1998 based on his employment with Mal Tool & Engineering, Cepco, Inc., STS/Klock, Weck Closure Systems or Pilling-Weck Surgical Instruments, or to any other Participant hired after such date by these Participating Employers.
     3.10 Transfer of Employment. Prior to January 1, 2009, upon the transfer of an ineligible Employee to a status such that the Employee is eligible to be a Salaried Participant in the Plan, the Employee shall be eligible to be a Salaried Participant in the Plan on the first day of the month coincident with or immediately following the date on which the Employee’s status changed.
     3.11 Preservation of Accrued Benefit. In no event shall the Accrued Benefit of a Salaried Participant who was a Salaried Participant in the Plan as of July 1, 1989 be less than the Accrued Benefit of such Salaried Participant under the Plan immediately before such date.

ARTICLE IV. VESTING.
     4.1 Rate of Vesting — General Rule. A Salaried Participant shall have no vested interest in his Accrued Benefit until he has been credited with five years of Continuous Service, at which time he shall have a 100% vested interest in his Accrued Benefit. In any event, a Salaried Participant shall have a 100% vested interest in his Accrued Benefit upon reaching his Normal Retirement Age while employed by the Employer. The Committee or its delegate may determine whether and to what extent service with an acquired, constituent or predecessor company, or service with another company from which a plant or business is acquired, shall be deemed to be Continuous Service for purposes of Plan. Further, the Committee or its delegate shall have the authority to accelerate the vesting of a Participant, except for a Participant who is a Section 16 Officer, as defined in Rule 16a-1 issued under the Securities Exchange Act of 1934, so long as such acceleration satisfies the requirements of Code Section 401(a)(4) and the Treasury Regulations thereunder. Further, to the extent a divestiture agreement that has been approved by the Board or its delegate provides for the acceleration of vesting for certain Participants, the Plan shall be treated as being amended pursuant to the terms of such divestiture agreement with respect to such Participants. The vesting provisions applicable to the Accrued Benefit of a Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant.
     4.2 Full Vesting in Accumulated Contributions. A Salaried Participant shall be 100% vested in his Accumulated Contributions at all times.

ARTICLE V. DEATH BENEFITS.
     5.1 Death of Vested Participant Before Annuity Starting Date. If a Salaried Participant having a vested interest in his Accrued Benefit, dies before his Annuity Starting Date, and such Salaried Participant is married on his date of death, except as otherwise provided in Section 6.9, his surviving Spouse shall receive a death benefit as provided in Section 5.2. The death benefit provisions applicable with respect to a Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant.
     5.2 Amount and Time of Payment of Vested Terminated Participant’s Death Benefit.
          5.2.1 The monthly death benefit payable under Section 5.1 to the Spouse of a Salaried Participant who dies before his first possible Annuity Starting Date shall be equal to the amount the Spouse would have received if the Salaried Participant had died the day after having begun to receive payments as of his first possible Annuity Starting Date having elected to receive his benefit in the form of a Qualified Joint and Survivor Annuity. Subject to the lump sum payment provisions of Section 6.7, the benefit shall be payable for the life of the Spouse beginning on the Spouse’s Annuity Starting Date under Section 1.6.3.
          5.2.2 The monthly death benefit payable under Section 5.1 to the Spouse of a Salaried Participant who dies on or after his first possible Annuity Starting Date shall be equal to the amount the Spouse would have received if the Salaried Participant had elected to receive his benefit in the form of a Qualified Joint and Survivor Annuity on the day before his death. Subject to the lump sum payment provisions of Section 6.7, the benefit shall be payable for the life of the Spouse beginning on the date of the Salaried Participant’s death.
     5.3 Death of Participant On or After Retirement Date.
          5.3.1 If upon the last to occur of (A) the death of a Salaried Participant who has failed to elect a benefit other than a Qualified Joint and Survivor Annuity form of benefit and who (i) retired on his Early Retirement Date, Normal Retirement Date or Late Retirement Date, (ii) experienced a Severance from Employment for reasons other than retirement, death or Total and Permanent Disability and who has been credited with 10 years of Continuous Service, or (iii) experienced a Severance from Employment for reasons other than retirement, death or Total and Permanent Disability and who has been credited with 10 years of Continuous Service and who receives a benefit under Section 3.4.2, or (B) the death of such Salaried Participant’s Spouse, the total of the benefit payments to the Salaried Participant and his Spouse are less than the amount of such Salaried Participant’s Accumulated Contributions, the Beneficiary designated by the last to die of the Salaried Participant and his Spouse shall receive a benefit, in the form of a lump sum, equal to the Salaried Participant’s Accumulated Contributions reduced by the aggregate amount of the benefit payments to the Salaried Participant and his Spouse.
          5.3.2 If upon the death of a Salaried Participant who has elected the monthly payments for life form of benefit described in Section 6.2, and who (A) experienced a Severance from Employment on his Early Retirement Date, Normal Retirement Date or Late Retirement Date, (B) experienced a Severance from Employment for reasons other than retirement, death or Total and Permanent Disability and who has been credited with ten years of Continuous Service, or (C) experienced a Severance from Employment for reasons other than retirement, death or Total and Permanent Disability, and who has been credited with 10 years of

Continuous Service and who receives a benefit under Section 3.4.2, the number of benefit payments to such Salaried Participant is less than 60, such Salaried Participant’s Beneficiary shall receive a benefit in the form of a lump sum, in an amount equal to the amount of such Salaried Participant’s benefit payments multiplied by 60 and reduced by the aggregate amount of such benefit payments to the Salaried Participant.
          5.3.3 If upon the death of a surviving Spouse receiving benefit payments pursuant to Section 5.1, the aggregate amount of such benefit payments is less than the amount of such Salaried Participant’s Accumulated Contributions on the date of his death, the Salaried Participant’s Beneficiary shall receive a benefit in the form of a lump sum, in an amount equal to such Salaried Participant’s Accumulated Contributions on the date of his death reduced by the aggregate amount of benefit payments to the Salaried Participant and Salaried Participant’s surviving Spouse.
     5.4 No Other Death Benefits. Except as provided in this Article V or in accordance with a form of benefit elected under Article VI, no death benefits shall be payable with respect to a Salaried Participant’s Accrued Benefit under the Plan.
     5.5 Military Death Benefits. In addition to the rights under Code Section 414(u) provided by the provisions of this Plan, in the case of a Participant who dies on or after January 1, 2007, while performing Qualified Military Service (as defined in Code Section 414(u)), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of Qualified Military Service as provided by Code Section 414(u)) that are provided under the Plan assuming the Participant resumed and then terminated employment on account of death. However, the foregoing sentence shall not provide any additional benefit accruals, and the deemed resumption of employment of the Participant shall be applied only to determine the eligibility of a Beneficiary for any pre-retirement death benefits, and only to the extent required by applicable guidance, as incorporated herein.

ARTICLE VI. PAYMENT OF RETIREMENT BENEFITS.
     6.1 Annuity Payment Date. Any benefit due a Participant, surviving Spouse or other Beneficiary under this Article VI shall begin no later than 60 days following the close of the Plan Year in which occurs the latest of:
          6.1.1 The Participant’s Normal Retirement Date;
          6.1.2 The tenth anniversary of the year in which the Participant commenced participation in the Plan; or
          6.1.3 The Participant’s actual Severance from Employment,
unless the Participant, Spouse or other Beneficiary elects otherwise. Subject to Section 6.7 and Section 6.9, a Participant, Spouse or other Beneficiary may elect to have distribution made, or begin, later than a date specified in Section 6.1.1, 6.1.2, or 6.1.3 above.
     6.2 Normal Form of Retirement Benefit — Unmarried Salaried Participants. The normal form of retirement benefit for an unmarried Salaried Participant shall be an annuity for the life of the Salaried Participant continuing until the last payment due before his death (single life annuity with payments guaranteed for five years for a Pre-1998 Employee). Subject to the notice and election procedures of Section 6.6, such a Salaried Participant may elect an optional form of payment under Section 6.4. The normal form of benefit for an unmarried Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant.
     6.3 Normal Form of Retirement Benefit — Married Salaried Participants. The normal form of retirement benefit for a married Salaried Participant shall be a Qualified Joint and Survivor Annuity. Such a Salaried Participant may elect an optional form of benefit under Section 6.4. The Salaried Participant’s election of an optional form of benefit will be valid only if his Spouse consents to his election in writing, signed before a notary public, pursuant to the notice and election procedures set forth in Section 6.6. The normal form of benefit for a married Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant.
     6.4 Optional Forms of Retirement Benefit Payment. Subject to the notice and election procedures in Section 6.6, a Salaried Participant may elect one of the following forms of benefit payment in lieu of the normal form of benefit payment provided for in Section 6.2 or Section 6.3, each of which shall be the Actuarial Equivalent, as defined in Section 1.3, of the normal form of benefit payment for an unmarried Salaried Participant, as described in Section 6.2:
          6.4.1 An annuity for the life of the Salaried Participant;
          6.4.2 A joint and survivor annuity providing an annuity for the life of the Salaried Participant with either 50%, 66-2/3% or 100% of such benefit (as elected by the Salaried Participant) continuing after his death for the remaining lifetime of his Beneficiary; or
          6.4.3 An annuity for the life of the Salaried Participant, with payments to the Salaried Participant and his Beneficiary (or the estate of the last of the two to survive) guaranteed for a period of 5 or 10 years.

          6.4.4 For Plan Years beginning after December 31, 2007, a Salaried Participant may elect a “Qualified Optional Survivor Annuity.” A Qualified Optional Survivor Annuity is:
     6.4.4.1 A joint life annuity payable for the life of the Salaried Participant, with continuation of payments as a survivor annuity for the remaining life of a surviving Spouse at a rate of seventy-five percent (75%) of the rate payable during the Salaried Participant’s lifetime; and
     6.4.4.2 The Actuarial Equivalent of the normal form of benefit payment for an unmarried Salaried Participant, as described in Section 6.2.
If the Qualified Optional Survivor Annuity is not actuarially equivalent to the Qualified Joint and Survivor Annuity described in Section 6.3, Spousal consent is required for a Salaried Participant to waive the Qualified Joint and Survivor Annuity and elect the Qualified Optional Survivor Annuity.
No benefit may be elected for a period extending beyond the life expectancy, on the Annuity Starting Date, of a Salaried Participant and his Beneficiary. In addition, the Actuarial Equivalent present value of the benefit payable to the Salaried Participant must be more than 50% of the Actuarial Equivalent present value of the benefit payable to him and his Beneficiary unless his Beneficiary is his Spouse.
The optional forms of benefit for a Participant who is not a Salaried Participant shall be determined pursuant to the Appendix applicable to such Participant.
     6.5 Special Optional Form of Retirement Benefit Payments for TRIP Plan Participants. A Salaried Participant who was a TRIP Plan participant may elect, subject to the notice and election procedures in Section 6.6, and in lieu of one of the normal forms of benefit and optional forms of benefit described above, the additional optional form of benefit described below, which shall be the actuarial equivalent (using the 1983 Group Annuity Mortality Tables for males, set back one year for retirees and five years for beneficiaries and an interest rate of 7 1/2%) of the normal form of benefit payment for an unmarried Salaried Participant, as described in Section 6.2:
          6.5.1 A retirement benefit payable for the life of the Salaried Participant, but in the event of the death of the Salaried Participant prior to the receipt of retirement benefits at least equal to the lump sum value of the Salaried Participant’s normal form of benefit, calculated in accordance with Section 1.3, the excess of the lump sum value over the retirement benefit received by the Salaried Participant shall be paid to the Salaried Participant’s Beneficiary.
     6.6 Election of Benefits — Notice and Election Procedures.
          6.6.1 Initial Notice and Election. Not earlier than 180 days (90 days for Plan Years beginning before January 1, 2007), but not later than 30 days (seven days if the 30-day period is waived by the Participant and the Participant’s Spouse, if applicable) before the Participant’s Annuity Starting Date, the Benefits Group shall provide a notice to a Participant who is eligible to make a distribution election under the Plan. The notice shall describe the terms and conditions of the normal form of benefit (“qualified annuity” with respect to Hourly Participants) payable to him, explain the optional forms of benefit available under the Plan, including the eligibility conditions, material features and relative values of those options, explain the Participant’s right to make, and the financial effect of, an election to waive the normal form of benefit (“qualified annuity” with respect to Hourly Participants), explain the rights of the Participant’s Spouse (if the Participant is married), explain the Participant’s right to make, and the effect of, a revocation of a previous election to waive the normal form of benefit (“qualified annuity” with respect to Hourly Participants), and explain the Participant’s right to defer distribution until he attains the later of Normal Retirement Age or age 62 in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and Treasury Regulations Section 1.417(a)(3)-1. Notices given in Plan Years beginning after December 31, 2006, shall also include a description of how much larger benefits will be if the commencement of distribution is deferred. The notice shall advise the Participant that his benefit shall be paid in the normal form (“qualified annuity” with respect to Hourly Participants) unless within the election period before his Annuity Starting Date, he notifies the Benefits Group of an election to receive a different form of benefit, and, if he is married:
     6.6.1.1 His Spouse (to whom the survivor annuity is payable under the Qualified Joint and Survivor Annuity) consents in writing to the waiver election;
     6.6.1.2 The Spouse’s consent acknowledges the effect of the waiver election and is witnessed by a notary public or a member of the Benefits Group;
     6.6.1.3 The Spouse consents to the alternate form of payment designated by the Participant or to any change in that designated form of payment; and
     6.6.1.4 Unless the Spouse is the Participant’s sole primary Beneficiary, the Spouse consents to the Participant’s Beneficiary designation or to any change in the Participant’s Beneficiary designation.
The Spouse’s consent to a waiver of the Qualified Joint and Survivor Annuity is irrevocable, unless the Participant revokes the waiver election. The Spouse may execute a blanket consent to any form of payment designation or to any Beneficiary designation made by the Participant, if the blanket consent acknowledges the Spouse’s right to limit that consent to a specific designation but, in writing, waives such right.
The Benefits Group may accept as valid a waiver election which does not satisfy the spousal consent requirements of this Section if the Benefits Group establishes the Participant does not have a Spouse, the Benefits Group is not able to locate the Participant’s Spouse, or other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement. If the Participant’s Spouse is legally incompetent to give consent, the Spouse’s legal guardian (even if the guardian is the Participant) may give consent. Also, if the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, Spousal consent is not required unless a qualified domestic relations order provides otherwise. Any consent necessary under this Section shall be valid only with respect to a Spouse who signs the consent, or, in the event of a deemed permissible election, the designated Spouse (if any). Additionally, a Participant may revoke a prior waiver without the consent of his Spouse at any time before the Annuity Starting Date. The number of revocations shall not be limited. Any new wavier or change of the terms of a specific consent shall require a new Spousal consent.
          6.6.2 Election Period; Extension of Election Period. A Participant’s election period under this Section 6.6 shall be the 180-day (90-day prior to January 1, 2007) period ending on his Annuity Starting Date. If, by not later than the day before his Annuity Starting

Date, the Participant notifies the Benefits Group in writing of an election not to take the Qualified Joint and Survivor Annuity, and his Spouse has consented to such election, his benefit shall be paid in the alternate form selected by the Participant. However, if by not later than the day before his Annuity Starting Date, the Participant requests the Benefits Group to furnish him with additional information relating to the effect of the Qualified Joint and Survivor Annuity, the election period under this Section 6.6.2 shall be extended and his Annuity Starting Date shall be postponed to a date not later than 180 days (90 days prior to January 1, 2007) following the furnishing to him of the additional information.
The written explanation described in Section 6.6.1 of the Plan may be provided to the Participant after his Annuity Starting Date (as defined in Treasury Regulation Section 1.401(a)-20, Q&A-10). In such a case, the benefit election period must run for at least 30 days after the written explanation described in Section 6.6.1 is provided to the Participant, and the Participant’s actual benefit commencement date shall be after his Annuity Starting Date.
          6.6.3 Change of Election — Optional Form of Benefit. Any Participant electing an optional form of benefit may revoke such election and file a new election with the Benefits Group at any time prior to the Participant’s Annuity Starting Date. Upon the Participant’s Annuity Starting Date, his election shall become irrevocable.
     6.7 Payment of Small Benefits.
          6.7.1 Payment Before Annuity Starting Date. The Benefits Group shall direct the Trustee to make a single payment to a Participant who is a former Employee, or a surviving Spouse of a vested Participant who died before his Annuity Starting Date, of the Actuarial Equivalent present value of the benefit payable to that Participant, surviving Spouse, or other Beneficiary before his applicable Annuity Starting Date if that Actuarial Equivalent present value does not exceed $5,000 without the consent of the Participant, surviving Spouse, or other Beneficiary. Such payment shall fully discharge all Plan liabilities with respect to such benefit.
Effective for distributions made on or after March 28, 2005, if a Participant experiences a Severance from Employment for any reason, and the Actuarial Equivalent present value of the Participant’s vested Accrued Benefit is $5,000 or less at the time of such Severance from Employment, the Benefits Group shall direct the Trustee to distribute such benefit without the Participant’s consent as soon as administratively feasible as follows:
     6.7.1.1 If the Actuarial Equivalent present value of the Participant’s vested Accrued Benefit is $1,000 or less and the Participant does not make an affirmative election to have such amount paid directly to an Eligible Retirement Plan in accordance with Section 6.10 of the Plan, such amount shall be paid directly to the Participant in a cash lump sum.
     6.7.1.2 If the Actuarial Equivalent present value of a Participant’s vested Accrued Benefit is more than $1,000 and does not exceed $5,000 and the Participant does not affirmatively elect to have such amount paid directly to him, or to an Eligible Retirement Plan in accordance with Section 6.10 of the Plan, such amount shall be paid directly to an individual retirement account or annuity under Section 408 of the Code (an “IRA”) established for the Participant pursuant to a written agreement between the Administrative Committee and the provider of the IRA that meets the requirements of Section 401(a)(31) of the Code and the Treasury Regulations thereunder. The Benefits Group shall establish and maintain procedures to inform each Participant to whom this Section applies of the nature and operation of the IRA and the Participant’s investments therein, the fees and expenses associated with the operation of the IRA, and the terms of the written agreement establishing such IRA on behalf of the Participant.
     6.7.1.3 Notwithstanding Sections 6.7.1.1 and 6.7.1.2, the Benefits Group shall direct the Trustee to make a cash lump sum payment to a surviving Spouse of a vested Participant who died before his Annuity Starting Date, of the Actuarial Equivalent present value of the benefit payable to that surviving Spouse or other Beneficiary before his applicable Annuity Starting Date, if that Actuarial Equivalent present value does not exceed $5,000, without the consent of the surviving Spouse or other Beneficiary. Such payment shall fully discharge all Plan liabilities with respect to such benefit.
          6.7.2 Deemed Cash-Outs.
     6.7.2.1 Salaried Participants. If a Salaried Participant has a one year Break-in-Service and the Actuarial Equivalent present value of his vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such vested Accrued Benefit.
     6.7.2.2 Hourly Participants. An Hourly Participant who has no vested interest in his Accrued Benefit at the time of his Severance from Employment shall be deemed to receive a cash-out in the amount of $0 as of the date of such Severance from Employment.
     6.7.2.3 Arrow Salaried Participants. The deemed cash-out provisions in Section 6.4 of Appendix F apply to Arrow Salaried Participants.
     6.7.2.4 Arrow Hourly Participants. The deemed cash-out provisions in Section 6.3 of Appendix G apply to Arrow Hourly Participants.
     6.7.2.5 Arrow Berks Participants. The deemed cash-out provisions in Section 6.3 of Appendix H apply to Arrow Berks Participants.
          6.7.3 Disregard Prior Service. If a Participant receives a lump-sum distribution under Section 6.7.1 and is subsequently reemployed, his prior service shall be disregarded in any subsequent determination of his Accrued Benefit under the Plan, to the extent permissible under Section 411(a)(7) of the Code and Treasury Regulations thereunder. Notwithstanding the preceding sentence, if a nonvested Participant who receives a lump-sum distribution of $0 under Section 6.7.2 subsequently resumes employment with the Employer or a Related Employer before he has incurred five consecutive one-year Breaks in Service, his prior service shall not be disregarded in subsequent determinations of his Accrued Benefit.
     6.8 Continued Employment After Normal Retirement Date; Reemployed Participants. Any Salaried Participant who (a) continues in employment after his Normal Retirement Date, or (b) having experienced a Severance from Employment and begun to receive benefits hereunder, is subsequently reemployed as an Employee shall not be entitled to payment of benefits while so employed or reemployed. Prior to January 1, 2009, such a Salaried Participant shall be eligible to accumulate additional Credited Service. Upon Severance from Employment his benefit shall be recomputed based upon his aggregate Credited Service. In the case of a Salaried Participant who is reemployed, retirement benefit payments shall be redetermined as of the subsequent Severance from Employment in accordance with the form of benefit payment in effect prior to the Salaried Participant’s reemployment and adjusted to reflect the increase, if any, in benefits attributable to Credited Service after reemployment. The rules of this Section shall be applied consistent with the provisions of 29 CFR Section 2530.203-3 issued by the United States Department of Labor, which provisions are incorporated herein by reference. With respect to Participants other than Salaried Participants, the provisions regarding reemployment and suspension of benefits are set forth in Appendix E, F, G or H, as applicable.
     6.9 Required Distributions — Code Section 401(a)(9).
          6.9.1 Minimum Distribution Requirements for Participants. The Benefits Group may not direct the Trustee to distribute the Participant’s vested Accrued Benefit, nor may the Participant elect to have the Trustee distribute his vested Accrued Benefit, under a method of payment which, as of the Required Beginning Date, does not satisfy the minimum distribution requirements under Code Section 401(a)(9) and applicable proposed or final Treasury Regulations. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2002 and prior to January 1, 2006, the Plan will generally apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with F-3 and F-3A of Section 1.401(a)(9)-1 of the 1987 proposed Treasury Regulations, A-1 of Section 1.401(a)(9)-6 of the 2001 proposed Treasury Regulations, Section 1.401(a)(9)-6T of the temporary Treasury Regulations, or a reasonable and good faith interpretation of Code Section 401(a)(9), notwithstanding any provision of the Plan to the contrary. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2006, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the Treasury Regulations under Code Section 401(a)(9) that were finalized in June 2004, as set forth in this Section 6.9.
     6.9.1.1 Annuity Distributions. An annuity distribution made to the Participant pursuant to this Article VI or an Appendix hereto must satisfy all of the following requirements:
     6.9.1.1.1 The periodic payment intervals under the annuity may not be longer than one year.
     6.9.1.1.2 The distribution period must not exceed the life (or joint lives) of the Participant and his designated Beneficiary (as determined in accordance with the requirements of Code Section 401(a)(9) and applicable Treasury Regulations), or a period certain not longer than the period described in Section 6.9.1.6 or 6.9.2.
     6.9.1.1.3 The annuity does not recalculate the life expectancy of a Participant or Spouse more frequently than annually and does not recalculate the life expectancy of a non-Spouse Beneficiary.
     6.9.1.1.4 Once payments have begun over a period, the Participant or Beneficiary may not change the period, even if the period is shorter than the maximum period permitted under Code Section 401(a)(9), unless:

     6.9.1.1.4.1 The modification occurs when the Participant has had a Severance from Employment or in connection with a Plan termination;
     6.9.1.1.4.2 The payment period before the modification is a period certain without life contingencies; or
     6.9.1.1.4.3 The annuity payments after the modification are paid under a Qualified Joint and Survivor Annuity over the joint lives of the Participant and a designated Beneficiary, the Participant’s Spouse is the sole designated Beneficiary, and the modification occurs in connection with the Participant’s becoming married to such Spouse; and
          all of the following conditions are satisfied:
     6.9.1.1.4.4 The future payments after the modification satisfy the requirements of Code Section 401(a)(9), the Treasury Regulations under Code Section 401(a)(9), and this Section 6.9 (determined by treating the date of the change as a new Annuity Starting Date and the actuarial present value of the remaining payments prior to the modification as the entire interest of the Participant);
     6.9.1.1.4.5 For purposes of Code Sections 415 and 417, the modification is treated as a new Annuity Starting Date;
     6.9.1.1.4.6 After taking into account the modification, the annuity (including all past and future payments) satisfies the requirements of Code Section 415 (determined at the original Annuity Starting Date, using the interest rate and mortality tables applicable to such date); and
     6.9.1.1.4.7 The end point of the period certain, if any, for any modified payment period is not later than the end point available to the Participant at the original Annuity Starting Date under Code Section 401(a)(9) and this Section 6.9.
     6.9.1.1.5 The payments are nonincreasing or increase only as follows:
     6.9.1.1.5.1 By an annual percentage increase that does not exceed the percentage increase in an index described in Treasury Regulations Section 1.401(a)(9)-6(A-14)(b)(2), (b)(3), or (b)(4) (an “Eligible Cost-of-Living Index”) for a 12-month period ending in the year during which the increase occurs or a prior year;
     6.9.1.1.5.2 By a percentage increase that occurs at specified times and does not exceed the cumulative total of annual percentage increases in an Eligible Cost-of-Living Index since the Annuity Starting Date, or if later, the date of the most recent percentage increase;
     6.9.1.1.5.3 By a constant percentage of less than 5% per year, applied not less frequently than annually;
     6.9.1.1.5.4 As a result of dividend or other payments that result from actuarial gains, provided:
     (A) Actuarial gain is measured not less frequently than annually;
     (B) The resulting dividend or other payments are either paid no later than the year following the year for which the actuarial experience is measured or paid in the same form as the payment of the annuity over the remaining period of the annuity (beginning no later than the year following the year for which the actuarial experience is measured);
     (C) The actuarial gain taken into account is limited to actuarial gain from investment experience;
     (D) The assumed interest rate used to calculate such actuarial gains is not less than 3%; and
     (E) The annuity payments are not increased by a constant percentage as described in Section 6.9.1.1.5.3;
     6.9.1.1.5.5 To the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if there is no longer a survivor benefit because the Beneficiary whose life was being used to determine the distribution period dies or is no longer the Participant’s Beneficiary pursuant to a qualified domestic relations order within the meaning of Code Section 414(p);
     6.9.1.1.5.6 To provide a final payment upon the Participant’s death not greater than the excess of the actuarial present value of the Participant’s Accrued Benefit (within the meaning of Code Section 411(a)(7)) calculated as of the Annuity Starting Date using the Applicable Interest Rate and the Applicable Mortality Table (or, if greater, the total amount of Employee contributions) over the total payments before the Participant’s death;
     6.9.1.1.5.7 To allow a Beneficiary to convert the survivor portion of a joint and survivor annuity into a single sum distribution upon the Participant’s death; or

     6.9.1.1.5.8 To pay increased benefits that result from a Plan amendment.
     6.9.1.2 Limitation on Distribution Periods. As of the first Distribution Calendar Year, distributions to a Participant, if not made in a single sum, may be made only over one of the following periods:
     6.9.1.2.1 The life of the Participant;
     6.9.1.2.2 The joint lives of the Participant and a designated Beneficiary;
     6.9.1.2.3 A period certain not extending beyond the life expectancy of the Participant; or
     6.9.1.2.4 A period certain not extending beyond the joint life and last survivor expectancy of the Participant and a designated Beneficiary.
A “Distribution Calendar Year” is a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Section 6.9.2.2 or 6.9.2.3.
     6.9.1.3 Form of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 6.9.1.1, 6.9.1.4, 6.9.1.5, 6.9.1.6, or 6.9.2. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and Section 1.401(a)(9) of the Treasury Regulations. Any part of the Participant’s interest which is in the form of an individual account described in Code Section 414(k) will be distributed in a manner satisfying the requirements of Code Section 401(a)(9) and Section 1.401(a)(9) of the Treasury Regulations that apply to individual accounts.
     6.9.1.4 Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed by the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under Section 6.9.2.2 or 6.9.2.3) is the payment for one payment interval. The second payment need not be made until the end of the next payment interval, even if the second payment interval occurs in the calendar year following the year in which the Required Beginning Date occurs. Payment intervals are the periods for which payments are received under the annuity, e.g., bi-monthly, monthly, semi-annually, or annually. All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date.
     6.9.1.5 Additional Accruals. Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues. The Annuity Starting Date and form of distribution commenced by the Required Beginning Date applies to the distribution of these additional accruals, unless the Participant, if a Salaried Participant, elects otherwise pursuant to the benefit options described in Section 6.4, and if not a Salaried Participant, elects otherwise pursuant to Appendix E, F, G, or H, as applicable, and that election otherwise complies with the minimum distribution requirements of this Section 6.9.1. An additional accrual includes any portion of the Participant’s Accrued Benefit which becomes nonforfeitable during the applicable calendar year.
     6.9.1.6 Period Certain Annuities. Unless the Participant’s Spouse is the sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Treasury Regulations Section 1.401(a)(9)-9, Q&A-2, for the calendar year that contains the Annuity Starting Date. If the Annuity Starting Date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Treasury Regulations Section 1.401(a)(9)-9, Q&A-2, plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the Annuity Starting Date. If the Participant’s Spouse is the Participant’s sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this Section 6.9.1.6, or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in Treasury Regulations Section 1.401(a)(9)-9, Q&A-3, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the Annuity Starting Date.
     6.9.1.7 Nonannuity Distributions. A lump sum distribution made on or before a Participant’s Required Beginning Date of his entire nonforfeitable Accrued Benefit under the Plan satisfies the minimum distribution requirements of this Section 6.9.1. Furthermore, a lump sum payment of additional accruals, as described in Section 6.9.1.3, no later than the end of the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues, satisfies the minimum distribution requirements of this Section 6.9.1.
          6.9.2 Minimum Distribution Requirements For Death Benefits Payable to Beneficiaries. The method of distribution to the Participant’s Beneficiary must satisfy Code Section 401(a)(9) and the applicable Treasury Regulations.

     6.9.2.1 If the Participant dies after distribution of his interest begins in the form of an annuity meeting the requirements of this Section 6.9, the remaining portion of the Participant’s interest will continue to be distributed over the remaining period over which distributions commenced, if any.
     6.9.2.2 If the Participant dies before the date distribution of his interest begins and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest, if any, will be distributed within 5 years after the date of the Participant’s death (with payment completed by December 31 of the calendar year in which occurs the 5th anniversary of the Participant’s date of death) (the “5-Year Rule”).
     6.9.2.3 If the Participant dies before the date distribution of his interest begins and there is a designated Beneficiary, unless the Participant or Beneficiary elects the 5-Year Rule, the Participant’s entire interest will be distributed, or will begin to be distributed, no later than as follows:
     6.9.2.3.1 If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, distributions to the surviving Spouse will begin by December 31 of the later of the calendar year immediately following the calendar year in which the Participant died or the calendar year in which the Participant would have attained age 70 1/2.
     6.9.2.3.2 If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
     The Participant’s entire interest will be distributed over the life of the designated Beneficiary or over a period certain not exceeding:
     6.9.2.3.3 If the Annuity Starting Date is after the first Distribution Calendar Year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or
     6.9.2.3.4 If the Annuity Starting Date is before the first Distribution Calendar Year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year that contains the Annuity Starting Date.
In order for a Participant or Beneficiary to elect the 5-Year Rule instead of the life expectancy rule set forth in this Section 6.9.2.3, the election must be made no later than the earlier of September 30 of the calendar year in which distributions would be required to begin under 6.9.2.3.3 or 6.9.2.3.4, or by September 30 of the calendar year which contains the 5th anniversary or the Participant’s (or, if applicable, surviving Spouse’s) death.
     6.9.2.4 If the Participant dies before the date distribution of his interest begins, the Participant’s surviving Spouse is his sole designated Beneficiary, and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse are required to begin, Sections 6.9.2.2 and 6.9.2.3 shall apply as if the surviving Spouse were the Participant, except that the provision permitting distributions to a surviving Spouse who is the sole designated Beneficiary to begin by the December 31 of the calendar year in which the Participant would have attained age 70 1/2 (if later than the December 31 of the calendar year immediately following the calendar year in which the Participant’s death occurred) does not apply.
     6.9.2.5 For purposes of computing life expectancy, the Benefits Group must use the Single Life Table in Treasury Regulations Section 1.401(a)(9)-9, Q&A-1.
          6.9.3 Special Rules. The Benefits Group, only upon the Participant’s written request or, in the case of a distribution described in Section 6.9.2, only upon the written request of the Participant’s Spouse, may recalculate the applicable life expectancy period for purposes of calculating the minimum distribution applicable to a Distribution Calendar Year following the first Distribution Calendar Year. The Participant must make a recalculation election not later than his Required Beginning Date. A surviving Spouse must make a recalculation election no later than the December 31 date described in 6.9.2.3.1. A recalculation election applicable to a joint life expectancy payment, where the survivor is a non-Spouse Beneficiary, may not take into account any adjustment to any life expectancy other than the Participant’s life expectancy, as prescribed by applicable Treasury Regulations under Code Section 401(a)(9). In the absence of a recalculation election, the Plan does not permit recalculation of the applicable life expectancy factor.
          6.9.4 Payments to a Surviving Child. Payments made to a Participant’s surviving child until the child reaches the age of majority (or dies, if earlier) shall be treated as if such payments were made to the surviving Spouse to the extent the payments become payable to the surviving Spouse upon cessation of the payments to the child. For purposes of this Section, a child shall be treated as having not reached the age of majority if the child has not completed a specified course of education and is under the age of 26. In addition, a child who is disabled within the meaning of Code Section 72(m)(7) when the child reaches the age of majority shall be treated as having not reached the age of majority so long as the child continues to be disabled.
     6.10 Eligible Rollover Distributions.
          6.10.1 Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Article, a Distributee may elect, at the time and in the manner prescribed by the Benefits Group, to have any portion of an Eligible Rollover Distribution (but not less than $500) paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The Benefits Group may establish rules and procedures governing the processing of Direct Rollovers and limiting the amount or number of such Direct Rollovers in accordance with applicable Treasury Regulations. Distributions not transferred to an Eligible Retirement Plan in a Direct Rollover shall be subject to income tax withholding as provided under the Code and applicable state and local laws, if any. If a Participant elects to have a portion of an Eligible Rollover Distribution transferred to an Eligible Retirement Plan pursuant to this Section 6.10, the portion not transferred to an Eligible Retirement Plan shall be distributed to the Participant in the same form of benefit as the portion of the distribution that was transferred to an Eligible Retirement Plan.

          6.10.2 Definitions.
     6.10.2.1 “Eligible Rollover Distribution:” An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent such distribution is required under Code Section 401(a)(9); (c) any hardship distribution; (d) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities received in certain distributions); and (e) any other distribution(s) that is reasonably expected to total less than $200 during a year. Notwithstanding the foregoing, any portion of a distribution after December 31, 2001 that consists of after-tax contributions which are not includible in gross income may be transferred to: (1) an individual retirement account or annuity described in Code Sections 408(a) or (b); or (2) a qualified defined contribution plan described in Code Sections 401(a) or 403(a) (through a direct trustee-to-trustee transfer) that agrees to separately account for amounts so transferred (and any related earnings), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution which is not so includible. In addition, the portion of any distribution on and after January 1, 2007 that consists of after-tax contributions which are not includible in gross income may be transferred (in a direct trustee-to-trustee transfer) to a qualified defined benefit plan or a Code Section 403(b) tax-sheltered annuity that agrees to separately account for amounts so transferred (and the earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution which is not so includible.
     6.10.2.2 “Eligible Retirement Plan:” An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a) and, effective January 1, 2002, an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, and which accepts the Distributee’s Eligible Rollover Distribution. In addition, for Plan Years beginning on and after January 1, 2008, an Eligible Retirement Plan includes a Roth IRA, subject to the restrictions that apply to rollovers from a traditional IRA into a Roth IRA. However, the Benefits Group is not responsible for assuring a recipient is eligible to make a rollover to a Roth IRA. This definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

     6.10.2.3 “Distributee:” A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the Spouse or former Spouse. Effective for distributions on and after January 1, 2007, a Distributee also includes the Participant’s non-Spouse Beneficiary.
     6.10.2.4 “Direct Rollover:” A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee. In the case of a non-Spouse Beneficiary, a Direct Rollover may be made only to an individual retirement account or annuity described in Code Section 408(a) or Section 408(b) (“IRA”) that is established on behalf of the designated Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(1). Also, in this case, the determination of any minimum required distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A-17 and 18.

ARTICLE VII. CONTRIBUTIONS.
     7.1 Employer Contributions. The Employer shall make the contributions required to fund the cost of the benefits provided by this Plan. The Employer intend to make such contributions as are necessary to fund the Plan in accordance with the minimum funding standards of the Code. Contributions by the Employer are conditioned upon their deductibility under the Code for federal income tax purposes
     7.2 Funding Policy. The Administrative Committee shall be responsible for ascertaining the projected financial needs of the Plan in order to provide for the payment of benefits described in the Plan and for establishing a funding policy which it reasonably believes will provide the Plan with the funds to satisfy those needs. Insofar as the funding policy established by the Administrative Committee includes the determination of the contributions to the Plan which the Employer should make from time to time, the funding policy must be approved by the Committee and the Committee and Administrative Committee shall have no responsibility for any refusal by any Employer to make such contributions, except that the Committee and Administrative Committee shall give appropriate recognition to the reduced contributions in determining the ongoing funding policy of the Plan. The Administrative Committee’s authority to establish the Plan’s funding policy shall include the authority to allocate among the Trustees all of the contributions of the Employer, and all accumulated earnings thereon, whether such contributions have already been made or are made in the future. The Administrative Committee shall have the right at any time and from time to time to change the method of funding benefits hereunder. The Administrative Committee shall communicate periodically, as it deems appropriate, to the Trustee and to any Plan Investment Manager, the Plan’s short-term and long-term financial needs so that investment policy can be coordinated with Plan financial requirements.
     7.3 Determination of Contributions. The Committee shall determine the amount of contributions the Employer must make to the Trust under the terms of the Plan. In this regard, the Committee may place full reliance upon all reports, opinions, tables, valuations, certificates and computations the actuary furnishes the Committee.
     7.4 Time of Payment of Employer Contributions. The Employer shall make its contribution to the Trustee within the time prescribed by the Code or applicable Treasury Regulations.
     7.5 Return of Employer Contributions. Notwithstanding Section 9.1 of the Plan:
          7.5.1 In the case of a contribution made by the Employer by a mistake of fact, such contribution may be returned to the Employer within one year after its payment.
          7.5.2 All Employer contributions to the Plan are conditioned on the allowance of their deductibility for federal income tax purposes under the Code. If the deduction of a contribution is disallowed by the Internal Revenue Service, to the extent of disallowance, the contribution may be returned to the Employer within one year after the disallowance.
          7.5.3 Any amounts returned under this Section shall be disposed of as directed by the Committee through uniform and nondiscriminatory rules. The Trustee shall not increase the amount of any contribution returnable under this Section for any earnings attributable to the contribution, but the Trustee shall decrease the Employer contribution returnable for any losses attributable to it.

All returns under this Section 7.5 shall be limited in amount, circumstance, and timing as required by Section 403(c) of ERISA, and no such return shall be made if, solely on account of such return, the Plan would cease to be a qualified plan under Code Section 401(a).
     7.6 Forfeitures. Any forfeitures during a year arising from a Participant’s Severance from Employment or otherwise before the termination of the Plan shall be used to reduce the applicable Employers’ contributions under the Plan for following years and shall not increase any benefit otherwise payable hereunder.
     7.7 Irrevocability. The Employer shall have no right, title or interest in the contributions made to the Trustee and no part of the Fund shall revert to the Sponsor or any Participating Employer except that, after satisfaction of all liabilities of the Plan as set forth in Section 9.8, any amount remaining shall revert to the Employer.
     7.8 Employee Contributions. The Plan does not permit nor require contributions from Participants.
     7.9 Funding Notice. For Plan Years beginning on and after January 1, 2008 or such later date required by applicable law and/or Department of Labor Regulations or other guidance, if the Employer fails to make an installment or other payment required to meet the minimum funding standard to the Plan within 60 days following the due date for such installment, the Benefits Group must notify all Plan Participants and Beneficiaries, including alternate payees, in accordance with ERISA Section 101(f). However, if the Employer has filed a waiver request with respect to the Plan Year that includes the required installment, no notice is required unless the waiver request is denied, in which case the Benefits Group must provide notice within 60 days after the date of the denial.
     7.10 Funding-Based Limits on Benefits and Benefit Accruals. Notwithstanding any provisions of the Plan to the contrary, effective January 1, 2008, the Plan shall comply with all applicable limits on benefit accruals, Plan amendments, benefit distributions and contributions as set forth in Code Section 436 and the guidance issued thereunder, including available transition relief.

ARTICLE VIII. ADMINISTRATION.
     8.1 Fiduciary Responsibility. The Plan shall be administered by the Committee, which shall be the Plan’s “named fiduciary” and “administrator,” as those terms are defined by ERISA, and its agent designated to receive service of process. All matters relating to the administration of the Plan, including the duties imposed upon the Plan administrator by law, except those duties relating to the control or management of Plan assets, shall be the responsibility of the Committee, Administrative Committee, or Benefits Group, in accordance with their authority under the benefit plan governance structure approved by the Compensation Committee of the Board of Directors, as amended from time to time. All matters relating to the control or management of Plan assets shall, except to the extent delegated in accordance with the trust agreement, be the sole and exclusive responsibility of the Trustee. The Trustee shall be responsible to ensure that contributions are made to the Trust only to the extent required by the terms of the Trust or applicable law. It is intended under this Plan and the Trust that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations under this Plan and the Trust and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Fund in any manner against investment loss or depreciation in asset value.
     8.2 Appointment and Removal of Committee. The Committee shall consist of three or more persons who shall be appointed and may be removed by the Board of Directors. Persons appointed to the Committee may be, but need not be, employees of the Employer. Any Committee member may resign by giving written notice to the Board of Directors, which notice shall be effective 30 days after delivery. A Committee member may be removed by the Board of Directors by written notice to such Committee member, which notice shall be effective upon delivery. In the event of any vacancies on the Committee, the remaining Committee members then in office shall constitute the Committee and shall have full power to act and exercise all powers of the Committee described in this Article VIII. The Board of Directors shall promptly select a successor following the resignation or removal of any Committee member, if necessary to maintain a Committee of at least three persons.
     8.3 Compensation and Expenses of Committee and Administrative Committee. Members of the Committee and Administrative Committee who are employees of the Employer shall serve without compensation. Members of the Committee and Administrative Committee who are not employees of the Employer may be paid reasonable compensation for services rendered to the Plan. Such compensation, if any, and all usual and reasonable expenses of the Committee and Administrative Committee may be paid in whole or in part by the Employer, and any expenses not paid by the Employer shall be paid by the Trustee out of the principal or income of the Fund.
     8.4 Committee and Administrative Committee Procedures. The Committee and Administrative Committee may enact such rules and regulations for the conduct of their business and for the administration of the Plan as they shall deem necessary or appropriate. To the extent permitted by their by-laws, the Committee and Administrative Committee may act either at meetings at which a majority of its members are present or by a writing signed by a majority of its members without the holding of a meeting. Records shall be kept of the actions of the Committee and Administrative Committee. No Employee who is a Participant in the Plan shall vote upon, or take an active role in resolving, any question affecting only his Accrued Benefit.

     8.5 Plan Interpretation. The Committee shall have the duty and authority to interpret the provisions of the Plan and to decide any dispute that may arise regarding the rights of Participants thereunder and, in general, to direct the administration of the Plan. Any such determination shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons. The Committee shall have the authority to deviate from the literal terms of the Plan to the extent the Committee shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Employer, the legal counsel of the Employer, or the Trustee.
     8.6 Fiduciary Duties. In performing their duties, all fiduciaries with respect to the Plan shall act solely in the interest of the Participants and their Beneficiaries, and:
          8.6.1 For the exclusive purpose of providing benefits to the Participants and their Beneficiaries;
          8.6.2 With the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims;
          8.6.3 To the extent a fiduciary possesses and exercises investment responsibilities, by diversifying the investments of the Fund so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and
          8.6.4 In accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA
     8.7 Consultants. The Committee, Administrative Committee, and Benefits Group may, and to the extent necessary for the preparation of required reports shall, employ accountants, actuaries, attorneys and other consultants or advisors. The fees charged by such accountants, actuaries, attorneys and other consultants or advisors shall be paid from the Fund unless paid by the Employer.
     8.8 Method of Handling Plan Funds. No Committee, Administrative Committee, or Benefits Group member shall, at any time, handle any assets of the Fund, except that all payments to the Fund shall be made by the officer of the Employer charged with that responsibility by such Employer. All payments from the Fund shall be made by the Trustee.
     8.9 Delegation and Allocation of Responsibility. Prior to January 1, 2008, the Committee, by unanimous action in writing, may delegate any Plan administrative responsibility to any officer of the Sponsor or any Participating Employer and may allocate any of its responsibilities to one or more members of the Committee. Effective on and after January 1, 2008, the Committee may delegate any Plan administrative responsibility to any employee of the Employer or any committee of such employees and may allocate any of its responsibilities to such committee, subject to the terms of the Committee’s authority as chartered by the Board of Directors. In the event of any such delegation or allocation the Committee shall establish procedures for the thorough and frequent review of the performance of such duties. Persons to whom responsibilities have been delegated may not delegate to others any discretionary authority or discretionary control with respect to the management or administration of the Plan.

     8.10 Other Committee, Administrative Committee and Benefits Group Powers and Duties. The Committee, Administrative Committee and/or Benefits Group have the following powers and duties in accordance with their authority under the benefit plan governance structure approved by the Compensation Committee of the Board of Directors, as amended from time to time:
          8.10.1 To determine the rights of eligibility of an Employee to participate in the Plan, the value of a Participant’s Accrued Benefit and the vested percentage of each Participant’s Accrued Benefit;
          8.10.2 To adopt and enforce rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules are not inconsistent with the terms of the Plan and the Trust;
          8.10.3 To interpret and construe all terms, provisions, conditions and limitations of the Plan and the rules and regulations it adopts (including the discretionary authority to interpret the Plan documents, without limitation and issues of fact) and to reconcile any inconsistency or supply any omitted detail that may appear in the Plan in such manner and to such extent as the Committee, Administrative Committee and/or Benefits Group shall deem necessary and proper to effectuate the Plan;
          8.10.4 To direct the Trustee with respect to the crediting and distribution of the Trust;
          8.10.5 To review and render decisions respecting a claim for (or denial of a claim for) a benefit under the Plan;
          8.10.6 To furnish the Employer with information which the Employer may require for tax or other purposes;
          8.10.7 To enlist or engage the services of employees of the Employer and other agents to assist it with the performance of any of its duties, as the Committee Administrative Committee and/or Benefits Group determines advisable;
          8.10.8 To engage the services of an Investment Manager or Managers (as defined in ERISA Section 3(38)), each of whom shall have full power and authority to manage, acquire or dispose (or direct the Trustee with respect to acquisition or disposition) of any Plan asset under its control, to remove any Investment Manager, and to appoint a successor if so desired;
          8.10.9 Effective January 1, 2008, to ensure compliance with the minimum funding standards; prior to January 1, 2008, to establish and maintain a funding standard account and to make credits and charges to the account to the extent required by and in accordance with the provisions of the Code;
          8.10.10 To authorize any one of its members, or its secretary, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters or other documents, such authority being evidenced by an instrument signed by all members and filed with the Trustee;

          8.10.11 To amend the Plan pursuant to Section 9.2 with the approval of the Board of Directors if the amendment relates to or otherwise impacts the compensation of Section 16 Officers, as defined in Rule 16a-1 issued under the Securities Exchange Act of 1934; and
          8.10.12 As permitted by the Employee Plans Compliance Resolution System (“EPCRS”) issued by the Internal Revenue Service, as in effect from time to time, (1) to voluntarily correct any Plan qualification failure, including, but not limited to failures involving Plan operation, impermissible discrimination in favor of Highly Compensated Employees, the specific terms of the Plan document, or demographic failures; (2) implement any correction methodology permitted under EPCRS; and (3) negotiate the terms of a compliance statement or a closing agreement proposed by the IRS with respect to correction of a Plan qualification failure.
     8.11 Records and Reports. The Benefits Group shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and regulations issued thereunder relating to records of a Participant’s Service, Accrued Benefit and the percentage of such Accrued Benefit that is vested under the Plan; notifications to Participants; registration with the Internal Revenue Service; and annual reports to the Department of Labor.
     8.12 Application and Forms for Benefits. The Benefits Group may require a Participant or Beneficiary to complete and file with the Benefits Group an application for a benefit and all other forms approved by the Benefits Group, and to furnish all pertinent information requested by the Benefits Group. The Benefits Group may rely upon all such information so furnished it, including the Participant’s or Beneficiary’s current mailing address.
     8.13 Authorization of Benefit Payments. The Benefits Group shall issue directions to the Trustee concerning all benefits that are to be paid from the Fund pursuant to the provisions of the Plan, and warrants that all such directions are in accordance with this Plan.
     8.14 Unclaimed Accrued Benefit — Procedure. The Plan does not require the Employer, the Trustee, the Committee, the Administrative Committee, or the Benefits Group to search for, or ascertain the whereabouts of, any Participant or Beneficiary. At the time the Participant’s or Beneficiary’s benefit becomes distributable under the Plan, the Benefits Group, by certified or registered mail addressed to his last known address of record with the Benefits Group or the Employer, shall notify any Participant, or Beneficiary, that he is entitled to a distribution under this Plan. If the Participant or Beneficiary fails to claim his distributive share or make his whereabouts known in writing to the Benefits Group within six (6) months from the date of mailing of the notice, the Plan shall treat the Participant’s or Beneficiary’s unclaimed payable Accrued Benefit as forfeited. Where the benefit is distributable to the Participant, the forfeiture under this paragraph occurs as of the last day of the notice period of this Section, if the Participant’s vested Accrued Benefit does not exceed $5,000, or as of the first day the benefit is distributable without the Participant’s consent, if the present value of the Participant’s vested Accrued Benefit exceeds $5,000. Where the benefit is distributable to a Beneficiary, the forfeiture occurs as of the last day of the notice period of this Section except, if the Beneficiary is the Participant’s Spouse and the vested Accrued Benefit payable to the Spouse exceeds $5,000, the forfeiture occurs as of the first day the benefit is distributable without the Spouse’s consent. The Employer shall use the amounts representing the forfeited Accrued Benefit to reduce its contribution for future Plan Years.

If a Participant or Beneficiary who has incurred a forfeiture of his Accrued Benefit under this Section makes a claim, at any time, for his forfeited Accrued Benefit, the Benefits Group shall restore the Participant’s or Beneficiary’s forfeited Accrued Benefit. The Benefits Group shall direct the Trustee to distribute the Participant’s or Beneficiary’s restored Accrued Benefit in accordance with Article VI as if the Participant experiences a Severance from Employment in the Plan Year in which the Benefits Group restores the forfeited Accrued Benefit.
     8.15 Individual Statement. As determined by the Benefits Group in its discretion, the Benefits Group shall furnish to the Participant (or Beneficiary of such deceased Participant) an individual statement reflecting the value of his Accrued Benefit. In addition, subject to the requirements of ERISA, the Benefits Group shall provide to any Participant or Beneficiary of a deceased Participant who so requests in writing, a statement indicating the total value of his Accrued Benefit and the vested portion of such Accrued Benefit, if any. The Benefits Group shall also furnish a written statement to any Participant who has a Severance from Employment during the Plan Year and is entitled to a deferred vested benefit under the Plan as of the end of the Plan Year, if no retirement benefits have been paid with respect to such Participant during the Plan Year. No Participant, except a member of the Committee, the Administrative Committee, Benefits Group and their designees, shall have the right to inspect the records reflecting the Accrued Benefit of any other Participant. Notwithstanding the above, effective January 1, 2008, at least one time every three Plan Years, the Benefits Group shall provide each Participant with a vested Accrued Benefit and who is employed by the Employer at the time the statement is to be furnished, a pension benefit statement that indicates, on the basis of the latest information available, the total benefits accrued and the vested benefits, if any, that have accrued or the earliest date on which benefits will become vested. The statement must be written in a manner calculated to be understood by the average Plan Participant and may be delivered in a manner and otherwise satisfy the requirements of ERISA Section 105(a). Further, for each Plan Year beginning on and after January 1, 2008, the Benefits Group shall prepare and distribute a Plan funding notice that satisfies the requirements of ERISA Section 101(f) and applicable regulations thereunder.
     8.16 Parties to Litigation. Except as otherwise provided by ERISA, only the Employer, the Committee and the Trustee shall be necessary parties to any court proceeding involving the Plan, any fiduciary of the Plan, the Trustee or the Fund. No Participant, or Beneficiary, shall be entitled to any notice of process unless required by ERISA. Any final judgment entered in any proceeding shall be conclusive upon the Employer, the Committee, the Administrative Committee, Benefits Group, the Trustee, Participants and Beneficiaries.
     8.17 Use of Alternative Media. The Committee, Administrative Committee and Benefits Group may include in any process or procedure for administering the Plan, the use of alternative media, including, but not limited to, telephonic, facsimile, computer or other such electronic means as available. Use of such alternative media shall be deemed to satisfy any Plan provision requiring a “written” document or an instrument to be signed “in writing” to the extent permissible under the Code, ERISA and applicable regulations.
     8.18 Personal Data to Benefits Group. Each Participant and each Beneficiary of a deceased Participant must furnish to the Benefits Group such evidence, data or information as the Benefits Group considers necessary or desirable for the purpose of administering the Plan and shall otherwise cooperate fully with the Benefits Group in the administration of the Plan. The provisions of this Plan are effective for the benefit of each Participant upon the condition precedent that each Participant will furnish promptly full, true and complete evidence, data and information when requested by the Benefits Group, provided the Benefits Group shall advise each Participant of the effect of his failure to comply with its request. The Benefits Group in its sole discretion may defer benefit commencement until all of the information it requests is provided.
     8.19 Address for Notification. Each Participant and each Beneficiary of a deceased Participant shall file with the Benefits Group from time to time, in writing, his post office address and any change of post office address. Any communication, statement or notice addressed to a Participant, or Beneficiary, at his last post office address filed with the Benefits Group, or as shown on the records of the Employer, shall bind the Participant, or Beneficiary, for all purposes of this Plan.
     8.20 Notice of Change in Terms. The Benefits Group, within the time prescribed by ERISA and the applicable regulations, shall furnish all Participants and Beneficiaries a summary description of any material amendment to the Plan or notice of discontinuance of the Plan and all other information required by ERISA to be furnished without charge.
     8.21 Assignment or Alienation. Subject to Code Section 414(p) relating to qualified domestic relations orders, neither a Participant nor a Beneficiary shall anticipate, assign or alienate (either at law or in equity) any benefit provided under the Plan, and the Trustee shall not recognize any such anticipation, assignment or alienation. Furthermore, a benefit under the Plan is not subject to attachment, garnishment, levy, execution, or other legal or equitable process, including the claims of any trustee in bankruptcy or other representative of the Participant or Beneficiary in such action.
     8.22 Litigation Against the Plan. If any legal action filed against the Trustee, the Sponsor, the Employer, the Committee, the Administrative Committee, the Benefits Group, or any member or members of the Committee, Administrative Committee or Benefits Group, by or on behalf of any Participant or Beneficiary, results adversely to the Participant or to the Beneficiary, the Trustee shall reimburse itself, the Sponsor, the Employer, the Committee, the Administrative Committee, the Benefits Group, or any member or members of the Committee, Administrative Committee or Benefits Group all costs and fees expended by it or them by surcharging all costs and fees against the sums payable under the Plan to the Participant or to the Beneficiary, but only to the extent a court of competent jurisdiction specifically authorizes and directs any such surcharges and only to the extent Code Section 401(a)(13) does not prohibit any such surcharges.
     8.23 Information Available. Any Participant in the Plan or any Beneficiary may, during reasonable business hours, examine copies of the Plan description, latest annual report, any bargaining agreement, this Plan and Trust, contract or any other instrument under which the Plan was established or is operated. The Benefits Group shall maintain all of the items listed in this Section in its offices, or in such other place or places as it may designate from time to time in order to comply with the regulations issued under ERISA. Upon the written request of a Participant or Beneficiary, the Benefits Group shall furnish him with a copy of any item listed in this Section. The Benefits Group may make a reasonable charge to the requesting person for the copy so furnished.
     8.24 Presenting Claims for Benefits. Any Participant or any other person claiming under a deceased Participant, such as a surviving Spouse or Beneficiary, (“Claimant”) may submit written application to the Benefits Group for the payment of any benefit asserted to be due him under the Plan. Such application shall set forth the nature of the claim and such other information as the Benefits Group may reasonably request. Promptly upon the receipt of any application required by this Section, the Benefits Group shall determine whether or not the Participant, Spouse, or Beneficiary involved is entitled to a benefit hereunder and, if so, the amount thereof and shall notify the claimant of its findings.
If a claim is wholly or partially denied, the Benefits Group shall so notify the Claimant within 90 days after receipt of the claim by the Benefits Group, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the end of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Group expects to render its final decision. Notice of the Benefits Group ‘s decision to deny a claim in whole or in part shall be set forth in a manner calculated to be understood by the Claimant and shall contain the following:
          8.24.1 The specific reason or reasons for the denial;
          8.24.2 Specific reference to the pertinent Plan provisions on which the denial is based;
          8.24.3 A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
          8.24.4 An explanation of the claims review procedure set forth in Section 8.25 hereof.
If notice of denial is not furnished, and if the claim is not granted within the period of time set forth above, the claim shall be deemed denied for purposes of proceeding to the review stage described in Section 8.25.
     8.25 Claims Review Procedure. If an application filed under Section 8.24 above shall result in a denial by the Benefits Group of the benefit applied for, either in whole or in part, such Claimant shall have the right, to be exercised by written application filed with the Administrative Committee within 60 days after receipt of notice of the denial of his application or, if no such notice has been given, within 60 days after the application is deemed denied under Section 8.24, to request the review of his application and of his entitlement to the benefit applied for. Such request for review may contain such additional information and comments as the Claimant may wish to present. Within 60 days after receipt of any such request for review, the Administrative Committee shall reconsider the application for the benefit in light of such additional information and comments as the Claimant may have presented, and if the Claimant shall have so requested, shall afford the Claimant or his designated representative a hearing before the Administrative Committee.
The Administrative Committee shall also permit the Claimant or his designated representative to review pertinent documents in its possession, including copies of the Plan document and information provided by the Employer relating to the Claimant’s entitlement to such benefit. The Administrative Committee shall make a final determination with respect to the Claimant’s application for review as soon as practicable, and in any event not later than 60 days after receipt of the aforesaid request for review, except that under special circumstances, such as the necessity for holding a hearing, such 60-day period may be extended to the extent necessary, but in no event beyond the expiration of 120 days after receipt by the Administrative Committee of such request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. Notice of such final determination of the Administrative Committee shall be furnished to the Claimant in writing, in a manner calculated to be understood by him, and shall set forth the specific reasons for the decision and specific references to the pertinent provisions of the Plan upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review
If such final determination is favorable to the Claimant, it shall be binding and conclusive. If such final determination is adverse to such Claimant, it shall be binding and conclusive unless the Claimant notifies the Administrative Committee within 90 days after the mailing or delivery to him by the Administrative Committee of its determination that he intends to institute legal proceedings challenging the determination of the Administrative Committee, and actually institutes such legal proceeding within 180 days after such mailing or delivery.
     8.26 Disputed Benefits. If any dispute shall arise between a Participant, or other person claiming under a Participant, and the Administrative Committee after the review of a claim for benefits, or in the event any dispute shall develop as to the person to whom the payment of any benefit under the Plan shall be made, the Trustee may withhold the payment of all or any part of the benefits payable hereunder to the Participant, or other person claiming under the Participant, until such dispute has been resolved by a court of competent jurisdiction or settled by the parties involved.
     8.27 Claims Involving Benefits Related to Disability. The provisions of this Section 8.27 are effective for Total and Permanent Disability claims (and disability claims filed under an Appendix hereto) filed on or after January 1, 2002. Notwithstanding any provision of this Article VIII to the contrary, the Benefits Group and Administrative Committee shall comply with and follow the applicable Department of Labor Regulations for claims involving a determination of Total and Permanent Disability or benefits related to Total and Permanent Disability, including, but not limited to:
          8.27.1 The Benefits Group shall advise a Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. If the Benefits Group determines that due to matters beyond the control of the Plan, such decision cannot be reached within 45 days, an additional 30 days may be provided and the Benefits Group shall notify the Claimant of the extension prior to the end of the original 45-day period. The 30-day extension may be extended for a second 30-day period, if before the end of the original extension, the Benefits Group determines that due to circumstances beyond the control of the Plan, a decision cannot be rendered within the extension period.
          8.27.2 Claimants shall be provided at least 180 days following receipt of a benefit denial in which to appeal such adverse determination.
          8.27.3 The Administrative Committee shall review the Claimant’s appeal and notify the Claimant of its determination within a reasonable period of time, but not later than 45 days after receipt of the Claimant’s request for review. Should the Administrative Committee determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the appeal, the Administrative Committee shall notify the Claimant of the extension before the end of the initial 45 day period. Such an extension, if required, shall not exceed 45 days.
          8.27.4 If the Administrative Committee’s final determination is favorable to the Claimant, it shall be binding and conclusive. If such final determination is adverse to such Claimant, it shall be binding and conclusive unless the Claimant notifies the Administrative Committee within 90 days after the mailing or delivery to him by the Administrative Committee of its determination that he intends to institute legal proceedings challenging the determination of the Administrative Committee, and actually institutes such legal proceeding within 180 days after such mailing or delivery.

ARTICLE IX. EXCLUSIVE BENEFIT, AMENDMENT, TERMINATION AND MERGER.
     9.1 Exclusive Benefit. Except as otherwise provided herein, the Employer shall have no beneficial interest in any asset of the Trust and no part of any asset in the Trust may ever revert to or be repaid to the Employer, either directly or indirectly; nor prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries under the Plan, shall any part of the corpus or income of the Trust Fund, or any asset of the Trust, be (at any time) used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries.
     9.2 Amendment of the Plan. The Plan may be amended at any time and from time to time by the Board of Directors. The Plan may also be amended at any time and from time to time by the Committee (with the approval of the Board of Directors if the amendment relates to or otherwise impacts the compensation of Section 16 Officers, as defined in Rule 16a-1 issued under the Securities Exchange Act of 1934). The Administrative Committee also has the authority to amend the Plan to the extent such amendments are (i) required by law or (ii) do not result in a material increase in the Employer’s contributions to or the cost of maintaining the Plan, including without limitation merging Employer sponsored retirement plans and adding covered locations to the Plan. No amendment shall divest any vested interest of any Participant, surviving Spouse, or other Beneficiary, and no amendment shall be effective unless the Plan shall continue to be for the exclusive benefit of the Participants, surviving Spouses, and other Beneficiaries. In addition, no amendment shall decrease any Participant’s Accrued Benefit, eliminate or reduce any benefit subsidy or early retirement benefit, or eliminate any optional form of benefit except in accordance with Section 411(d)(6) and Section 412(c)(8) of the Code.
In addition to the above, if the Employer makes an alternative deficit reduction contribution pursuant to Code Section 412(l)(12) and ERISA Section 302(d)(12), any amendment to the Plan will satisfy the requirements of Code Section 412(l)(12)(B) and ERISA Section 302(d)(12).
     9.3 Amendment to Vesting Provisions. The Board of Directors has the right to amend the vesting provisions of the Plan at any time. In addition, the Committee (or the Administrative Committee pursuant to a delegation by the Committee) has the right to amend the vesting provisions of the Plan at any time unless the amendment relates to or otherwise impacts the compensation of Section 16 Officers, as defined in Rule 16a-1 issued under the Securities Exchange Act of 1934. However, the Administrative Committee and Benefits Group shall not apply any such amended vesting schedule to reduce the vested percentage of any Participant’s Accrued Benefit derived from Employer contributions (determined as of the later of the date the Employer adopts the amendment, or the date the amendment becomes effective) to a percentage less than the vested percentage computed under the Plan without regard to the amendment. An amended vesting schedule shall apply to a Participant only if the Participant receives credit for at least one Hour of Service after the new schedule becomes effective.
If the Employer makes a permissible amendment to the vesting provisions of the Plan, each Salaried Participant having at least three (3) Plan Years of service with the Employer, and each Hourly Participant, Arrow Salaried Participant, Arrow Hourly Participant, and Arrow Berks Participants with at least three Years of Vesting Service, may elect to have the percentage of his vested Accrued Benefit computed under the Plan without regard to the amendment. For Participants who do not have at least one Hour of Service on any Plan Year beginning after December 31, 1988, the election described in the preceding sentence applies only to Participants having at least five (5) Plan Years of service with the Employer. The Participant must file his election with the Benefits Group within sixty (60) days of the latest of (a) the adoption of the amendment; (b) the effective date of the amendment; or (c) the Participant’s receipt of a copy of the amendment. The Benefits Group, as soon as practicable, shall forward to each affected Participant a true copy of any amendment to the vesting provisions, together with an explanation of the effect of the amendment, the appropriate form upon which the Participant may make an election to remain under the vesting provisions provided under the Plan prior to the amendment, and notice of the time within which the Participant must make an election to remain under the prior vesting provisions. The election described in this Section does not apply to a Participant if the amended vesting provisions provide for vesting at least as rapid at all times as the vesting provisions in effect prior to the amendment. For purposes of this Section, an amendment to the vesting provisions of the Plan includes any Plan amendment which directly or indirectly affects the computation of the vested percentage of an Employee’s rights to his Employer derived Accrued Benefit.
     9.4 Merger/Direct Transfers and Elective Transfers. The Employer and the Administrative Committee shall not consent to, or be a party to, any merger or consolidation with another plan, or to a transfer of assets or liabilities to another plan, unless immediately after the merger, consolidation or transfer, the surviving plan provides each Participant a benefit equal to or greater than the benefit each Participant would have received had the Plan terminated immediately before the merger, consolidation or transfer. The Trustee possesses the specific authority to enter into merger agreements or agreements for the direct transfer of assets with the trustee of other retirement plans described in Code Section 401(a), and to accept the direct transfer of plan assets, or to transfer Plan assets as a party to any such agreement, upon the consent or direction of the Employer or the Administrative Committee.
If permitted by the Employer in its discretion, the Trustee may accept a direct transfer of plan assets on behalf of an Employee prior to the date the Employee becomes a Participant in the Plan. If the Trustee accepts such a direct transfer of plan assets, the Benefits Group and Trustee shall treat the Employee as a Participant for all purposes of the Plan, except the Employee shall not accrue benefits until he actually becomes a Participant in the Plan.
Unless a transfer of assets to this Plan is an Elective Transfer, the Plan will preserve all Code Section 411(d)(6) protected benefits with respect to the transferred assets, in the manner described in Section 9.2. A transfer is an “Elective Transfer” if: (a) the transfer satisfies the first paragraph of this Section; (b) the transfer is voluntary, under a fully informed election by the Participant; (c) the Participant has an alternative that retains his Code Section 411(d)(6) protected benefits (including an option to leave his benefit in the transferor plan, if that plan is not terminating); (d) the transfer satisfies the applicable spousal consent requirements of the Code; (e) the transferor plan satisfies the joint and survivor notice requirements of the Code, if the Participant’s transferred benefit is subject to those requirements; (f) the Participant has a right to immediate distribution from the transferor plan, in lieu of the Elective Transfer; (g) the transferred benefit is at least the greater of the single sum distribution provided by the transferor plan for which the Participant is eligible or the present value of the Participant’s accrued benefit under the transferor plan payable at that plan’s normal retirement age; (h) the Participant has a one hundred percent (100%) vested interest in the transferred benefit; and (i) the transfer otherwise satisfies applicable Treasury Regulations. If this Plan accepts an Elective Transfer from a defined contribution plan, the Plan guarantees a benefit derived from that Elective Transfer equal to the value of the transferred amount, expressed as an annual benefit payable at Normal Retirement Age in the normal form of benefit. The Trustee shall distribute this guaranteed benefit attributable to the Elective Transfer at the same time and in the same manner as it distributes the Participant’s Accrued Benefit, and the Administrative Committee shall treat the guaranteed benefit as part of the Participant’s Accrued Benefit for purposes of valuing the Participant’s Accrued Benefit under any consent or election requirements provided in the Plan. An Elective Transfer may occur between qualified plans of any type.
The Trustee shall hold, administer and distribute any transferred assets as a part of the Trust Fund, and the Trustee shall maintain a separate “Transfer Account” for the benefit of the Employee on whose behalf the Trustee accepted the transfer in order to reflect the value of the transferred assets.
Furthermore, a merger or direct transfer described in this Section of the Plan is not a termination for purposes of the special distribution provisions described in this Section.
     9.5 Termination of the Plan. The Sponsor, through action of its Board of Directors, shall have the right, at any time, to suspend or discontinue its contributions under the Plan, and to terminate, at any time, this Plan and the Trust. The Plan shall terminate upon the first to occur of the following:
          9.5.1 The date terminated by action of the Sponsor.
          9.5.2 The date the Sponsor shall be judicially declared bankrupt or insolvent.
          9.5.3 The dissolution, merger, consolidation or reorganization of the Sponsor, or the sale by the Sponsor of all or substantially all of its assets, unless the successor or purchaser makes provision to continue the Plan, in which event the successor or purchaser must substitute itself as the Sponsor under this Plan.
The Plan may also be terminated by the Committee (with the approval of the Board of Directors if the amendment relates to or otherwise impacts the compensation of Section 16 Officers, as defined in Rule 16a-1 issued under the Securities Exchange Act of 1934).
In addition to the above, while each Participating Employer intends to continue the Plan indefinitely, each reserves the right to terminate or partially terminate the Plan at any time as to its Employees. If the Plan is terminated or partially terminated by a Participating Employer, assets shall be allocated to the Accrued Benefits of affected Participants in the manner prescribed in Section 9.8. No Employees of the Participating Employer shall thereafter be admitted to the Plan as new Participants, and no Participating Employer shall make further contributions to the Fund, except as may be required by law.
     9.6 Full Vesting on Termination. Notwithstanding any other provision of the Plan to the contrary, upon either full or partial termination of the Plan, an affected Participant’s right to his Accrued Benefit shall be one hundred percent (100%) vested.
     9.7 Partial Termination. Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the Trustee shall allocate and segregate for the benefit of the Employees then or theretofore employed by the Employer with respect to which the Plan is being terminated the proportionate interest of such Participants in the Fund. Such proportionate interest shall be determined by the actuary. The actuary shall make this determination on the basis of the contributions made by the Employer, the provisions of this Article and such other considerations as the actuary deems appropriate. The fiduciaries shall have no responsibility with respect to the determination of any such proportionate interest.

The funds so allocated and segregated shall be used by the Trustee to pay benefits to or on behalf of Participants in accordance with Section 9.8.
     9.8 Allocation of Assets Upon Termination of Trust Fund. If any Participating Employer terminates the Plan with respect to some or all Participants employed by it, the Benefits Group shall first determine the date of distribution, if any, and the value of Plan assets allocable to such Participants. Subject to provision for expense of administration of liquidation, the Benefits Group, with the advice of the Plan’s enrolled actuary, shall determine amounts allocable with respect to each affected Participant, surviving Spouse, and other Beneficiary. Such allocation shall be made among the affected Participants, surviving Spouses, and other Beneficiaries in the following order:
          9.8.1 To that portion of a Participant’s benefit, if any, derived from his Accumulated Contributions;
          9.8.2 In the case of benefits payable as an annuity:
     9.8.2.1 If the benefit of a Participant, surviving Spouse, or other Beneficiary was in pay status as of the beginning of the three year period ending on the termination date of the Plan, to each such benefit, based on the provisions of the Plan (as in effect during the five year period ending on such date) under which the benefit would be the least; or
     9.8.2.2 If a benefit (other than a benefit described in Section 9.8.2.1) would have been in pay status as of the beginning of such three year period and if the benefits had begun (in the normal form of annuity under the Plan) as of the beginning of such period, to each such benefit based on the provisions of the Plan (as in effect during the five year period ending on such date) under which such benefit would be the least.
For purposes of Section 9.8.2.1, the lowest benefit in pay status during a three year period shall be considered the benefit in pay status for such period.
          9.8.3 Any remaining assets shall be allocated:
     9.8.3.1 To all other benefits (if any) of individuals under the Plan guaranteed under Section 4022 of ERISA (without regard to Section 4022 (b) (5) of ERISA);
     9.8.3.2 To the additional benefits (if any) which would be determined under Section 9.8.3.1 if Section 4022(b)(6) of ERISA did not apply;
     9.8.3.3 To all other nonforfeitable benefits under the Plan;
     9.8.3.4 To all Accrued Benefits under the Plan; and
     9.8.3.5 To the Employer, if all liabilities of the Plan to Participants, their surviving Spouses, and their other Beneficiaries, including liabilities under Section 4044(d)(3) of ERISA, have been satisfied and such distribution is not prohibited by any provision of law.

If the Fund is insufficient to provide in full for any of the classes set forth above, the assets remaining shall be applied proportionately among Participants, surviving Spouses, and other Beneficiaries of that class and nothing shall be applied to any subsequent class.
The above priorities and allocation of assets shall be determined in accordance with Section 4044 of ERISA.
     9.9 Manner of Distribution. Subject to the foregoing provisions of this Article IX, any distribution after termination of the Plan may be made, in whole or in part, to the extent that no discrimination in value results, in cash, in securities or other assets in kind (based on their fair market value as of the date of distribution), or in nontransferable annuity contracts providing for pensions commencing at Normal Retirement Date, as the Benefits Group in its discretion shall determine.
     9.10 Overfunding. If there are assets remaining after satisfying all liabilities to Participants and Beneficiaries upon termination of the Plan, the Trustee shall return the amount by which the Employer has overfunded the Plan to the Employer. The Employer shall instruct the Trustee regarding the amount of overfunding to be so returned.

ARTICLE X. WITHDRAWAL OF PARTICIPATING EMPLOYER.
     10.1 Withdrawal. Each Participating Employer may elect to cause a withdrawal from the Plan of that share of Plan assets allocable to the benefits of Participants employed by it, their surviving Spouses, and other Beneficiaries. After the effective date of such a withdrawal, the provisions of the Plan shall continue to be effective (with such amendments as may thereafter be made from time to time by the withdrawing Employer) as a separate plan for the exclusive benefit of the Participants employed by the withdrawing Participating Employer, their surviving Spouses, and other Beneficiaries, as to which the withdrawing Participating Employer shall succeed to all the rights, powers and duties of the Sponsor under the Plan. In such case, the board of directors of the withdrawing Participating Employer shall succeed to all the rights, powers, and duties of the Board of Directors under the Plan, and the board of directors of the withdrawing Participating Employer shall appoint a committee to administer the separate plan after the effective date of the withdrawal.
     10.2 Notice of Withdrawal. Whenever any Participating Employer shall elect to cause a withdrawal from the Plan with respect to its Employees, it shall, by action of its board of directors, file notice in writing with the Committee and the Trustee of its election, and shall direct the Trustee or a successor trustee named by such withdrawing Participating Employer to hold as a separate trust the amount of assets that the Plan actuary shall certify to the Committee and the Trustee, or successor, to be allocable to the benefits of Participants employed by the withdrawing Participating Employer, their surviving Spouses, and other Beneficiaries. Such separate plan and trust initially shall have the same provisions as the Plan and the trust agreement for the Trust under the Plan, except as otherwise provided in Section 10.1.
     10.3 Withdrawal at Request of Board of Directors. In the event that the Board of Directors shall determine that a Participating Employer shall no longer participate in the Plan, such Participating Employer shall withdraw from the Plan in the manner provided in Section 10.1 and Section 10.2 within six months after notice of such determination is given.
     10.4 Continuation of Plan. Neither the withdrawal from the Plan nor the termination thereof by a Participating Employer pursuant to the provisions of Article IX and Article X shall affect in any manner the continuance of the Plan with respect to any other Employer, and all the terms and conditions of the Plan shall continue to be applicable to such Employer and its Employees as if such withdrawal or termination had not taken place.

ARTICLE XI. LIMITATIONS ON BENEFITS.
     11.1 Limitation on Annual Benefits.
          11.1.1 Definitions. For purposes of this Section 11.1, the following definitions and rules of interpretation shall apply:
     11.1.1.1 Annual Benefit. The Participant’s retirement benefit attributable to Employer contributions (including any portion of such benefit payable to an alternate payee under a qualified domestic relations order satisfying the requirements of Code Section 414(p)), payable annually in the form of a straight life annuity (with no ancillary benefits) under a Defined Benefit Plan subject to Code Section 415(b). The Annual Benefit excludes any benefits attributable to Employee contributions, rollover contributions, or assets transferred from a qualified plan that was not maintained by the Employer. However, effective for Limitation Years beginning on or after July 1, 2007, the determination of the Annual Benefit shall take into account social security supplements described in Code Section 411(a)(9) and benefits transferred from another defined benefit plan, other than transfers of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3.
Except as provided below, for Limitation Years beginning before July 1, 2007, the Annual Benefit payable in a form other than a straight life annuity must be adjusted to an actuarial equivalent straight life annuity before applying the limitations of this Section 11.1. For Limitation Years beginning on or after July 1, 2007, except as provided below, if the Participant’s Annual Benefit is payable in a form other than a straight life annuity, the Annual Benefit shall be adjusted to an actuarially equivalent straight life annuity that begins at the same time as such other form of benefit and is payable on the first day of each month, before applying the limitations of this Section 11.1. In addition, for Limitation Years beginning on or after July 1, 2007, for a Participant who has or will have distributions commencing at more than one Annuity Starting Date, the Annual Benefit shall be determined as of each such Annuity Starting Date (and shall satisfy the limitations of this Section 11.1 as of each such date), actuarially adjusting for past and future distributions of benefits commencing at the other Annuity Starting Date(s). For this purpose, the determination of whether a new Annuity Starting Date has occurred shall be made without regard to Treasury Regulations Section 1.401(a)-20, Q&A-10(d) and with regard to Treasury Regulations Sections1.415(b)-1(b)(1)(iii)(B) and (C).
No actuarial adjustment to the Annual Benefit is required for: (i) survivor benefits payable to a surviving Spouse under a Qualified Joint and Survivor Annuity to the extent such benefits would not be payable if the Participant’s Annual Benefit were paid in another form; (ii) benefits that are not directly related to retirement benefits (such as a qualified disability benefit, preretirement incidental death benefits, and post-retirement medical benefits); or (iii) effective for Limitation Years beginning on and after July 1, 2007, the inclusion in the form of benefit of an automatic benefit increase feature, provided the form of benefit is not subject to Code Section 417(e)(3) and would otherwise satisfy the limitations of this Section 11.1, and the Plan provides that the amount payable under the form of benefit in any Limitation Year shall not exceed the limits of this Section 11.1 applicable at the Annuity Starting Date, as increased in subsequent years pursuant to Code Section 415(d). For this purpose, an automatic benefit increase feature is included in a form of benefit if the form of benefit provides for automatic, periodic increases to the benefits paid in that form.
The Benefits Group shall determine actuarial equivalence under this Section 11.1.1.1 in accordance with the following:
     11.1.1.1.1 Distributions Beginning After December 31, 2001 and Before January 1, 2004. The actuarially equivalent straight life annuity is equal to the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit, computed using whichever of the following produces the greater amount: (a) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; and (b) a 5% interest rate assumption and the Applicable Mortality Table for that Annuity Starting Date. Notwithstanding the foregoing, to determine actuarial equivalence under this Section 11.1.1.1 for a benefit that is in a form other than a straight life annuity and that is subject to Code Section 417(e)(3), the Applicable Interest Rate shall be substituted for “a 5% interest rate assumption” in the preceding sentence.
     11.1.1.1.2 Distributions Beginning in Years After December 31, 2003.
     11.1.1.1.2.1 Benefit Forms Not Subject to Code Section 417(e)(3). The straight life annuity that is the actuarial equivalent to the Participant’s form of benefit shall be determined under this Section 11.1.1.1.2.1 if the form of the Participant’s benefit is a non-decreasing annuity (other than a straight life annuity) payable for a period of not less than the life of the Participant (or, in the case of a qualified pre-retirement survivor annuity, the life of the surviving Spouse), or an annuity that decreases during the life of the Participant merely because of the death of the survivor annuitant (but only if the reduction is not below fifty percent (50%) of the benefit payable before the death of the survivor annuitant) or the cessation or reduction of Social Security supplements or qualified disability payments (as defined in Code Section 401(a)(11)).

          11.1.1.1.2.1.1 For Limitation Years beginning before July 1, 2007, the actuarial equivalent straight life annuity is equal to the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit computed using whichever of the following produces the greater amount: (I) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; and (II) a 5% interest rate assumption and the Applicable Mortality Table for that Annuity Starting Date.
          11.1.1.1.2.1.2 For Limitation Years beginning on or after July 1, 2007, the actuarially equivalent straight life annuity is equal to the greater of: (I) the annual amount of the straight life annuity (if any) payable to the Participant under the Plan commencing at the same Annuity Starting Date as the Participant’s form of benefit; and (II) the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit computed using a 5% interest rate assumption and the Applicable Mortality Table in effect prior to January 1, 2008 for the Annuity Starting Date.
     11.1.1.1.2.2 Benefit Forms Subject to Code Section 417(e)(3). The straight life annuity that is actuarially equivalent to the Participant’s form of benefit shall be determined under this Section 11.1.1.1.2.2 if the form of the Participant’s benefit is other than a benefit form described in Section 11.1.1.1.2.1.
          11.1.1.1.2.2.1 Annuity Starting Dates in Plan Years beginning on or after January 1, 2004 and before January 1, 2006. The actuarially equivalent straight life annuity is equal to the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit computed using whichever of the following produces the greater annual amount: (I) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a

Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; and (II) a 5.5% interest rate assumption and the Applicable Mortality Table.
     Notwithstanding the foregoing, if the Annuity Starting Date is on or after January 1, 2004 and before December 31, 2004, the application of this Section 11.1.1.1.2.2.1 shall not cause the amount payable under the Participant’s form of benefit to be less than the benefit calculated under the Plan, taking into account the limitations of this Section 11.1, except that the actuarially equivalent straight life annuity is equal to the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit, computed using whichever of the following produces the greatest annual amount: (A) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H; (B) the Applicable Interest Rate and the Applicable Mortality Table; and (C) the Applicable Interest Rate (as in effect on the last day of the last Plan Year beginning before January 1, 2004, under provisions of the Plan then adopted and in effect) and the Applicable Mortality Table.
          11.1.1.1.2.2.2 Annuity Starting Dates in Plan Years beginning after December 31, 2005. The actuarially equivalent straight life annuity is equal to the annual amount of the straight life annuity commencing at the same Annuity Starting Date that has the same actuarial present value as the Participant’s form of benefit, computed using: (I) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; (II) the interest rate assumption specified in Code Section 415(b)(2)(E)(ii)(I) (currently 5.5.%) and the Applicable Mortality Table in effect prior to January 1, 2008; or (III) the Applicable Mortality Table in effect prior to January 1, 2008 and the Applicable Interest Rate, divided by 1.05, whichever produces the greatest benefit.
11.1.1.2 Compensation.
    11.1.1.2.1 Salaried Participants. Except as otherwise provided in an Appendix hereto, Compensation with respect to the Limitation Year means the Participant’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of percentage of profits, commissions on insurance premiums, tips and bonuses.) A Compensation payment includes Compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p). However, Compensation does not include:
     11.1.1.2.1.1 Employer contributions (other than amounts excludible from the Employee’s gross income under Code Section 402(e)(3) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 403(b) (relating to a tax-sheltered annuity), Code Section 408(p) (relating to a Simple Retirement Account), Code Section 125 (relating to a cafeteria plan), Code Section 132(f)(4) (relating to qualified transportation fringe benefits, effective for Limitation Years beginning after December 31, 2000), or Code Section 457(b) (collectively “Elective Contributions”)) to the extent such contributions are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified), other than amounts received during the year by a Participant pursuant to a nonqualified unfunded deferred compensation plan, which shall be included in Compensation, but only to the extent includible in gross income;
     11.1.1.2.1.2 Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

     11.1.1.2.1.3 Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;
     11.1.1.2.1.4 Other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code Section 403(b)), or contributions made by an Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludible from the gross income of the Employee), other than Elective Contributions; and
     11.1.1.2.1.5 Other items of remuneration that are similar to any of the items listed in 11.1.1.2.1.1 through 11.1.1.2.1.4, above.
For Plan Years and Limitation Years beginning on and after January 1, 2002, amounts referenced under Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan. For any self-employed individual Compensation shall mean earned income, as defined in Code Section 401(c)(2).
For Limitation Years beginning on and after January 1, 2008, Compensation shall include Post-Severance Compensation paid by the later of: (i) two and one-half (2 1/2) months (or such other period as extended by subsequent Treasury Regulations or other published guidance) after Severance from Employment with the Employer; or (ii) the end of the Limitation Year that includes the date of the Employee’s Severance from Employment with the Participating Employer. “Post-Severance Compensation” means payments that would have been included in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment and the payments are: (a) regular Compensation for Services during the Participant’s regular working hours, Compensation for Services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, if the payments would have been paid to the Employee if the Employee had continued in employment with the Employer; (b) for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued; or (c) received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent the payment is includible in the Employee’s gross income. Any payments not described in the preceding sentence are not considered Post-Severance Compensation if paid after Severance from Employment, except for payments (1) to an individual who does not currently perform services for the Employer by reason of Qualified Military Service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer; or (2) to any Participant who is permanently and totally disabled for a fixed or determinable period, as determined by the Benefits Group. For purposes of this Section 11.1.1.2, “permanently and totally disabled” means that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Effective January 1, 2009, if Salaried Participants’ Compensation under the Plan was not frozen effective for Plan Years beginning after 2008, Compensation would also include any differential wage payments (as defined in Code Section 3401(h)(2)) from the Employer, as required by Code Section 414(u)(12), as amended by the HEART Act.
Back pay, within the meaning of Treasury Regulations Section 1.415(c)-2(g)(8), shall be treated as Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents an amount that would otherwise be Compensation.
    11.1.1.2.2 Hourly Participants. Compensation shall mean Limitation Compensation, as defined in Appendix E.
    11.1.1.2.3 Arrow Salaried Participants. Compensation shall mean Limitation Compensation, as defined in Appendix F.
    11.1.1.2.4 Arrow Hourly Participants. Compensation shall mean Limitation Compensation, as defined in Appendix G.
    11.1.1.2.5 Arrow Berks Participants. Compensation with respect to a Limitation Year means wages within the meaning of Code Section 3401(a) (for purposes of income tax withholding at the source), plus “Elective Contributions.” For purposes of this Section 11.1.2.5, “Elective Contributions” are amounts that would be included in an Employee’s wages but for an election under Code Sections 402(e)(3), 402(h)(1)(B), 402(k), 125 (a), 132(f)(4) (relating to qualified transportation fringe benefits, effective for Limitation Years beginning after December 31,

2000), or Code Section 457(b). However, any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed are disregarded for purposes of determining an Employee’s Compensation. For Plan Years and Limitation Years beginning on and after September 1, 2002, amounts referenced under Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other health coverage. An amount will be treated as an amount under Code Section 125 only if an Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan. For any self-employed individual Compensation shall mean earned income, as defined in Code Section 401(c)(2). For Limitation Years beginning on and after September 1, 2007, Compensation shall not be greater than the limit under Code Section 401(a)(17) that applies to that year.
For Limitation Years beginning on and after August 1, 2007, Compensation shall include Post-Severance Compensation paid by the later of: (A) two and one-half (2 1/2) months (or such other period as extended by subsequent regulations or other published guidance) after Severance from Employment with the Employer; or (B) the end of the Limitation Year that includes the date of the Employee’s Severance from Employment with the Employer. “Post-Severance Compensation” means payments that would have been included in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment and the payments are: (i) regular Compensation for services during the Participant’s regular working hours, Compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, if the payments would have been paid to the Employee if the Employee had continued in employment with the Employer; (ii) for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued; or (iii) received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent the payment is includible in the Employee’s gross income. Any payments not described in the preceding sentence are not considered Post-Severance Compensation if paid after Severance from Employment, except for payments (I) to an individual who does not currently perform services for a Employer by reason of Qualified Military Service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer; or (II) to any Employee who is permanently and totally disabled for a fixed or determinable period, as determined by the Committee. For purposes of this Section 5.9(a)(5), “permanently and totally disabled” means that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Back pay, within the meaning of treasury regulations section 1.415(c)-2(g)(8), shall be treated as Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents an amount that would otherwise be Compensation.
     11.1.1.3 Defined Benefit Plan. A retirement plan that does not provide for individual accounts for Employer contributions. The Benefits Group shall treat all Defined Benefit Plans (whether or not terminated) maintained by the Employer as a single plan.
     11.1.1.4 Defined Contribution Plan. A retirement plan that provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant’s account, and any income, expenses, gains, and losses, and any forfeitures of accounts of other participants that the plan may allocate to such participant’s account. Solely for purposes of this Section 11.1 (except for the $10,000 minimum benefit limitation of Section 11.1.2.4), the Benefits Group shall treat Employee contributions made to any Defined Benefit Plan maintained by a Participating Employer as a separate Defined Contribution Plan. The Benefits Group shall also treat as a Defined Contribution Plan an individual medical account (as defined in Code Section 415(1)(2)) included as part of a Defined Benefit Plan maintained by a Participating Employer and a welfare benefit fund under Code Section 419(e) maintained by an Employer to the extent there are post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)). The Benefits Group shall treat all Defined Contribution Plans (whether or not terminated) maintained by an Employer as a single plan.
     11.1.1.5 Employer. The Employer that adopts this Plan and any Related Employers. Solely for purposes of applying the limitations of this Section 11.1, the Benefits Group shall determine Related Employers by modifying Code Sections 414(b) and (c) in accordance with Code Section 415(h).
     11.1.1.6 High Three-Year Average Compensation. The average of the Participant’s Compensation for the three (3) consecutive Years of Service (or, if the Participant has less than three (3) consecutive Years of Service, the Participant’s longest consecutive period of service, including fractions of years, but not less than one year) with the Employer that produces the highest average. Effective for Limitation Years beginning on or after July 1, 2007, in the case of a Participant who is rehired by the Employer after a Severance from Employment, the Participant’s High Three-Year Average Compensation shall be calculated by excluding all years for which the Participant performs no services for and receives no Compensation from the Employer (the break period) and by treating the years immediately preceding and following the break period as consecutive. In addition, effective for Limitation Years beginning on or after July 1, 2007, a Participant’s Compensation for a Year of Service shall not include Compensation in excess of the limitation under Code Section 401(a)(17) that is in effect for the calendar year in which such Year of Service begins

     11.1.1.7 Limitation Year. The Plan Year. If the Limitation Year is amended to a different 12 consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.
     11.1.1.8 Predecessor Employer. If the Plan, as maintained by the Employer, provides a benefit which a Participant accrued while performing services for a former employer, the former employer is a Predecessor Employer with respect to the Participant. A former entity that antedates the Employer is also a Predecessor Employer with respect to a Participant if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity.
     11.1.1.9 Projected Annual Benefit. The annual benefit (adjusted to an actuarially equivalent straight life annuity if the plan expresses such benefit in a form other than a straight life annuity or qualified joint and survivor annuity) to which a Participant would be entitled under a Defined Benefit Plan on the assumptions that he continues employment until the normal retirement age (or current age, if that is later) thereunder, that his Compensation continues at the same rate as in effect for the Limitation Year under consideration until such age, and that all other relevant factors used to determine benefits under the Defined Benefit Plan remain constant as of the current Limitation Year for all future Limitation Years.
     11.1.1.10 Year of Service.
     11.1.1.10.1 Salaried Participants. A 12 consecutive month period measured from the date an Employee is first credited with an Hour of Service or any anniversary thereof (or his reemployment commencement date or any anniversary thereof), but only if the Plan is in existence for such Year of Service and the Participant is a Participant in the Plan at least one day during that Year of Service.
     11.1.1.10.2 Hourly Participants. A Year of Vesting Service, as determined under Section 3.2 of Appendix E, but only if the Plan is in existence for such Year of Vesting Service and the Participant is a Participant in the Plan at least one day during that Year of Vesting Service.
     11.1.1.10.3 Arrow Salaried Participants. A Year of Benefit Service, as determined under Section 1.38 of Appendix F, but only if the Plan is in existence for such Year of Benefit Service and the Participant is a Participant in the Plan at least one day during that Year of Benefit Service.
     11.1.1.10.4 Arrow Hourly Participants. A Year of Benefit Service, as determined under Section 1.38 of Appendix G, but only if the Plan is in existence for such Year of Benefit Service and the Participant is a Participant in the Plan at least one day during that Year of Benefit Service.

     11.1.1.10.5 Arrow Berks Participants. A Year of Benefit Service, as determined under Section 1.33 of Appendix H, but only if the Plan is in existence for such Year of Benefit Service and the Participant is a Participant in the Plan at least one day during that Year of Benefit Service.
If the Participant receives credit for only a partial Year of Service, he will receive credit for only a partial Year of Service for purposes of the limitations of this Section 11.1. For any other Defined Benefit Plan taken into account, a Year of Service is each accrual computation period for which the Participant receives credit for at least the number of Hours of Service (or period of service, if the Defined Benefit Plan uses elapsed time) necessary to accrue a benefit for that accrual computation period and the eligibility conditions of the Defined Benefit Plan include the Participant as a participant in that plan on at least one day of that accrual computation period. If the Employee satisfies the conditions described in the previous sentence, he will receive credit for a Year of Service (or a partial Year of Service, if applicable) equal to the amount of benefit accrual service (computed to fractional parts of a year) credited under that Defined Benefit Plan for the accrual computation period. A Participant receives credit for a Year of Service under another Defined Benefit Plan only if the Defined Benefit Plan was established no later than the last day of the accrual computation period to which the Year of Service relates. The Participant will not receive credit for more than one Year of Service under this paragraph with respect to the same 12-month period.
          11.1.2 Limitation on Annual Benefit. A Participant’s Annual Benefit payable at any time within a Limitation Year may not exceed the limitations of this Section 11.1.2, even if the benefit formula under the Plan would produce a greater Annual Benefit.
     11.1.2.1 General Rule. Effective for Limitation Years ending after December 31, 2001, with respect to Participants who are credited with an Hour of Service after such date, a Participant’s Annual Benefit may not exceed the lesser of $160,000 (as automatically adjusted under Code Section 415(d), effective January 1 of each year, as published in the Internal Revenue Bulletin), payable in the form of a straight life annuity (the “Dollar Limitation”); or 100% of the Participant’s “High Three-Year Average Compensation,” payable in the form of a straight life annuity (the “Compensation Limitation”).
If a Participant is rehired after a Severance from Employment, the Compensation Limitation is the greater of 100% of the Participant’s High Three-Year Average Compensation, as determined prior to the Severance from Employment, or 100% of the Participant’s High Three-Year Average Compensation, as determined after the Severance from Employment.
Effective for Annuity Starting Dates in Limitation Years ending after December 31, 2001, the Dollar Limitation shall be adjusted if the Participant’s Annuity Starting Date is before age 62 or after age 65. If the Annuity Starting Date is before age 62, the Dollar Limitation shall be adjusted under Section 11.1.2.2. If the Annuity Starting Date is after age 65, the Dollar Limitation shall be adjusted under Section 11.1.2.3. However, no adjustment shall be made to the Dollar

Limitation to reflect the probability of a Participant’s death between the Annuity Starting Date and age 62 or between age 65 and the Annuity Starting Date, as applicable, if benefits are not forfeited upon the death of the Participant prior to the Annuity Starting Date. To the extent benefits are forfeited upon death before the Annuity Starting Date, such an adjustment shall be made. For this purpose, no forfeiture shall be treated as occurring upon the Participant’s death if the Plan does not charge Participants for providing a qualified preretirement survivor annuity, as defined in Code Section 417(c), upon the Participant’s death.
     11.1.2.2 Annuity Starting Date Prior To Age 62. The following rules apply if distribution of a Participant’s Annual Benefit commences prior to his attaining age 62:
     11.1.2.2.1 Limitation Years beginning before July 1, 2007. The Dollar Limitation for the Participant’s Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant’s Annuity Starting Date that is the actuarial equivalent of the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) with actuarial equivalence computed using whichever of the following produces the smaller annual amount: (a) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; or (b) a 5% interest rate assumption and the Applicable Mortality Table.
     11.1.2.2.2 Limitation Years beginning on and after July 1, 2007.
     11.1.2.2.2.1 If the Plan does not have an immediately commencing straight life annuity payable at both age 62 and the age of benefit commencement, the Dollar Limitation for the Participant’s Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant’s Annuity Starting Date that is the actuarial equivalent of the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) with actuarial equivalence computed using a 5% interest rate assumption and the Applicable Mortality Table in effect prior to January 1, 2008 for the Annuity Starting Date (and expressing the Participant’s age based on completed calendar months as of the Annuity Starting Date).

     11.1.2.2.2.2 If the Plan has an immediately commencing straight life annuity payable at both age 62 and the age of benefit commencement, the Dollar Limitation for the Participant’s Annuity Starting Date shall be the lesser of the Dollar Limitation determined under Section 11.1.2.2.2.1 and the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) multiplied by the ratio of the annual amount of the immediately commencing straight life annuity under the Plan at the Participant’s Benefit Annuity Starting Date to the annual amount of the immediately commencing straight life annuity under the Plan at age 62, both determined without applying the limitations of this Section 11.1.
11.1.2.3 Annuity Starting Date After Age 65.
     11.1.2.3.1 Limitation Years beginning before July 1, 2007. The Dollar Limitation for the Participant’s Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant’s Annuity Starting Date that is the actuarial equivalent of the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) with actuarial equivalence computed using whichever of the following produces the smaller amount: (a) (i) with respect to Salaried Participants, the Plan’s interest rate and mortality table specified in Section 1.3 for adjusting benefits in the same form; (ii) with respect to Hourly Participants, the Plan interest rate and mortality table specified in Appendix E or a Schedule thereto for adjusting benefits in the same form; and (iii) with respect to Arrow Salaried Participants, the Plan’s interest rate and mortality table specified in Appendix F for adjusting benefits in the same form; (iv) with respect to Arrow Hourly Participants, the Plan’s interest rate and mortality table specified in Appendix G for adjusting benefits in the same form; and (v) with respect to Arrow Berks Participants, the Plan’s interest rate and mortality table specified in Appendix H for adjusting benefits in the same form; or (b) a 5% interest rate assumption and the Applicable Mortality Table.
     11.1.2.3.2 Limitation Years beginning on and after July 1, 2007.
     11.1.2.3.2.1 If the Plan does not have an immediately commencing straight life annuity payable at both age 65 and the age of benefit commencement, the Dollar Limitation at the Participant’s Annuity Starting Date is the annual amount of a benefit payable in the form of a straight life annuity commencing at the Participant’s Annuity Starting Date that is the actuarial equivalent of the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) with actuarial equivalence computed using a 5% interest rate assumption and the Applicable Mortality Table in effect prior to January 1, 2008 for that Annuity Starting Date (and expressing the Participant’s age based on completed calendar months as of the Annuity Starting Date).

     11.1.2.3.2.2 If the Plan has an immediately commencing straight life annuity payable at both age 65 and the age of benefit commencement, then the Dollar Limitation for the Participant’s Annuity Starting Date shall be the lesser of the Dollar Limitation determined under Section 11.1.2.3.2.1 and the Dollar Limitation (adjusted under Section 11.1.2.5 for years of participation less than 10, if required) multiplied by the ratio of the annual amount of the adjusted immediately commencing straight life annuity under the Plan at the Participant’s Annuity Starting Date (the annual amount of such annuity payable to the Participant, computed disregarding the Participant’s accruals after age 65 but including actuarial adjustments, even if those actuarial adjustments are used to offset accruals) to the annual amount of the adjusted immediately commencing straight life annuity under the Plan at age 65 (the annual amount of such annuity that would be payable under the Plan to a hypothetical Participant who is age 65 and has the same Accrued Benefit as the Participant), both determined without applying the limitations of this Section 11.1
     11.1.2.4 Minimum Benefit Limitation. If a Participant’s Annual Benefit payable for a Limitation Year under any form of benefit under this Plan and all other Defined Benefit Plans ever maintained by the Employer (without regard to whether a plan has been terminated) does not exceed $10,000 multiplied by a fraction, the numerator of which is the Participant’s number of Years of Service (or part thereof, but not less than one year and not to exceed 10) and the denominator of which is 10, and the Participant does not participate (and has never participated) in any Defined Contribution Plan maintained by the Employer (or a Predecessor Employer) , the Annual Benefit satisfies the limitations of this Section 11.1.2 even if it exceeds the limitations set forth in Section 11.1.2.1. For this purpose, mandatory employee contributions under a defined benefit plan, individual medical accounts under Code Section 401(h), and accounts for postretirement medical benefits established under Code Section 419A(d)(1) are not considered a separate Defined Contribution Plan.
     11.1.2.5 Adjustment For Years of Service/Participation Less Than 10. If a Participant has less than ten (10) Years of Service with the Employer at the time benefits commence, the Benefits Group shall multiply the Compensation Limitation and the $10,000 Minimum Benefit Limitation of Section 11.1.2.4 by a fraction, the numerator of which is the number of Years of Service (computed to fractional parts of a year) with the Employer and the denominator of which is ten (10). If a Participant has less than ten (10) years of participation in the Plan at the time benefits commence, the Benefits Group shall multiply the Dollar Limitation by a fraction, the numerator of which is the number of years of participation (computed to fractional parts of a year) in the Plan and the denominator of which is ten (10). The reduction described in this Section 11.1.2.5 shall not reduce a Participant’s maximum Annual Benefit to less than one-tenth of the maximum Annual Benefit determined without regard to such reduction. To the extent required by Treasury Regulations or by other published Internal Revenue Service guidance, the Committee shall apply the reduction of this Section 11.1.2.5 separately to each change in the benefit structure of the Plan.

     11.1.2.6 Adjustments To Dollar Limitation. The Dollar Limitation of this Section 11.1 2 shall be automatically adjusted under Code Section 415(d), effective January 1 of each year, as published in the Internal Revenue Bulletin. The adjusted Dollar Limitation is applicable to the Limitation Year ending with or within the calendar year of the date of the adjustment; provided, however, that effective for Limitation Years beginning on and after July 1, 2007, a Participant’s benefits shall not reflect the adjusted limit before January 1 of that calendar year.
     11.1.2.7 Current Accrued Benefit Exception. Notwithstanding anything in this Section 11.1 to the contrary, the maximum Annual Benefit for any individual who was a Participant as of the first day of the Limitation Year beginning after December 31, 1986, in one or more Defined Benefit Plans maintained by a Participating Employer on May 6, 1986, shall not be less than the Current Accrued Benefit for all such Defined Benefit Plans. The “Current Accrued Benefit” shall mean a Participant’s Accrued Benefit under the Plan, and under all other Defined Benefit Plans maintained by the Employer, determined as if the Participant had experienced a Severance from Employment as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an Annual Benefit within the meaning of Code Section 415(b)(2). In determining the amount of a Participant’s Current Accrued Benefit, any change in the terms and conditions of the Plan after May 5, 1986, and any cost of living adjustment occurring after May 5, 1986, shall be disregarded. This Section applies only if the Plan and any other Defined Benefit Plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.
     11.1.2.8 Application Of Limitations. A Participant’s Accrued Benefit at any time may not exceed the applicable limitation under this Section 11.1.2. The Benefits Group shall calculate the Participant’s normal retirement pension without regard to the limitations of this Section 11.1.2 and then apply these limitations (as reduced, if applicable, pursuant to Section 11.1.3) to the determination of the Participant’s Accrued Benefit.
     11.1.2.9 Aggregation Rules. For purposes of this Section 11.1, all qualified Defined Benefit Plans (whether terminated or not) ever maintained by the Employer shall be treated as one Defined Benefit Plan, and all qualified Defined Contribution Plans (whether terminated or not) ever maintained by the Employer shall be treated as one Defined Contribution Plan. The rules under Code Section 415(j) shall apply as appropriate for purposes of this Section 11.1 for Limitation Years that begin on or after July 1, 2007. In no event shall a Participant’s benefit be double counted in the application of these aggregation rules. The limitations of this Section 11.1 shall be determined and applied taking into account the aggregation rules provided herein, and the aggregation rules not otherwise provided in this Section 11.1, as incorporated by reference from Treasury Regulations Section 1.415(f)-1. However, any increase in benefits resulting from the application of such rules in effect as of the Limitation Year beginning on or after July 1, 2007, shall apply only to Participants who have completed at least one (1) Hour of Service with the Employer after the last day of Limitation Year that ends just before the Limitation Year that begins on or after July 1, 2007.

     11.1.2.10 Special Rule for Pre-2000 Annuity Starting Dates. With respect to a Participant who has an Annuity Starting Date prior to the first Limitation Year commencing on or after January 1, 2000, his benefit shall continue to be subject to the maximum Annual Benefit limits and the provisions of the Plan that were in effect at his Annuity Starting Date, and shall not be increased due to the repeal of Code Section 415(e).
     11.1.2.11 Special Rule for New Benefit Limits Under EGTRRA. Any benefit increases resulting from the increase in the limitations of Code Section 415(b) effective for Limitation Years ending after December 31, 2001 shall be provided to all Employees participating in the Plan who have one Hour of Service on or after the first day of the first Limitation Year ending after December 31, 2001.
     11.1.2.12 2007 Grandfather Provisions. The application of the provisions of this Section 11.1 effective as of the first Limitation Year on or after July 1, 2007, shall not cause the maximum Annual Benefit for any Participant to be less than the Participant’s accrued benefit under all the Defined Benefit Plans of the Participating Employer (or a predecessor) as of the end of the last Limitation Year beginning before July 1, 2007, under provisions of the Plan or plans that were both adopted and in effect before April 5, 2007. The preceding sentence applies only if the provisions of such Defined Benefit Plans that were both adopted and in effect before April 5, 2007 satisfied the applicable requirements of statutory provisions, Treasury Regulations, and other published guidance relating to Code Section 415 in effect as of the end of the last Limitation Year beginning before July 1, 2007, as described in Treasury Regulations Section 1.415(a)-1(g)(4). In addition, the Plan will not be treated as failing to satisfy the limitations of Code Section 415 merely because the definition of Compensation for a Limitation Year as used for purposes of the limitations of this Section 11.1 reflects compensation for a Plan Year that is in excess of the annual compensation limit under Code Section 401(a)(17) that applies to that Plan Year.
     11.1.2.13 Benefits Under Terminated Plans. If a Defined Benefit Plan maintained by the Employer has terminated with sufficient assets for the payment of benefit liabilities of all participants and a participant in the plan has not yet commenced benefits under the plan, the benefits provided pursuant to the annuities purchased to provide the Participant’s benefits under the terminated Defined Benefit Plan at each possible Annuity Starting Date shall be taken into account in applying the limitations of this Section 11.1. If there are not sufficient assets for the payment of all participants’ benefit liabilities, the benefits taken into account shall be the benefits that are actually provided to the Participant under the terminated plan.
     11.1.2.14 Benefits Transferred from the Plan. If a participant’s benefits under a Defined Benefit Plan maintained by the Employer are transferred to another Defined Benefit Plan maintained by the Employer and the transfer is not a transfer of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3(c), the transferred benefits are not treated as being provided under the transferor plan. Instead the benefits are taken into account as benefits provided under the transferee plan. If a participant’s benefits under a Defined Benefit Plan maintained by the Employer are transferred to another Defined

Benefit Plan that is not maintained by the Employer and the transfer is not a transfer of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3(c),the transferred benefits are treated by the Employer’s plan as if such benefits were provided under annuities purchased to provide benefits under a plan maintained by the Employer that terminated immediately before the transfer with sufficient assets to pay all participants’ benefit liabilities under the plan. If a participant’s benefits under a Defined Benefit Plan maintained by the Employer are transferred to another Defined Benefit Plan in a transfer of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3(c), the amount transferred is treated as a benefit paid from the transferor plan.
     11.1.2.15 Formerly Affiliated Plans of a Participating Employer. A formerly affiliated plan of the Employer shall be treated as a plan maintained by the Employer, but the formerly affiliated plan shall be treated as if it had terminated immediately prior to the cessation of affiliation with sufficient assets to pay participants’ benefit liabilities under the plan and had purchased annuities to provide benefits.
     11.1.2.16 Plans of a Predecessor Employer. If the Employer maintains a Defined Benefit Plan that provides benefits accrued by a participant while performing services for a Predecessor Employer, the participant’s benefits under a plan maintained by the Predecessor Employer shall be treated as provided under the plan maintained by the Employer. However, for this purpose, the plan of the Predecessor Employer shall be treated as if it had terminated immediately prior to the event giving rise to the Predecessor Employer relationship with sufficient assets to pay participants’ benefit liabilities under the plan, and had purchased annuities to provide benefits; the Employer and Predecessor Employer shall be treated as if they were a single employer immediately prior to such event and as unrelated employers immediately after the event; and, if the event giving rise to the predecessor relationship is a benefit transfer, the transferred benefits shall be excluded in determining the benefits provided under the plan of the Predecessor Employer.
     11.1.2.17 Aggregation With Multiemployer Plans. If the Employer maintains a multiemployer plan, as defined in Code Section 414(f), and the multiemployer plan so provides, only the benefits under the multiemployer plan that are provided by the Employer shall be treated as benefits provided under a plan maintained by the Employer for purposes of this Section 11.1. Effective for Limitation Years ending after December 31, 2001, a multiemployer plan shall be disregarded for purposes of applying the Compensation Limitation and the limitation in Section 11.1.2.4.
           11.1.3 Incorporation by Reference. Notwithstanding anything contained in this Section 11.1 to the contrary, the limitations, adjustments and other requirements provided in this Section 11.1 shall at all times comply with the provisions of Code Section 415 and the Treasury Regulations issued thereunder, the terms of which are specifically incorporated into this Plan by reference.
           11.1.4 Repeal of Provision. Should Congress provide by statute, or the Internal Revenue Service provide by regulation or ruling, that any or all of the conditions set forth in this Section 11.1 are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Code then in effect, such conditions shall immediately become void and shall no longer apply, without the necessity of further amendment to the Plan.
     11.2 Benefit Limitations — Rules for Certain Highly Compensated Employees. If the Plan is terminated, the benefit due any Participant or former Participant who is one of the 25 highest paid Highly Compensated Employees shall be restricted in the manner set forth in Section 11.2.1 and Section 11.2.2.
          11.2.1 Benefit Restriction. The benefit payable shall be limited to a benefit that is nondiscriminatory under Section 401(a)(4) of the Code.
          11.2.2 Distribution Restriction. The annual payment shall be restricted to an amount equal to the payments that would be made on behalf of such Participant under a single life annuity that is the Actuarial Equivalent of the sum of the Participant’s Accrued Benefit and the Participant’s other benefits, as defined below.
          11.2.3 Definition of “Benefits”. For purposes of this Section, the term “benefits” shall include loans in excess of the amounts set forth in Section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living Participant, and any death benefits not provided for by insurance on the Participant’s life.
          11.2.4 Restrictions Not Applicable. The restrictions described in this Section 11.2 shall not apply if:
     11.2.4.1 after payment to a Participant described in this Section 11.2 of all benefits described in Section 11.2.3, the value of Plan assets equals or exceeds 110% of the value of the Plan’s current liabilities, as defined in Section 412(l)(7) of the Code; or
     11.2.4.2 the value of the benefits described in Section 11.2.3 for a Participant described in this Section 11.2 is less than 1% of the value of the Plan’s current liabilities.
Should Congress provide by statute, or the Internal Revenue Service provide by regulation or ruling, that any or all of the conditions set forth in this Section 11.2 are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Code then in effect, such conditions shall immediately become void and shall no longer apply, without the necessity of further amendment to the Plan.

ARTICLE XII. PROVISIONS RELATING TO TOP-HEAVY PLAN.
     12.1 Top-Heavy Requirement. Notwithstanding anything in the Plan to the contrary, if the Plan is a Top-Heavy Plan within the meaning of Section 1.59 and Section 416(g) of the Code, then the Plan shall meet the requirements of Sections 12.2, 12.3, and 12.4 for any such Plan Year, but only to the extent required by Code Section 416. In the event that Congress should provide by statute, or the Treasury Department should provide by regulation or ruling, that the limitations provided in this Article are no longer necessary for the Plan to meet the requirements of Code Section 401 or other applicable law then in effect, such limitations shall become void and shall no longer apply, without the necessity of further amendment to the Plan. The provisions of this Article do not apply to the collectively bargained portion of this Plan.
     12.2 Minimum Vesting Requirement. For any Plan Year in which this Plan is a Top-Heavy Plan, the nonforfeitable interest of each Participant in his Accrued Benefits shall be based on the following schedule:
          12.2.1 Salaried Participants:

Years of Continuous Service
As Defined in Plan
Section 1.17	Vested Interest

Less than two	0%
Two but less than three	20%
Three but less than four	40%
Four but less than five	60%
Five or more	100%
          12.2.2 Hourly Participants:

Years of Vesting Service	Vested Percentage
Less than 2	0%

2	20%

3	40%

4	60%

5	80%

6	100%
          12.2.3 Arrow Salaried Participants: In a Plan Year in which the Plan is a Top-Heavy Plan, each Participant who has earned three or more Years of Vesting Service shall be fully vested in his Accrued Benefit.

          12.2.4 Arrow Hourly Participants: In a Plan Year in which the Plan is a Top-Heavy Plan, each Participant who has earned three or more Years of Vesting Service shall be fully vested in his Accrued Benefit.
          12.2.5 Arrow Berks Participants: In a Plan Year in which the Plan is a Top-Heavy Plan, each Participant who has earned three or more Years of Vesting Service shall be fully vested in his Accrued Benefit.
The vesting schedules set forth in this Section 12.2 does not apply to the Accrued Benefit of any Employee who does not have an Hour of Service after the Plan has initially become Top Heavy.
     12.3 Minimum Benefit Requirement. If this Plan is Top Heavy in any Plan Year, the Plan guarantees a minimum benefit to each Non-Key Employee who is a Participant eligible for such benefit as provided in this Article XII. A Participant’s Top Heavy minimum benefit is an annual benefit, payable as a straight life annuity commencing at his Normal Retirement Age equal to the Participant’s average Compensation (as defined in Section 11.1.1.2) for the period of consecutive years (not exceeding five) during which the Participant had the greatest aggregate Compensation from the Employer, multiplied by the applicable percentage equal to two percent (2%) multiplied by the number (not exceeding ten (10)) of Years of Top Heavy Service as a Non-Key Employee Participant in the Plan. When determining whether years are consecutive for purposes of averaging Compensation, the Benefits Group shall disregard years for which the Participant does not complete at least one thousand (1,000) Hours of Service. A “Year of Top Heavy Service” is a Plan Year in which the Plan is Top Heavy and: (i) with respect to a Salaried Participant, the Participant is credited with a year of Credited Service; (ii) with respect an Hourly Participant, the Participant is credited with 1,000 Hours of Service; and (iii) with respect to an Arrow Salaried Participant, Arrow Hourly Participant, or an Arrow Berks Participant, a 12-consecutive-month period that begins on a Participant’s Employment Date or Reemployment Date (whichever is applicable), or on any anniversary of such date, in which a Participant completes 1,000 or more Hours of Service. If a Non-Key Employee participates in this Plan and in a Top Heavy Defined Contribution Plan included in the Required Aggregation Group, the minimum benefits shall be provided under this Plan. No accrual shall be provided pursuant to this paragraph for a Plan Year in which the Plan does not benefit any Key Employee or former Key Employee.
A Participant under this Section shall include an Employee who is otherwise eligible to participate in the Plan, but who receives no accrual or a partial accrual because of the level of his Compensation, because he is not employed on the last day of the accrual computation period, or because the Plan is integrated with Social Security. If the accrual computation period does not coincide with the Plan Year, a minimum benefit accrues with respect to each accrual computation period falling wholly or partly in a Plan Year in which the Top Heavy minimum benefit requirement applies.
If a Participant accrues an additional benefit for a Plan Year by reason of this Section, the Participant’s Accrued Benefit shall never be less than the Accrued Benefit determined at the end of that Plan Year, irrespective of whether the Plan is a Top Heavy plan for any subsequent Plan Year. The Employer shall not impute Social Security benefits to determine whether the Plan has satisfied the Top Heavy minimum benefit requirement for a Participant, nor shall the Plan offset a Participant’s Social Security benefit from his Accrued Benefit attributable to the Top Heavy minimum benefit requirement.

No additional benefit accruals shall be provided pursuant to this Section 12.3 above to the extent that the total accruals on behalf of the Participant attributable to Employer contributions will provide a benefit expressed as a life annuity commencing at Normal Retirement Age that equals or exceeds 20 percent of the Participant’s average Compensation (as defined in Section 11.1.1.2) for the period of consecutive years (not exceeding five) during which the Participant had the greatest aggregate Compensation from the Employer. If the form of benefit is other than a single life annuity, the Non-Key Employee must receive an amount that is the Actuarial Equivalent of the minimum single life annuity benefit. If the benefit commences at a date other than at Normal Retirement Age, the Non-Key Employee must receive at least an amount that is the Actuarial Equivalent of the minimum single life annuity benefit commencing at Normal Retirement Age.
     12.4 Change in Top-Heavy Status. If the Plan becomes a Top-Heavy Plan and subsequently ceases to be a Top-Heavy Plan, the vesting schedule in Section 12.2 shall continue to apply in determining the vested percentage of the Accrued Benefit of: (i) any Salaried Participant who had at least three years of Credited Service as of the last day of the last Plan Year in which the Plan was a Top-Heavy Plan; (ii) any Hourly Participant who had at least three Years of Vesting Service as of the July 31 of the last Plan Year in which the Plan was a Top-Heavy Plan; and (iii) any Arrow Salaried Participant, Arrow Hourly Participant, or Arrow Berks Participant who had a least three Years of Vesting Service as of the last day of the last Plan Year in which the Plan was a Top-Heavy Plan. For all other Participants, the vesting schedule in Section 12.2 shall apply only to their Accrued Benefit as of such last day.

ARTICLE XIII. VETERANS’ REEMPLOYMENT RIGHTS.
     13.1 USERRA. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with Section 414(u) of the Code.
     13.2 Crediting Service.
          13.2.1 An Employee reemployed by the Employer in accordance with Chapter 43 of Title 38 of the United States Code shall be treated as not having incurred a Break-in-Service by reason of such Employee’s period of Qualified Military Service.
          13.2.2 Upon reemployment by the Employer in accordance with Chapter 43 of Title 38 of the United States Code, an Employee’s period of Qualified Military Service:
     13.2.2.1 With respect to Salaried Participants shall be deemed Continuous Service.
     13.2.2.2 With respect to Hourly Participants, shall be counted for purposes of determining such Employee’s and/or Participant’s Years of Vesting Service and Years of Benefit Accrual Service
     13.2.2.3 With respect to Arrow Salaried Participants, shall be counted for purposes of determining such Employee’s and/or Participant’s Years of Vesting Service and Years of Benefit Service.
     13.2.2.4 With respect to Arrow Hourly Participants, shall be counted for purposes of determining such Employee’s and/or Participant’s Years of Vesting Service and Years of Benefit Service.
     13.2.2.5 With respect to Arrow Berks Participants, shall be counted for purposes of determining such Employee’s and/or Participant’s Years of Vesting Service and Years of Benefit Service.
     13.3 Compensation. An Employee who is in Qualified Military Service shall be treated as receiving compensation from the Employer during such period of Qualified Military Service equal to:
          13.3.1 The Compensation the Employee would have received during such period if the Employee were not in Qualified Military Service, determined based on the rate of pay the Employee would have received from the Employer but for absence during the period of Qualified Military Service; or
          13.3.2 If the Compensation the Employee would have received during such period was not reasonably certain, the Employee’s average compensation from the Employer during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service).

     13.4 Qualified Military Service. For purposes of the Plan, the term “Qualified Military Service” means any service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) by any Employee if such Employee is entitled to reemployment rights under such Chapter with respect to such service.
     13.5 Earnings and Forfeitures. Nothing in this Article XIII shall be construed as requiring:
          13.5.1 Any crediting of earnings to an Employee with respect to any contribution before such contribution is actually made; or
          13.5.2 The allocation of any forfeiture with respect to the period of an Employee’s Qualified Military Service.

ARTICLE XIV. MISCELLANEOUS.
     14.1 Limited Purpose of Plan. Nothing contained in the Plan shall be deemed to give any Participant or other Employee the right to be continued as an Employee, nor shall it interfere with the right of the Employer to discharge or otherwise deal with him without regard to the existence of the Plan and without liability for any claim for any payment whatsoever except to the extent expressly provided for in the Plan. Each Employer expressly reserves the right to discharge any Employee whenever in its judgment its best interests so require.
     14.2 Non-alienation. No benefit payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation. This Section shall not preclude the Trustee from complying with the terms of a qualified domestic relations order as defined in Section 414(p) of the Code.
     14.3 Facility of Payment. If the Benefits Group, in its sole discretion, deems a Participant, surviving Spouse, or other Beneficiary who is entitled to receive any payment hereunder to be incompetent to receive the same by reason of age, illness or any infirmity or incapacity of any kind, the Benefits Group may direct the Trustee to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Benefits Group to disburse the same for the benefit of the Participant, surviving Spouse, or other Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Employer, the Committee, the Administrative Committee, the Benefits Group, the Trustee and the Fund to the person for whose benefit the payments are made.
     14.4 Effect of Return of Benefit Checks. Each person entitled to benefits under this Plan shall furnish the Benefits Group with the address to which his benefit checks shall be mailed. If any benefit check mailed by regular United States mail to the last address appearing on the Benefits Group’s records is returned because the addressee is not found at that address, the mailing of benefit checks shall stop. Thereafter, if the Benefits Group receives written notice of the proper address of the person entitled to receive such benefit checks and is furnished with evidence satisfactory to the Benefits Group that such person is living, all amounts then due but unpaid shall be forwarded to such person.
     14.5 Impossibility of Diversion.
          14.5.1 General Rule. All Plan assets shall be held as part of the Fund, until paid to satisfy allowable Plan expenses or to provide benefits to Participants, surviving impossible for any part of the Fund to be used for, or diverted Spouses and other Beneficiaries. It shall be impossible for any part of the Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Participants, surviving Spouses, or other Beneficiaries under the Plan or the payment of reasonable expenses of the administration of the Plan. The reasonable expenses incident to the operation of the Plan shall be paid out of the Trust Funds, but the Employer in its discretion may determine at any time to pay part or all thereof directly. Any such determination shall not require the Employer to pay the same or other expenses at any other time.
          14.5.2 Special Rule; Return of Contributions. It is intended that the Plan and the Fund shall continue to qualify under Section 401(a) of the Code. Therefore, Section 14.5.1 shall be subject to the following provisions:

     14.5.2.1 Contributions are conditioned upon their deductibility under Section 404 of the Code; the entire contribution attributable to any Plan Year as to which deductibility is disallowed may be recovered, to the extent of the amount of the disallowance, within one year after the disallowance. Nondeductible contributions that are treated as de minimis pursuant to Revenue Procedure 90-49 shall be returned to the Participating Employer within one year of the date of the Plan actuary’s certification of such nondeductibility.
     14.5.2.2 In the case of a contribution which is made in whole or in part by reason of a mistake of fact, so much of such contribution as is attributable to the mistake of fact shall be returnable to the Participating Employer upon demand by the Committee, upon presentation of evidence of the mistake of fact to the Trustee and of calculations as to the impact of such mistake. Demand and repayment must be effectuated within one year after the payment of the contribution to which the mistake applies.
Income and gains attributable to the excess contributions may not be recovered by the Participating Employer. Losses attributable to such contribution shall reduce the amount the Participating Employer may recover.
     14.6 Unclaimed Benefits. If a Participant, surviving Spouse, or other Beneficiary to whom a benefit is payable under the Plan cannot be located following a reasonable effort to do so by the Benefits Group, such benefit shall be forfeited but shall be reinstated if a claim therefor is filed by the Participant, surviving Spouse, or other Beneficiary.
     14.7 Construction. The masculine gender includes the feminine and the singular may include the plural, and vice versa, unless the context clearly indicates otherwise.
     14.8 Governing Law. Except to the extent such laws are superseded by ERISA, the laws of the Commonwealth of Pennsylvania shall govern.
     14.9 Contingent Effectiveness of Plan Amendment and Restatement. The effectiveness of the Plan as amended and restated, including but not limited to the contributions made by the Participating Employers, shall be subject to and contingent upon a determination by the District Director of Internal Revenue that the Plan continues to be qualified under the applicable provisions of the Code. If the District Director determines that the amendment and restatement does adversely affect the prior qualification of the Plan under the applicable Sections of the Code, then, upon notice to the Trustee, the Board of Directors shall have the right further to amend the Plan or to rescind the amendment and restatement.
This Plan has been executed on December 29, 2009.

TELEFLEX INCORPORATED
By:	/s/ Douglas Carl

Title: Director of Benefits